As filed with the Securities and Exchange Commission on May 27, 2004

(S-4) Registration No. 333-113790 / (S-3) Registration No. 333-113791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(with respect to 6% Convertible Senior Plus Cash NotesSM due 2009 being offered in the exchange offer)

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(with respect to the additional 6% Convertible Senior Plus Cash NotesSM due 2009 being offered for cash)

VIROPHARMA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	23-2789550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Thomas F. Doyle

Vice President and General Counsel

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Jeffrey P. Libson, Esq. Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Telephone: (610) 640-7800	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Telephone: (202) 508-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus supplement may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated May 27, 2004

Preliminary Prospectus Supplement
(To Preliminary Prospectus dated April 28, 2004)

Exchange Offer

6% Convertible Senior Plus Cash NotesSM due 2009 for its

6% Convertible Subordinated Notes due 2007

and the Sale of up to

$25,000,000

6% Convertible Senior Plus Cash NotesSM due 2009

By this preliminary prospectus supplement, we are changing certain terms and conditions of the exchange offer and the new money offering as described in the preliminary prospectus dated April 28, 2004. The preliminary prospectus should be read in conjunction with this supplement.

This preliminary prospectus supplement reflects the following:

•	The expiration date of the exchange offer is now June 11, 2004;

•	The exchange offer is now subject to the condition, which we may waive as to all holders, that we are not obligated to complete the exchange offer if less than $102,320,000 in aggregate principal amount of the existing notes are tendered in the exchange offer;

•	The maximum number of base shares issuable upon a conversion of Plus Cash Notes is changed from 452.38 to 180.95, which reflects a change in the minimum share price to be used to determine the number of base shares from $1.00 to $2.50; and

•	We have agreed that if the exchange offer is completed, then for a period of 18 months following the first issuance of the Plus Cash Notes, but only if any Plus Cash Notes remain outstanding, we will be prohibited from engaging directly or indirectly in any repurchase transaction, debt-for-equity swaps or similar transactions with respect to the existing notes; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.

If you elect to participate in the exchange offer, for each $1,000 principal amount of our 6% Convertible Subordinated Notes due 2007 you tender, you will receive from us $775 principal amount of our 6% Convertible Senior Plus Cash NotesSM due 2009. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. ViroPharma will pay any fractional Plus Cash Notes in cash.

The exchange offer is open to all holders of our 6% Convertible Subordinated Notes due 2007.

The exchange offer will expire at 12:00 midnight, New York City time, on June 11, 2004.

Our common stock is traded on The Nasdaq National Market under the symbol “VPHM.” On May 25, 2004, the last reported sale price of our common stock on The Nasdaq National Market was $1.92 per share. The Plus Cash Notes will not be listed on The Nasdaq National Market or any national securities exchange.

We are mailing a supplement to the preliminary prospectus and a revised letter of transmittal on May 27, 2004. If you have previously tendered your existing notes, you do not have to tender again or withdraw your existing tender in order to participate in the revised exchange offer.

See “ Risk Factors” beginning on page 34 of the preliminary prospectus, as supplemented, for a discussion of factors you should consider before deciding to participate in the exchange offer or purchase additional 6% Convertible Senior Plus Cash NotesSM due 2009 in the new money offering.

We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc. at (800) 259-3515 (toll free), to receive additional documents and to ask questions. Holders of existing notes may obtain a copy of the preliminary prospectus dated April 28, 2004 by contacting Georgeson Shareholder Communications, Inc. at least three business days before June 11, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this preliminary prospectus supplement. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer and the Placement Agent for the New Money Offering:

Piper Jaffray

This supplement to the preliminary prospectus dated April 28, 2004 modifies and supercedes the preliminary prospectus as follows:

Specific Modifications to the Exchange Offer and the New Money Offering

•	All references to the date “May 25, 2004” in the preliminary prospectus are replaced with “June 11, 2004”.

•	All references to “452.38” shares (but not “$452.38”) in the preliminary prospectus are replaced with “180.95” shares.

•	The amount “$1.00” used in examples throughout the preliminary prospectus (including on pages 5, 14, 26, 27 and 68) as the minimum share price to be used to determine the number of base shares is replaced with the amount “$2.50”.

•	Each reference to conditions to the exchange offer in the preliminary prospectus now includes the following condition:

“The exchange offer is subject to the condition, which we may waive as to all holders, that we are not obligated to complete the exchange offer if less than $102,320,000 in aggregate principal amount of the existing notes are tendered in the exchange offer.”

•	Clause (B)(ii) in the second paragraph to the right of the heading “Conversion Consideration” on page 5 of the preliminary prospectus is replaced in its entirety with the following:

“(ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer.”

•	The first sentence of the last paragraph on page 5 and the last sentence on page 14 of the preliminary prospectus are replaced in their entirety with the following:

“The number of base shares will be 180.95 only if the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer is $2.50 or lower.”

•	The first paragraph on page 6 and the first full paragraph on page 15 of the preliminary prospectus are replaced in their entirety with the following:

“The simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding May 25, 2004 equaled $1.76, and as such, the number of base shares would have been 180.95, based upon the minimum share price of $2.50 to be used to determine the number of base shares.”

•	The second paragraph on page 8 of the preliminary prospectus to the right of the heading “Interest on Plus Cash Notes” is revised by deleting the phrase “the threshold price” and adding in its place the following:

“the greater of (A) the quotient of (i) the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, divided by (ii) 0.95 and (B) $2.50, which we refer to as the ‘threshold price’.”

•	The paragraph on page 9 of the preliminary prospectus to the right of the heading, “Consequences of not exchanging existing notes” is replaced in its entirety with the following:

“The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the existing notes are tendered and accepted in the exchange offer. For a period of 18 months following the first issuance of the

1

Plus Cash Notes, but only if any Plus Cash Notes remain outstanding, we will be prohibited from engaging directly or indirectly in any repurchase transaction, debt-for-equity swaps or similar transactions with respect to the existing notes; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

•	Clause (B)(ii) in the last paragraph of page 14 of the preliminary prospectus is replaced in its entirety with the following:

“(ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer.”

•	The following is inserted on page 24 of the preliminary prospectus immediately after the word “notes” and before the period at the end of the paragraph to the right of the heading “Prohibition on certain transactions by ViroPharma involving existing notes”:

“; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

•	Clause (B)(ii) of the third bullet point under the heading “What will I receive in exchange for my existing notes?” on page 25 of the preliminary prospectus is amended by deleting the phrase “which we refer to as the ‘threshold price’” immediately after the word “offer” and by inserting a period after the word “offer”.

•	The answer under the heading “How and when will the number of base shares be determined?” on page 26 of the preliminary prospectus is replaced in its entirety with the following:

“The number of base shares will be fixed as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of:

(A) 180.95, and

(B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $952.38, by (ii) the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

The simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding May 25, 2004 equaled $1.76, and as such, the number of base shares would have been 180.95, based upon the minimum share price of $2.50 to be used to determine the number of base shares.”

2

•	The amount “$1.11” appearing on pages 27 and 69 of the preliminary prospectus in the last line and the fifth line, respectively, is replaced with the amount “$2.76.”

•	The second sentence in the paragraph under the heading “When will the conversion consideration equal or exceed the $1,000 principal amount?” on page 27 of the preliminary prospectus is deleted.

•	The first two sentences under the heading “Is the exchange offer conditioned upon a minimum number of existing notes being tendered in the exchange or Plus Cash Notes being purchased for cash?” on page 28 of the preliminary prospectus is replaced in its entirety with the following:

“The exchange offer is conditioned upon a minimum of $102,320,000 in aggregate principal amount of existing notes being tendered. The exchange offer is not conditioned upon any minimum number of Plus Cash Notes being purchased for cash.”

•	The following is inserted on page 28 of the preliminary prospectus immediately after the word, “notes” and before the period in the last line of the paragraph under the heading, “What happens if I do not participate in the exchange offer?”:

“; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

•	The third paragraph under the heading “Future sales of our common stock in the public market or our election to pay either the interest of the $500 plus cash amount under the Plus Cash Notes in shares of our common stock could adversely affect our stock price” on page 47 of the preliminary prospectus is deleted in its entirety.

•	The following is inserted on page 58 immediately after the third paragraph under the heading, “Terms of the Exchange Offer; Period for Tendering Existing Notes”:

“The exchange offer is subject to the condition, which we may waive as to all holders, that we are not obligated to complete the exchange offer if less than $102,320,000 in aggregate principal amount of the existing notes are tendered in the exchange offer.”

•	The following is inserted on page 62 as the first bullet immediately after the sentence, “We may elect not to accept existing notes for exchange and may terminate or not complete the exchange offer if:” in the second paragraph:

“•	less than $102,320,000 in aggregate principal amount of the existing notes are tendered in the exchange offer;”

•	Clause (B)(ii) in the second paragraph under the heading “General” on page 66 of the preliminary prospectus is amended by deleting the phrase “which we refer to as the ‘threshold price’” immediately before the word “offer” and by inserting a period after the word “offer”.

•	The following is inserted on page 66 of the preliminary prospectus immediately after the word “notes” in the fifth line of the fifth paragraph under the heading “General”:

“; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

•	The second paragraph under the heading “Interest” on page 67 of the preliminary prospectus is revised by deleting the phrase “the threshold price” at the end of such paragraph and adding in its place the following:

“the greater of (A) the quotient of (i) the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, divided by (ii) 0.95 and (B) $2.50, which we refer to as the ‘threshold price’.”

3

•	The following is inserted on page 68 of the preliminary prospectus immediately before the heading, “Voluntary Conversion of the Plus Cash Notes”:

“Covenant

For a period of 18 months following the date of the first issuance of the Plus Cash Notes, but only if any Plus Cash Notes remain outstanding, we will be prohibited from engaging directly or indirectly in any repurchase transaction, debt-for-equity swaps or similar transactions with respect to the existing notes; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

•	Clause (B)(ii) in the second paragraph under the heading “Voluntary Conversion of the Plus Cash Notes” on page 68 of the preliminary prospectus is replaced in its entirety with the following:

“(ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer.”

•	The second sentence in the paragraph under the heading “Voluntary Conversion of the Plus Cash Notes” which is at the bottom of page 68 and carries over to page 69 of the preliminary prospectus is deleted.
•	The first sentence of the last paragraph on page 69 of the preliminary prospectus is replaced in its entirety with the following:

“The simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding May 25, 2004 equaled $1.76 and, as such, the number of base shares would have been 180.95, based upon the minimum share price of $2.50 to be used to determine the number of base shares.”

•	The references to each of “193.32” and “184.64” in the table on page 70 of the preliminary prospectus is replaced with “180.95”.

•	The references to each of “$5.17” and “$5.42” in the table on page 72 of the preliminary prospectus is replaced with “$5.53”.

•	The following is inserted on page 80 of the preliminary prospectus immediately after the word “notes” at the end of the paragraph under the heading “Prohibition on Private Transactions by US Involving Existing Notes”:

“; provided, however, that we will be permitted to engage directly or indirectly in any of the foregoing types of transactions if the value of the consideration paid by us does not exceed $0.775 for each one dollar of principal amount of existing notes acquired in such transaction.”

Updating Changes

•	The following is added immediately before the first bullet appearing on page ii of the preliminary prospectus:

•	Current report on Form 8-K regarding Nasdaq’s communications with ViroPharma, as filed on May 26, 2004;

•	Annual report on Form 10-K/A for the year ended December 31, 2003, as filed on May 25, 2004;

•	Current report on Form 8-K providing an update on intranasal pleconaril, as filed on May 25, 2004;

4

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed on May 5, 2004;

•	The following shall be inserted on page 10 of the preliminary prospectus immediately after the colon in the second line of the paragraph immediately to the right of the heading, “Insufficiency of earnings to cover fixed charges”:

“$16.6 million for the quarter ended March 31, 2004;”

•	The date “December 31, 2003” appearing in the second line of the last paragraph of page 34 of the preliminary prospectus is replaced with the date, “March 31, 2004”.

•	The amount “$257.6 million” appearing in the third line of the last paragraph of page 34 of the preliminary prospectus is replaced with the amount, “$274.2 million”.

•	The paragraphs on pages 47 and 48 under the risk factor titled, “If we are unable to comply with Nasdaq’s continued listing requirements, our common stock could be delisted from The Nasdaq National Market” are replaced in their entirety with the following:

“Our common stock trades on The Nasdaq National Market, which has certain compliance requirements for continued listing of common stock, including a series of financial tests relating to shareholder equity, public float, number of market makers and shareholders, and the minimum bid price per share for our common stock. The result of delisting from The Nasdaq National Market could be a reduction in the liquidity of any investment in our common stock and a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future.

As of March 31, 2004, our stockholders’ equity was below $10 million. If our stockholders’ equity remains below $10 million, then to maintain our Nasdaq listing we will be required to maintain a minimum bid price of $1.00 per share and a $50 million market value of our listed securities. The market value of our listed securities was below $50 million as of May 24, 2004. We recently have been notified by the Nasdaq Stock Market of this deficiency and the need to regain compliance. We have until June 23, 2004 to regain compliance by maintaining a market value of listed securities of $50 million for a minimum of ten consecutive business days. Based upon 26,583,720 shares outstanding on April 30, 2004, our stock price would have to exceed $1.88 for a minimum of ten consecutive days.”

•	The following caption shall be inserted on page 53 of the preliminary prospectus immediately to the left of the row heading, “Deficiency of earnings to cover fixed charges...”:

$16,616 for the quarter ended March 31, 2004.

•	The last line of the price range table appearing on page 54 of the preliminary prospectus is replaced with the following:

“Second Quarter (through May 25, 2004) $2.75             $1.48”

•	Pages 55 and 56 of the preliminary prospectus are replaced in their entirety with the following:

5

“CAPITALIZATION

The following table sets forth the consolidated capitalization of ViroPharma at March 31, 2004:

•	as adjusted to give effect to the issuance of Plus Cash Notes in the exchange offer on the assumption that all of the outstanding existing notes were validly tendered and accepted for exchange;

•	as adjusted to give effect to the issuance for cash of an additional $25.0 million of Plus Cash Notes; and

•	as adjusted to reflect a net gain of $27.0 million on the assumed early extinguishment of outstanding existing notes. The net gain on the assumed early extinguishment of the outstanding existing notes was calculated as follows: the outstanding existing notes balance of $127.9 million less the deferred financing fees of $1.8 million, less $99.1 million, which represents the estimated fair value of the Plus Cash Notes issued pursuant to the exchange offer reflecting the exchange ratio of 77.5%. The estimated fair value of the Plus Cash Notes of $99.1 million was calculated by multiplying the $127.9 million outstanding existing notes balance by the exchange ratio of 77.5%. This extinguishment of debt will result in recognition of gain in our statement of operations in the period in which the exchange offer is consummated. We have assumed that our current year operating loss will exceed this gain and we will have no resulting tax liability.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, or “Statement 133”, the make-whole provision contained in the Plus Cash Notes is not clearly and closely related to the characteristics of the Plus Cash Notes. Accordingly, the make-whole provision is an embedded derivative instrument and is required by Statement 133 to be accounted for separately from the debt instrument.

Based upon relevant information available as of May 25, 2004, we have estimated the fair value of the make-whole provision using a Monte Carlo simulation model to be approximately $1.3 million. The make-whole provision will be adjusted quarterly for changes in fair value during the first two years that any such Plus Cash Notes are outstanding, with the corresponding charge or credit to other expense or income. The estimated fair value of the make-whole provision of approximately $1.3 million will be recorded as a discount on the Plus Cash Notes. The discount on the Plus Cash Notes will be accreted to par value through quarterly interest charges over the five-year term of the Plus Cash Notes, or approximately $0.3 million of additional interest expense per year through June 2009, notwithstanding this separate adjustment of this derivative liability in other expense or income.

In addition, we will apply the guidance set forth in Emerging Issues Task Force (“EITF”) Issue No. 00-27 which specifies the appropriate basis to account for contingent beneficial conversion premiums. The Plus Cash Notes have several features that could lead to a beneficial conversion premium in the future. A beneficial conversion premium may arise if and when upon conversion of the Plus Cash Notes by the holder or issuer, we elect to settle the make-whole provision or plus cash amount of $500 with our common stock instead of with cash. In addition, if we decide to settle the interest accruing to the holders of the Plus Cash Notes with our common stock, a beneficial conversion premium may need to be recorded. These beneficial conversion premiums, if any, will be recorded as incremental interest expense at the time of such transactions. Finally, we may need to record a beneficial conversion premium at the end of the exchange period and new money offering period if our closing price of our common stock on such day is below the simple average of the closing bid prices of our common stock

6

for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer. This beneficial conversion premium would be recorded as a discount on the Plus Cash Notes and will be accreted to par value though quarterly interest charges over the five-year term of the Plus Cash Notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the Plus Cash Notes would decrease, the amount attributed to the existing notes would increase and the accumulated deficit would increase. The financial data at March 31, 2004 in the following table are derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2004.

	March 31, 2004
	Actual	As Adjusted
	(dollars in thousands)
Long term debt:
6% Convertible Senior Plus Cash NotesSM due June 1, 2009 (Plus Cash Notes)	$—	$124,123
less: discount on Convertible Plus Cash Notes	—	(1,300)
6% Convertible Subordinate Notes due 2007 (existing notes)	127,900	—

Total long-term debt(1)	$127,900	$122,823

Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock $.002 par value; authorized 100,000,000 shares; issued and outstanding, 26,530,924 shares at March 31, 2004	53	53
Additional paid-in capital	250,378	250,378
Deferred compensation	(142)	(142)
Accumulated other comprehensive income	(32)	(32)
Deficit accumulated during the development stage(2)	(274,187)	(247,187)

Total stockholders’ (deficit) equity	(23,930)	3,070

Total capitalization	$103,970	$125,893

(1)	The March 31, 2004, As Adjusted 6% Convertible Senior Plus Cash NotesSM balance of $122.8 million represents the fair value of the Plus Cash Notes of $99.1 million issued pursuant to the exchange offer, reflecting the exchange ratio of 77.5%, less the discount of $1.3 million relating to the fair value the make-whole provisions on the Plus Cash Notes, and plus the $25 million raised from the new money offering.

(2)	The March 31, 2004, As Adjusted accumulated deficit balance of $247.2 million reflects the net gain of $27.0 million on the assumed early extinguishment of the outstanding existing notes.”

•	The word “accountants” at the beginning of line 5 under the heading “Selected Consolidated Financial Data” on page 57 of the preliminary prospectus is replaced by the phrase “registered public accounting firm.”

•	The following selected consolidated financial data table is inserted at the end of the table appearing on page 57 of the preliminary prospectus:

“The following table sets forth selected consolidated financial data of ViroPharma. The consolidated statements of operations data for the three-month periods ended March 31, 2004 and 2003, and the consolidated balance sheet data as of March 31, 2004 and 2003, have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring items, which

7

ViroPharma considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference in this prospectus. We are considered a “development stage company” as described in Note 1 to our consolidated financial statements.

	Unaudited
	Quarter Ended March 31, 2003	Quarter Ended March 31, 2004
Consolidated Statement of Operations Data:
License fee and milestone revenue	$168,309	1,346,388
Other revenue	34,000	390,921

Total revenues	202,309	1,737,309
Operating expenses:
Research and development	6,084,911	8,365,400
Acquisition of technology rights	—	—
Marketing	—	—
General and administrative	1,928,952	8,244,759

Total operating expenses	8,013,863	16,610,159
Gain on repurchase of debt	2,805,337	—
Interest income	306,050	329,768
Interest expense	2,146,636	2,072,931

Loss from continuing operations	(6,846,803)	(16,616,013)
(Loss) income from discontinued operations	—	—
Loss allocable to common stockholders	(6,846,803)	(16,616,013)

Loss per share from continuing operations:
Basic	$(0.27)	(0.63)
Diluted	(0.27)	(0.63)

(Loss) income per share from discontinued operations:
Basic	$—	—
Diluted	—	—

Net loss per share allocable to common stockholders:
Basic	$(0.27)	(0.63)
Diluted	(0.27)	(0.63)

Shares used in computing net (loss) income per share:
Basic	25,726,726	26,423,948
Diluted	25,726,726	26,423,948

	As of March 31, 2003	As of March 31, 2004
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$144,682,632	108,681,786
Working capital	142,133,295	102,852,335
Total assets	158,551,629	114,971,007
Long term debt less current portion	127,900,000	127,900,000
Total stockholders’ equity (deficit)	21,319,775	(23,930,039)”

8

•	The heading “Warrants” on page 90 of the preliminary prospectus and the paragraph immediately under it are deleted.

•	The last sentence on page 104 of the preliminary prospectus is replaced in its entirety with the following:

“These two individuals beneficially own a total of 439,376 shares of common stock at May 26, 2004, which includes a total of 285,176 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of that date.”

•	The word “accountants” on line 4 under the heading “Experts” on page 105 of the preliminary prospectus is replaced with the phrase “registered public accounting firm.”

9

Exchange Offer

6% Convertible Senior Plus Cash NotesSM due 2009 for its

6% Convertible Subordinated Notes due 2007

and the Sale of up to

$25,000,000

6% Convertible Senior Plus Cash NotesSM due 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

Piper Jaffray

Dealer Manager for the Exchange Offer and

the Placement Agent for the New

Money Offering

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated April 28, 2004

Exchange Offer

6% Convertible Senior Plus Cash NotesSM due 2009 for its

6% Convertible Subordinated Notes due 2007

and the Sale of up to

$25,000,000

6% Convertible Senior Plus Cash NotesSM due 2009

If you elect to participate in the exchange offer, for each $1,000 principal amount of our 6% Convertible Subordinated Notes due 2007 you tender, you will receive from us $775 principal amount of our 6% Convertible Senior Plus Cash NotesSM due 2009. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. ViroPharma will pay any fractional Plus Cash Notes in cash.

You may also give an indication of your interest in participating in the new money offering in which we are offering up to $25.0 million of additional 6% Convertible Senior Plus Cash NotesSM due 2009. The public offering price for the Plus Cash Notes issued in the new money offering is expected to be 100% of the principal amount of the Plus Cash Notes plus interest, if any, accrued from the closing date of the exchange offer. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000.

The exchange offer is open to all holders of our 6% Convertible Subordinated Notes due 2007.

The exchange offer will expire at 12:00 midnight, New York City time, on May 25, 2004.

Our common stock is traded on The Nasdaq National Market under the symbol “VPHM.” On April 26, 2004, the last reported sale price of our common stock on The Nasdaq National Market was $2.52 per share. The Plus Cash Notes will not be listed on The Nasdaq National Market or any national securities exchange.

We are mailing a preliminary prospectus and the letter of transmittal on April 28, 2004.

See “Risk Factors” beginning on page 34 for a discussion of factors you should consider before deciding to participate in the exchange offer or purchase additional 6% Convertible Senior Plus Cash NotesSM due 2009 in the new money offering.

We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc. at (800) 259-3515 (toll free), to receive additional documents and to ask questions.

New Money Offering

	Per Note	Total
Public Offering Price(1)	100%	$25,000,000
Underwriters Discounts and Commissions(2)	3.6%	$900,000
Proceeds to the company(3)	96.4%	$24,000,000

(1)	Plus interest, if any, accrued from the closing date of the exchange offer.
(2)	Assumes all of the Plus Cash Notes are sold in the new money offering. See “Plan of Distribution.”
(3)	Before deducting offering expenses payable by us in connection with the exchange offer and new money offering and estimated to be $850,000.

The new money offering is being offered to the public on a best efforts basis. There is no minimum purchase requirement and no arrangement to place the proceeds in an escrow, trust or similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer and the Placement Agent for the New Money Offering:

Piper Jaffray

This prospectus is dated                     , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the dealer manager and placement agent have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: Judiciary Plaza Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.viropharma.com. This website address is included in this document as an inactive textual reference only. Any documents, references, links or other materials of any kind contained or referred to on such website are not part of this prospectus or the registration statement of which this prospectus is a part.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into this prospectus. We incorporate

i

by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (File No. 0-21699):

•	Proxy Statement for the 2004 Annual Meeting, filed with the SEC on April 14, 2004;

•	Annual report on Form 10-K for the year ended December 31, 2003, as filed on March 19, 2004;

•	Current report on Form 8-K announcing the status of the settlement of stockholder litigation, filed with the SEC on March 18, 2004;

•	Current report on Form 8-K announcing initiation of ViroPharma’s Phase 1 hepatitis C program with HCV-086, filed with the SEC on February 25, 2004;

•	Current report on Form 8-K announcing the initiation of ViroPharma’s clinical program with maribavir for the prevention of cytomegalovirus, or CMV, infection in transplant patients, filed with the SEC on February 6, 2004;

•	Current report on Form 8-K announcing the restructuring of ViroPharma’s operations, filed with the SEC on January 20, 2004; and

•	The description of rights to purchase preferred shares contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

ViroPharma Incorporated

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

To obtain timely delivery, you must request this information no later than five business days before May 25, 2004.

The information contained or incorporated by reference in this prospectus is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

ii

SUMMARY

This summary does not contain all of the information you should consider before exchanging your existing notes for the Plus Cash Notes or investing in additional Plus Cash Notes in the new money offering. For a more complete understanding of ViroPharma and this exchange offer and new money offering, we encourage you to read carefully this entire prospectus and the documents incorporated by reference herein. The term “Plus Cash Notes” refers to the 6% Convertible Senior Plus Cash NotesSM due 2009 offered by this prospectus. The term “existing notes” refers to our existing 6% Convertible Subordinated Notes due 2007 to be exchanged for the Plus Cash Notes in the exchange offer. Unless otherwise indicated, “we,” “us,” “our,” “ViroPharma” and similar terms refer to ViroPharma Incorporated and its subsidiary.

Our Business

Overview

We are a pharmaceutical company dedicated to the development and commercialization of products that treat serious diseases treated by physician specialists and in hospital settings. We currently have three product candidates in clinical trials, maribavir for cytomegalovirus, or CMV, HCV-086 for the treatment of hepatitis C and intranasal pleconaril for the treatment of the common cold. The first two product candidates, maribavir and HCV-086, are our core programs and will serve as the foundation for our entry into the transplant, hepatology and gastroenterology markets. We believe that these product candidates represent high growth market opportunities and have concentrated prescribing groups that can be covered effectively by a specialty sales force. To expand our current product candidate portfolio, we intend to acquire or in-license late-stage clinical product candidates and marketed products that are currently not promoted or are under promoted. We intend to acquire or in-license products in therapeutic areas covered by physician specialists and in hospital settings.

Our Product Candidates

The following chart describes our product candidates:

Product Candidate	Disease Indication	Development Status	ViroPharma Commercialization Rights
Maribavir	CMV in transplant patients	Phase 1 in allogenic stem cell transplant patients	Worldwide, other than Japan

HCV-086	Hepatitis C	Phase 1	Co-promotion rights in the United States and Canada with Wyeth

Follow-on to HCV-086	Hepatitis C	Preclinical	Co-promotion rights in the United States and Canada with Wyeth

Intranasal–Pleconaril	Common Cold	Proof-of-concept studies	United States and Canada, subject to an option granted to Schering Corporation

Maribavir

We are developing maribavir initially for the prevention of CMV infections in patients who have undergone allogenic stem cell (e.g., bone marrow) transplantation. Maribavir is a potent, orally active, inhibitor of the UL97 protein kinase. By inhibiting the action of a protein kinase specific to viruses like CMV, maribavir blocks the release of newly replicated virus particles from the nucleus of an infected cell and thus prevents further infection.

CMV is a member of the herpes virus group that includes the viruses which cause chicken pox, mononucleosis, herpes labialis, known as cold sores, and genitalis, known as genital herpes. Between 50% and 85% of adults in the U.S. have been infected by CMV by the time they reach 40 years of age. CMV is usually latent and causes little to no apparent illness in healthy individuals. However, CMV can reactivate in immunocompromised individuals such as newborns, HIV patients and transplant patients, which can lead to serious disease or death. At particular risk are patients who receive allogenic stem cell or solid organ transplants and have had their immune system weakened in order to reduce the risk of organ rejection. CMV infections in these patients can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. The current standards of care for CMV are antivirals that have significant side effects including serious neutropenia, or reduction in white blood cells, that can lead to other infections. There were approximately 35,000 allogenic stem cell and organ transplants in the United States in 2003, which represented over 2.5 million potential treatment days for CMV.

Currently, the number of potential treatment days is limited due to the side effects of the approved products used in this setting. We believe that the number of potential treatment days can be increased with an antiviral that demonstrates equivalent efficacy and an improved side effect profile when compared to the current standards of care for CMV.

Maribavir has been tested in over 100 subjects in clinical trials conducted by GlaxoSmithKline, our licensor of maribavir. One of these clinical trials was in healthy males and three of these clinical trials were in HIV infected males. The results of these clinical trials demonstrated that maribavir was well tolerated with no neutropenia observed. Adverse events were predominately mild to moderate and included taste disturbance, gastrointestinal effects and rash. Furthermore, these trials included a 25-patient proof-of-concept clinical trial in which maribavir demonstrated a dose dependent reduction in CMV viral load. In-vitro studies have demonstrated that maribavir, as compared to a current leading standard of care, is more potent in inhibiting CMV, less toxic to white blood cells and active against resistant forms of CMV.

We are currently conducting two Phase 1 clinical trials with maribavir to evaluate possible drug interactions and renal impairment, respectively. In the second quarter of 2004, we intend to initiate a dose-ranging, multi-center, Phase 2 clinical trial with maribavir for the prevention of CMV infections in allogeneic stem cell transplant patients. We plan on dosing these patients for 12 weeks each to evaluate efficacy and to provide us with longer duration of safety data. We believe that having a safety profile which allows for a longer treatment duration than the current standard of care may be important for these patients.

Maribavir is the foundation on which we plan to build a franchise in the transplant market. We believe the transplant market represents an attractive commercial opportunity for several reasons, including:

•	the opportunity to develop products to treat serious diseases with unmet medical needs;

•	the ability to market products to a concentrated group of physician specialists with a sales force that we believe can be less than 50 people; and

•	our belief that the transplant market, as a niche market, has a relatively lower level of competition.

We entered into a license agreement in August 2003 with GlaxoSmithKline under which we acquired worldwide rights, excluding Japan, to develop and commercialize maribavir. We have the rights to develop maribavir for the prevention and treatment of CMV infections related to transplant, congenital transmission and HIV. The patents claiming maribavir expire in 2015. We paid GlaxoSmithKline a $3.5 million up-front licensing fee and will pay additional milestones based upon defined clinical development and regulatory events. We will also pay royalties to GlaxoSmithKline and its licensor on our sales of maribavir in the United States and the rest of the world, excluding Japan.

Hepatitis C Program

We have worked with Wyeth for over four years to develop jointly products for use in treating hepatitis C under a collaboration and license agreement. Under that agreement, we licensed to Wyeth worldwide rights to certain patents and know-how owned by us or created under the agreement. We have the right to co-promote these products with Wyeth in the United States and Canada. Wyeth has the right to promote the products elsewhere in the world. Any profits from the sale of products developed under the agreement with Wyeth sold in the United States and Canada will be shared equally between Wyeth and us. For sales outside the United States and Canada, Wyeth will make royalty payments to us. Wyeth is obligated to make milestone payments to us, and purchase additional shares of our common stock, upon the achievement of certain development milestones. Wyeth will also provide significant financial support for the development of our hepatitis C therapeutic product candidates. Product candidates covered under our agreement with Wyeth include HCV-086 and a follow-on compound.

Hepatitis is an inflammation of the liver that is often caused by viruses, such as hepatitis A, B, or C. Hepatitis C virus is recognized as a major cause of chronic hepatitis worldwide. According to the most recent study by the World Health Organization dated October 2000, and a study by the U.S. Centers for Disease Control and Prevention, or CDC, 170 million people worldwide and about 4 million Americans are infected with hepatitis C. The worldwide incidence of hepatitis C is approximately 3 to 4 million people each year, with the highest prevalence of hepatitis C infection occurring among males and those between ages 30 to 49. About 75% of people that are newly infected with hepatitis C progress to develop chronic infection that can lead to liver damage and liver cancer. There currently are no approved antiviral agents directed specifically against hepatitis C and no vaccine for the prevention of hepatitis C infection. The failure rate of currently available hepatitis C therapies is approximately 50%. These therapies also have substantial limitations for the treatment of chronic hepatitis C, which include poor treatment response in patients infected with a particular genotype of the hepatitis C and significant side effects that can lead to discontinuation of therapy in approximately 20% of patients. Despite the limitations of existing therapies, the sales of currently available products to treat hepatitis C is more than $1.5 billion in the United States.

HCV– 086

We are developing HCV-086 for the treatment of hepatitis C virus. HCV-086 is a small molecule antiviral designed to block an enzyme required for the replication of the hepatitis C virus.

In February 2004, together with Wyeth, we initiated a Phase 1 clinical trial in healthy subjects with HCV-086. We plan to initiate a Phase 1b dose ranging clinical trial in hepatitis C infected patients in the second quarter of 2004, with the target being continued safety data and antiviral activity data. We expect to have the results of the Phase 1b clinical trial in the fourth quarter of 2004. Should we achieve adequate levels of reduction in virus and an appropriate level of safety, we plan to initiate Phase 2 clinical trials with HCV-086 in early 2005.

Follow-on product candidate

We are also developing a second generation small molecule antiviral from the same chemical class as HCV-086. This product candidate has demonstrated certain advantages compared to HCV-086 in preclinical studies.

These two hepatitis product candidates represent the foundation on which we are building a franchise in the gastroenterology and hepatology market. We believe that the gastroenterology and hepatology markets represent an attractive commercial opportunity for several reasons, including:

•	the opportunity to develop products to treat serious diseases with unmet medical needs;

•	the large market opportunity presented by hepatitis C; and

•	the ability to market products to a concentrated group of physician specialists with a sales force that we believe can be less than 50 people.

Our commercialization collaboration with Wyeth enables our hepatitis C products to be marketed to not only the gastroenterology and hepatology physician specialist, but also the larger, general practitioner prescribing group. At the appropriate time, we intend to build a sales force of approximately 50 people to focus on the gastroenterology and hepatology specialists while Wyeth will use its sales force to focus on the general practitioner prescribing group.

Other Development Program

Intranasal-Pleconaril

In November 2003, we entered into an option agreement with Schering Corporation regarding our intranasal formulation of pleconaril for the treatment of the common cold in the United States and Canada. We are conducting a series of clinical studies designed to evaluate the antiviral activity, safety and other performance characteristics of the new intranasal-pleconaril formulation. We expect final results from these studies to be available in mid-2004. Upon receipt of the data, Schering will determine whether it will exercise its option to enter into a full license agreement with us under which Schering would assume responsibility for all future development and commercialization of intranasal-pleconaril in the United States and Canada.

Recent Corporate Development

In January 2004, we announced the strategic decision to focus on later stage product opportunities and restructured our operations to substantially discontinue our early stage activities, including discovery research and most internal preclinical development activities. We believe that the reduction in expenses anticipated by this restructuring should provide us with the flexibility to execute the planned development of our pipeline of antiviral programs and consider new opportunities to expand our product portfolio. We believe our reported cash and short-term investments at the end of 2003 are sufficient to fund our current business operations until at least the end of 2006.

We were incorporated in Delaware in September 1994. Our executive offices are located at 405 Eagleview Boulevard, Exton, PA 19341, our telephone number is 610-458-7300 and our website is at www.viropharma.com.

“ViroPharma,” “ViroPharma” plus design and “Picovir” are trademarks and service marks of ViroPharma or its licensors. We have obtained trademark registrations in the United States for the marks in connection with certain products and services. All other brand names or trademarks appearing in this prospectus are the property of others. Plus Cash Notes is a service mark of Piper Jaffray & Co.

The Exchange Offer

We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under “The Exchange Offer” and of the Plus Cash Notes under “Description of Plus Cash Notes” for further information.

Terms of the exchange offer	We are offering up to $99,122,500 principal amount of Plus Cash Notes for up to an aggregate principal amount of $127,900,000 of the existing notes. We are offering to exchange $775 principal amount of Plus Cash Notes for each $1,000 principal amount of the existing notes. Plus Cash Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Any fractional Plus Cash Notes will be settled in cash. You may tender all, some or none of your existing notes.

Conversion consideration

The Plus Cash Notes will be convertible, at the option of the holder, at any time on or prior to maturity into a number of shares of our common stock, which we call the “base shares,” and $500 in cash, which we call the “plus cash amount,” for every $1,000 in principal amount of Plus Cash Notes converted. We may, solely at our option, pay the plus cash amount in shares of our common stock, as described under “Description of Plus Cash Notes — Voluntary Conversion of Plus Cash Notes” below. If we elect to pay the plus cash amount with shares of our common stock, we may be entitled to reduce the number of shares to be issued to pay the plus cash amount under certain circumstances described under “Description of Plus Cash Notes—Voluntary Conversion of Plus Cash Notes” below. If we do so, we will be obligated to pay in cash the portion of the plus cash amount not paid for with shares of our common stock.

The number of base shares will be fixed as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of:

(A) 452.38, and

(B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $952.38, by (ii) the simple average of the closing bid price of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, which we refer to as the “threshold price.”

The number of base shares will be 452.38 only if the threshold price is $1.00 or lower. In all other cases, the number of base shares will be fixed such that they have a market value, determined in the manner described above, equal to $452.38.

Based on the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding April 27, 2004, which equaled $2.44, the number of base shares would have been 185.40.

The number of base shares is subject to adjustment upon certain events as described under “Description of Plus Cash Notes –Conversion Amount Adjustment” below.

Please see “—Comparison of Plus Cash Notes and Existing Notes –Voluntary conversion” and “—Comparison of Plus Cash Notes and Existing Notes–Auto-conversion” for a description of our ability to use shares of our common stock to settle the $500 plus cash amount.

Deciding whether to participate in the exchange offer

Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender. You should read this prospectus and the letter of transmittal and consult with your advisers, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of the Plus Cash Notes. Investors considering the exchange of existing notes for Plus Cash Notes should discuss the tax consequences with their own tax advisors. See “The Exchange Offer – Terms of the exchange offer – Tax consequences” in this Summary, “Risk Factors – Risks related to this offering – You may experience significant adverse tax consequences by participating in the exchange offer or purchasing Plus Cash Notes” and “United States Federal Income Tax Considerations.”

Expiration date; extension; termination

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on May 25, 2004, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date or amend any of the terms or conditions of the exchange offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your existing notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer. In the case of an amendment, we will issue a press release or other public announcement. We have the right to:

• extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered existing notes; and

• waive any condition or otherwise amend any of the terms or conditions of the exchange offer in any respect, other than the condition that the registration statement be declared effective.

Conditions to the exchange offer	The exchange offer is subject to the registration statement, and any post-effective amendment to the registration statement covering the Plus Cash Notes, being effective under the Securities Act of 1933, as amended, or the Securities Act. Further, the exchange offer is subject to the condition, which we may waive as to all holders, that we are not obligated to complete the exchange offer if any person or any group (as the term “group” is used in Section 13(d)(3) of the Exchange Act) would, as a result of the exchange offer, acquire beneficial ownership of more than 19.9% of our common stock. The exchange offer is also subject to customary conditions, which we may waive. The satisfaction or waiver of the conditions, other than those that relate to governmental or regulatory conditions necessary to the consummation of the exchange offer, will be determined as of May 25, 2004, the expiration date of the exchange offer.

Withdrawal rights	You may withdraw a tender of your existing notes at any time before the exchange offer expires by delivering a written notice of withdrawal to U.S. Bank National Association, the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes at any time after June 25, 2004.

Procedures for tendering outstanding existing notes

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal to U.S. Bank National Association, the exchange agent, at one of its offices as indicated under “The Exchange Offer” at the end of this prospectus or in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your existing notes.

Accrued interest on existing notes

Existing note holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the closing date of the exchange offer.

Interest on Plus Cash Notes

Interest on the Plus Cash Notes will be payable at a rate of 6% per year, payable on June 1 and December 1 of each year, commencing on December 1, 2004.

We may pay interest in cash or, solely at our option, in shares of our common stock, provided that we will not pay interest in shares of our common stock unless the simple average of the daily volume weighted average prices, which we call the “daily VWAPs,” of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the threshold price.

If we elect to pay interest in common stock, the shares of common stock will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date. Interest on the Plus Cash Notes will begin to accrue as of the closing date of the exchange offer.

We will provide the holders of Plus Cash Notes with notice of our intention to pay interest in common stock no later than the “regular record date,” which is each May 15 and November 15, respectively, preceding the applicable interest payment date.

Interest on Plus Cash Notes will begin to accrue as of the closing date of the exchange offer. Interest on any tendered existing notes will accrue up to but not including the closing date of the exchange offer. Such accrued and unpaid interest on any tendered existing notes will be paid on the closing date of the exchange offer, the same date the Plus Cash Notes to be offered in the exchange offer will be issued. Accordingly, there will not be a gap in the interest accrual on existing notes exchanged in the exchange offer.

Trading	Our common stock is traded on The Nasdaq National Market under the symbol “VPHM.”

Information agent	Georgeson Shareholder Communications Inc.

Exchange agent	U.S. Bank National Association

Dealer manager	Piper Jaffray & Co.

Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the letter of transmittal.

Consequences of not exchanging existing notes

The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the existing notes are tendered and accepted in the exchange offer. For a period of 18 months following the first issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

Tax consequences	See “United States Federal Income Tax Considerations” for a summary of certain United States federal income tax consequences or potential consequences that may result from the exchange of existing notes for Plus Cash Notes and from the ownership and disposition of the Plus Cash Notes and common stock received in connection with the Plus Cash Notes.

As discussed in that summary, there are certain significant adverse consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of Plus Cash Notes. Among other consequences, the exchange of existing notes for Plus Cash Notes may be treated as a fully taxable exchange of existing notes for Plus Cash Notes; and in the event of conversion (including auto-conversion) of the Plus Cash Notes, the receipt of our common stock and cash (or additional shares of our common stock in lieu of the plus cash amount) may be treated at the time of conversion as a fully taxable exchange of Plus Cash Notes for our common stock and cash.

We intend to take the position that the Plus Cash Notes constitute “contingent payment debt instruments” for United States federal income tax purposes. As such, among other potential adverse consequences: (i) investors will be required to include amounts in taxable income each year as “original issue discount,” or OID, which is taxed as ordinary income similar to interest, (ii) the value of the stock received upon conversion (including auto-conversion) of the Plus Cash Notes will be treated as an additional payment taxable as ordinary income (subject to potential adjustments); and

(iii) gain recognized upon a sale, exchange, redemption, or retirement of the Plus Cash Notes also will generally be treated as ordinary income (subject to potential adjustments and exceptions).

If the IRS were to assert successfully that our determination of the OID is not correct, a U.S. Holder may be required to include interest on the Plus Cash Notes at a rate substantially in excess of the stated rate.

Investors considering the exchange of existing notes for Plus Cash Notes or the purchase of additional Plus Cash Notes in the new money offering should discuss these and other potential adverse consequences with their own tax advisors. These consequences may be materially different from the consequences that may be expected by investors in considering an investment in other convertible debt investments. See “Risk Factors – Risks related to this offering – You may experience adverse tax consequences by participating in the exchange offer or purchasing Plus Cash Notes” and “United States Federal Income Tax Considerations.”

Insufficiency of earnings to cover fixed charges	Earnings were insufficient to cover fixed charges by the following amounts: $36.9 million in the fiscal year ended December 31, 2003; $26.6 million in fiscal 2002; and $78.5 million in fiscal 2001.

The New Money Offering

Terms of the new money offering

We are separately offering to the public up to $25,000,000 aggregate principal amount of Plus Cash Notes for cash. Beneficial ownership as used in this prospectus shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

Use of proceeds	We intend to use the net proceeds received from the sale for cash of these Plus Cash Notes, if any, for potential strategic acquisitions of product candidates or entities and for general corporate purposes, including clinical development, payments of milestone and licensing fees, and working capital.

Placement agent	Piper Jaffray & Co.

Indications of interest	If you would be interested in participating in the new money offering of Plus Cash Notes, you should give your indication of interest directly to the placement agent at (415) 984-5142, attention Jeffrey Winaker or Brian Sullivan. All sales of the Plus Cash Notes will be made at the sole discretion of the placement agent in consultation with us. You need not participate in the exchange offer in order to deliver an indication of interest to participate in the new money offering.

Allocation of Plus Cash Notes in the new money offering

Neither we nor our placement agent may confirm an allocation on any indication of interest or offer to buy Plus Cash Notes until the registration statement relating to the new money offering, of which this prospectus is a part, has become effective. You may withdraw or change your indication of interest or offer to buy Plus Cash Notes, without obligation or commitment of any kind, at any time prior to being contacted by the placement agent, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statement of which this prospectus is a part. You will not be obligated to buy Plus Cash Notes by indicating an interest or offering to buy Plus Cash Notes. Even if you indicate your interest in buying Plus Cash Notes, you may not receive any allocation of Plus Cash Notes or your allocation may be for an amount substantially less than the amount of your indication of interest. Allocations of Plus Cash Notes may not be proportional to the total indications of interest that are made in the new money offering. Allocation decisions will be at the discretion of the placement agent who will consider various factors such as, but not limited to, investment interest in ViroPharma, investment objectives, and investor diversification. Neither we nor our placement agent will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the Plus Cash Notes in the new money offering.

Deciding whether to participate in the new money offering

Neither we nor our officers or directors make any recommendation as to whether you should or should not indicate your interest in participating in the new money offering. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to indicate your interest in purchasing Plus Cash Notes, and if so, whether to purchase the total amount of Plus Cash Notes that may be allocated to you. You should read this prospectus and consult with your advisers, if any, to make that decision based on your own financial position and requirements. In particular, you should know that there are certain significant adverse tax consequences that could result from the holding, conversion or other disposition of the Plus Cash Notes. Investors considering the purchase of Plus Cash Notes in the new money offering should discuss the tax consequences with their own tax advisers. See “The Exchange Offer – Terms of the exchange offer – Tax consequences” in this Summary, “Risk Factors – Risks related to this offering – You may experience significant adverse tax consequences by participating in the exchange offer or purchasing Plus Cash Notes” and “United States Federal Income Tax Considerations.”

COMPARISON OF PLUS CASH NOTES AND EXISTING NOTES

The following is a brief summary of the terms of the Plus Cash Notes and the existing notes. For a more detailed description of the Plus Cash Notes and existing notes, see “Description of Plus Cash Notes” and “Description of Existing Notes,” respectively.

	Plus Cash Notes	Existing Notes
Securities	Up to $124,122,500 principal amount of 6% Convertible Senior Plus Cash Notes due June 1, 2009, of which up to $99,122,500 are being offered in the exchange offer and up to $25,000,000 are being separately offered in the new money offering. The Plus Cash Notes will be issued in principal amounts of $1,000 and integral multiples of $1,000.	As of the date of this prospectus, there is $127,900,000 in principal amount of our existing 6% Convertible Subordinated Notes due March 1, 2007 outstanding.

Issuer	ViroPharma Incorporated	ViroPharma Incorporated

Maturity	June 1, 2009	March 1, 2007

Interest	Interest on the Plus Cash Notes will be payable at a rate of 6% per year, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2004.	Interest on the existing notes is payable at a rate of 6% per year, payable semi-annually on March 1 and September 1 of each year.

	We may pay interest in cash or, solely at our option, in shares of our common stock, provided that we will not pay interest in shares of our common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the threshold price.	We pay interest only in cash.

If we elect to pay interest in common stock, the shares of common stock will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date.

We will provide the holders of Plus Cash Notes with notice of our intention to pay interest in common stock no later than the “regular record date,” which is each May 15 and November 15, respectively, preceding the applicable interest payment date.

	Plus Cash Notes	Existing Notes
If we elect to pay interest in common stock, holders of Plus Cash Notes will not receive a cash interest payment, and instead will receive common stock valued in the manner described above. The existing notes do not permit the payment of interest in common stock, at a discount or otherwise, and require that interest be paid solely in cash.

All calculations concerning the simple average of the daily VWAP are subject to adjustment upon certain events as described under “Description of Plus Cash Notes —Conversion Consideration Adjustment” below.

Interest on Plus Cash Notes will begin to accrue as of the closing date of the exchange offer. Interest on any tendered existing notes will accrue up to but excluding the closing date of the exchange offer. Such accrued and unpaid interest on any tendered existing notes will be paid in cash on the closing date of the exchange offer, the same date the Plus Cash Notes to be issued in the exchange offer will be issued. Accordingly, there will not be a gap in the interest accrual on existing notes exchanged in the exchange offer.

Voluntary conversion – general

The Plus Cash Notes will be convertible, at the option of the holder, at any time on or prior to maturity, other than after an auto-conversion or on a redemption date, into a number of shares of our common stock, which we call the “base shares,” and cash in an amount equal to $500, which we call the “plus cash amount,” for every $1,000 in principal amount of Plus Cash Notes converted. If a holder elects to convert voluntarily all or any portion of the Plus Cash Notes prior to June 1, 2006 and if the conditions described under “Description of Plus Cash Notes—Voluntary Conversion – Make-Whole Payment” below are satisfied, then we will pay in cash, or solely at our option, in shares of our common stock, the additional interest described under

The existing notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock at a conversion price of $109.15 per share. The conversion rate is subject to adjustment.

Plus Cash Notes	Existing Notes
“Description of Plus Cash Notes—Voluntary Conversion—Make-Whole Payment” below. We call this additional interest the “make-whole payment.”

In the event that we elect to pay the plus cash amount, the make-whole amount, if any, or both, in shares of our common stock and the total number of shares of our common stock to be issued to you or any group (as the term “group” is used in Section 13(d)(3) of the Exchange Act) of which you are a part as a result of such election, plus the total number of base shares to be issued to you as a result of the voluntary conversion, plus the total number of shares of our common stock beneficially owned by you or any such group, would, in the absence of our ability to reduce the number of shares described below, exceed 19.9% of our then outstanding shares of common stock, then we shall be entitled to reduce the number of shares of common stock to be issued to you or any such group as described under “Description of Plus Cash Notes—Voluntary Conversion of Plus Cash Notes” below. If we so reduce the number of shares to be issued to you or any group of which you are a part, then we shall be obligated to pay the portion of the plus cash amount not paid for with shares of our common stock in cash. Beneficial ownership as used in this prospectus shall be determined in accordance with Section 13(d)(3) of the Exchange Act.	There is no limitation as to the principal amount of the existing notes you can convert at any time.

The number of base shares will be fixed as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of: (A) 452.38, and

(B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $952.38, by (ii) the threshold price.

The number of base shares will be 452.38 only if the threshold price is $1.00 or lower.

Plus Cash Notes	Existing Notes

In all other cases, the number of base shares will be fixed such that they have a market value, determined in the manner described above, equal to $452.38.

Based on the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding April 27, 2004, which equaled $2.44, the number of base shares would have been 185.40.

The number of base shares is subject to adjustment upon certain events as described under “Description of Plus Cash Notes —Conversion Consideration Adjustment” below.

The existing notes are convertible into common stock at a conversion price of $109.15 per share, which is significantly greater than recent market prices. See “Price Range of Common Stock.”

The $500 plus cash amount also payable upon conversion is fixed, and will not fluctuate based on market prices. This plus cash feature effectively puts a floor of $500 on the consideration payable upon conversion. The existing notes will not be in-the-money until the market price of our common stock exceeds $109.15 per share.

In addition, if a holder elects to convert voluntarily any Plus Cash Notes prior to June 1, 2006 and if the conditions described under “—Voluntary conversion – make-whole provision” below are satisfied, we will pay in cash, or solely at our option, in shares of our common stock, additional interest described under the heading “—Voluntary conversion – make-whole provision.” We refer to this additional interest, if any, as the “make-whole payment.”

As promptly as practicable after the conversion date, but in no event later than three trading days after the conversion date, we will issue and deliver to the holder a

	Plus Cash Notes	Existing Notes
certificate or certificates for the number of full shares of common stock issuable upon voluntary conversion, together with a check or cash for the plus cash amount, if applicable, and any payment to be made in lieu of fractional shares.

Voluntary conversion – payment of plus cash amount in stock

Upon voluntary conversion we may, at our option, pay the $500 plus cash amount in shares of our common stock valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date, provided that, we shall not pay the $500 plus cash amount in shares of our common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price.

None.

If we elect to pay the $500 plus cash amount in common stock, holders of Plus Cash Notes will receive common stock, valued in the manner described above, which may be at a discount to then current market prices. The existing notes do not contain a plus cash feature.

Voluntary conversion –make–whole provision

If voluntary conversion occurs prior to June 1, 2006 and if the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date is greater than the threshold price, we will pay or provide for the make-whole payment equal to two years’ worth of interest, less any interest paid or provided for, on the principal amount so converted, prior to the date of voluntary conversion. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock,

None.

	Plus Cash Notes	Existing Notes
provided that, we shall not pay the make-whole payment in shares of our common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. If we pay the make-whole payment in shares of our common stock, such stock will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the date of voluntary conversion.

Voluntary conversion –ownership certification

Upon a voluntary conversion of all or any portion of the Plus Cash Notes, you will be required to certify to us the total number of shares which represents the sum of (i) the number of shares of our common stock beneficially owned by you or any group of which you are a part, plus (ii) the number of shares of our common stock into or for which all securities beneficially owned by you or any such group are, directly or indirectly, convertible, exercisable or exchangeable.

None.

Auto-conversion – general

We have the right to automatically convert some or all of the Plus Cash Notes at any time on or prior to maturity if the daily VWAP of our common stock has exceeded the auto-conversion price, as defined below, for each of any 20 trading days during any consecutive 30 trading day period ending within one trading day prior to the notice of auto-conversion. We refer to this as an “auto-conversion” and the date upon which the Plus Cash Notes are auto-converted as the “auto-conversion date.”

None.

If we elect to auto-convert some or all of the Plus Cash Notes, we will issue a notice of auto-conversion identifying the auto-conversion date, which date shall be seven

	Plus Cash Notes	Existing Notes
calendar days from the date of our notice, provided that if the seventh calendar day is not a trading day, the auto-conversion date shall be the next trading day.

If we auto-convert some or all of the Plus Cash Notes, holders will receive, for each $1,000 in principal amount of Plus Cash Notes so converted, the base shares and the $500 plus cash amount in cash, subject to our right to pay the plus cash amount in stock described under “—Auto-conversion — auto-conversion stock substitution general” below.

In addition, if we effect an auto-conversion prior to June 1, 2006, we will pay additional interest described under the heading “—Auto-conversion —auto-conversion make-whole provision” subject to our right to pay the additional interest in stock as described under “auto-conversion stock substitution general” below.” We refer to this additional interest, if any, as the “make-whole payment.”

Any auto-conversion of less than all of the Plus Cash Notes will be made on a pro rata basis with reference to the aggregate principal amount held by each holder of Plus Cash Notes relative to the aggregate principal amount held by all holders of Plus Cash Notes on the auto-conversion date, rounded up to the nearest $1,000 in principal amount on a holder-by-holder basis.

Auto-conversion – auto-conversion price

The auto-conversion price will be determined by the following formula: the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $1,500, by (ii) the number of base shares.

None.

The auto-conversion price is subject to adjustment upon certain events as described under “Description of Plus Cash Notes—Conversion Consideration Adjustment” below.

	Plus Cash Notes	Existing Notes

Auto-conversion – auto-conversion stock substitution general

We may elect to auto-convert some or all of our Plus Cash Notes and pay the plus cash amount in shares of our common stock. If we elect this option, we must provide advance notice and satisfy all of the conditions discussed under “—Auto-conversion

—auto-conversion stock substitution procedure” below. When these conditions are satisfied, we will be obligated to auto-convert the specified percentage of our Plus Cash Notes and pay the plus cash amount in shares of our common stock. In addition, if we elect to effect an auto-conversion prior to June 1, 2006 and we are obligated to pay the plus cash amount in shares of our common stock, we will be obligated to pay the make-whole payment, if any, and all accrued interest on the principal amount auto-converted in shares of our common stock.

None.

Our obligation to pay the plus cash amount, interest required to be paid, if any, and the make-whole payment, if any, in shares of our common stock is subject to certain limitations described under “Description of Plus Cash Notes—Auto-conversion- Stock Substitution —Beneficial Ownership Limitation” below.

Auto-conversion – auto-conversion stock substitution procedure

If we choose to implement the stock substitution procedure, we must provide notice in advance. This stock substitution notice will be provided to all holders of Plus Cash Notes and will be filed with the SEC as an exhibit to a current report on Form 8-K.

None.

The stock substitution notice must specify the percentage of the outstanding Plus Cash Notes that we will auto-convert upon satisfaction of the conditions for stock substitution discussed below.

Plus Cash Notes	Existing Notes

The stock substitution notice must also specify a stock price which we refer to as the “stock substitution reference price.” The stock substitution reference price may be any price equal to or greater than the auto-conversion price.

After we have provided a stock substitution notice (which notice we have not withdrawn or modified as described below), the “stock substitution period” will commence on the first trading day on which the daily VWAP of our common stock is greater than the stock substitution reference price.

We refer to the first trading day on which the daily VWAP of our common stock is greater than the stock substitution reference price as the “stock substitution period commencement date.”

During any stock substitution period, if the daily VWAP of our common stock for each of any 20 trading days, which 20 trading days we refer to as the “valuation days,” during any consecutive 30 trading day period exceeds the stock substitution reference price, we will be obligated to:

• auto-convert the Plus Cash Notes (in the percentage that we have specified in the stock substitution notice);

• substitute shares of our common stock for the plus cash amount, in the manner described below; and

• satisfy the make-whole payment, if any, in cash or, solely at our option, in shares of our common stock;

in all events, subject to the limitations described under “Description of Plus Cash Notes—Auto Conversion—Stock Substitution—Beneficial Ownership Limitation” below.

Plus Cash Notes	Existing Notes

Within one trading day after the 20th valuation day, we will issue a notice of auto-conversion identifying the auto-conversion date, which date shall be seven calendar days from the date of our notice, provided that if the seventh calendar day is not a trading day, the auto-conversion date shall be the next trading day.

Any auto-conversion of less than all of the Plus Cash Notes pursuant to the stock substitution provision will be made on a pro rata basis with reference to the aggregate principal amount held by each holder of Plus Cash Notes relative to the aggregate principal amount outstanding as of the auto-conversion date, rounded up to the nearest $1,000 in principal amount on a holder-by-holder basis.

The substituted shares shall be valued at 95% of the simple average of the daily VWAPs of our common stock for the 20 valuation days, which average we refer to as the “stock substitution price.”

Promptly after the auto-conversion date, we will provide notice to all holders of outstanding Plus Cash Notes stating the aggregate principal amount of Plus Cash Notes that were auto-converted and describing the conversion consideration paid therefor. A copy of that notice will be promptly filed with the SEC as an exhibit to a current report on Form 8-K.

Auto-conversion – stock substitution – withdrawal or modification

After any stock substitution period commencement date, we cannot withdraw or modify the stock substitution notice until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading days is less than the stock substitution reference price then in effect.

None.

	Plus Cash Notes	Existing Notes

Prior to the close of trading on The Nasdaq National Market on the stock substitution period commencement date, we may withdraw or modify the auto-conversion and stock substitution notice at any time.

Any notice of withdrawal or modification will be provided to all holders of Plus Cash Notes and will be filed with the SEC as an exhibit to a current report on Form 8-K.

Auto-conversion –auto-conversion make-whole provision

If an auto-conversion occurs prior to June 1, 2006, we will pay or provide for the make-whole payment equal to two years’ worth of interest, less any interest paid or provided for, on the principal amount so converted, prior to the date of auto-conversion. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock. If we pay the make-whole payment in shares of our common stock, such stock will be valued at the stock substitution price.

None.

Optional redemption	We may redeem some or all of the Plus Cash Notes on or after June 1, 2006 in cash at 100% of the principal amount, plus accrued and unpaid interest.	We may redeem some or all of the existing notes in cash at declining redemption prices, plus accrued and unpaid interest.

Repurchase at holder’s option upon a fundamental change

You may require us to repurchase your Plus Cash Notes upon a fundamental change, as described under “—Description of Plus Cash Notes—Repurchase at Option of Holder upon Fundamental Change”, in cash at 100% of the principal amount, plus accrued and unpaid interest.

You may require us to repurchase your existing notes upon a fundamental change, as described below, in cash at 100% of the principal amount, plus accrued and unpaid interest.

	Plus Cash Notes	Existing Notes
Ranking

The Plus Cash Notes are unsecured and unsubordinated obligations and will rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness, but will rank senior to the existing notes. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of, and interest on, our secured indebtedness will be distributed from those of our assets that represent the security for the secured indebtedness before any payment is made from such assets on account of our unsecured indebtedness.

The Plus Cash Notes are effectively subordinated to all existing and future liabilities of our existing subsidiary and any future subsidiary. Any right of ours to receive assets of any subsidiary upon its insolvency, dissolution or reorganization, and the consequent right of the holders of the Plus Cash Notes to participate in the assets, will be subject to the claims of that subsidiary’s creditors. The indenture for the Plus Cash Notes does not prevent us or any subsidiary from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations. We currently operate substantially all of our business through ViroPharma Incorporated. Our subsidiary currently has no outstanding indebtedness through lines of credit or other forms of funded or secured debt.

The existing notes are unsecured and subordinated in right of payment with all our existing and future senior indebtedness, including the Plus Cash Notes. The indenture under which the existing notes were issued does not prevent us or our existing subsidiary or any future subsidiary from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations.

	Plus Cash Notes	Existing Notes
Prohibition on certain transactions by ViroPharma involving existing notes

For a period of 18 months following the first issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

None.

Prohibition on certain transactions by holders of Plus Cash Notes

By your acceptance of any Plus Cash Notes, you will be deemed to have agreed that you have not (and have not caused or permitted any group of which you are a part to) engage in any transaction that, immediately after giving effect to the completion of the exchange offer and the new money offering, would result in the number of base shares into which the principal amount of all Plus Cash Notes legally or beneficially owned by you or any such group is convertible, plus the total number of shares of our common stock beneficially owned by you or any such group, to exceed 19.9% of our then outstanding shares of common stock.

None.

Questions and Answers About the Exchange Offer and New Money Offering

Why is the company doing the exchange offer and the new money offering?

We believe that the exchange offer and the new money offering are important steps in re-calibrating our capital structure to be better suited for the current market environment and our current strategic focus. If the exchange offer and the new money offering are fully subscribed, they will:

•	position us to auto-convert substantially all of our debt into either common stock or a combination of cash and common stock;

•	extend the maturity date of our debt to be more consistent with our current business plan;

•	eliminate approximately $29 million principal amount of our indebtedness through the exchange offer, and raise up to $25 million of additional capital through the new money offering; and

•	give us the flexibility to make interest payments, at our option, in common stock.

What will I receive in exchange for my existing notes?

If you tender your existing notes in the exchange offer, you will receive Plus Cash Notes with the following characteristics:

•	For each $1,000 in principal amount of your existing notes exchanged, you will receive $775 in principal amount of our Plus Cash Notes;

•	Interest will accrue on the Plus Cash Notes at a rate of 6% per year. Interest payable at a rate of 6% per year with respect to each $775 in principal amount of Plus Cash Notes is approximately equal to the interest that would otherwise accrue and be payable at a rate of 4.65% per year on each corresponding $1,000 in principal amount of your existing notes exchanged; and

•	Each $1,000 in principal amount of Plus Cash Notes will be convertible into a number of shares of our common stock, which we call the base shares, plus $500 in cash, which we call the “plus cash amount,” or, solely at our option and subject to certain limitations, we may pay the plus cash amount in shares of our common stock. The number of base shares will be fixed as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of: (A) 452.38, and (B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $952.38, by (ii) the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, which we refer to as the “threshold price.” The existing notes are convertible into shares of our common stock at a conversion price of $109.15 per share, which is significantly greater than recent market prices.

These are only some of the material terms of the Plus Cash Notes, and you should read the “Questions and Answers About Voluntary Conversion of the Plus Cash Notes,” “Question and Answers About Auto-Conversion of the Plus Cash Notes” and the detailed description of the Plus Cash Notes under “Description of Plus Cash Notes” for further information.

If we elect to auto-convert all or a portion of your Plus Cash Notes prior to June 1, 2006, you will also receive the make-whole payment described below in cash or, solely at our option, in shares of our common stock.

Are there any limitations in the amount of Plus Cash Notes I can receive in the new money offering?

On September 10, 1998, our board of directors adopted a stockholder rights plan. The shareholder rights plan is described under “Description of Capital Stock—Stockholder Rights Plan” below. The preferred share purchase rights granted under the stockholder rights plan are exercisable if, among other triggering events, a person or group (as the term group is used in Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of 20% or more of our then outstanding shares of common stock. Accordingly, you will not be entitled to purchase Plus Cash Notes in the new money offering to the extent that, immediately after giving effect to the completion of the exchange offer and the new money offering, the number of base shares, as described below, into which the principal amount of all Plus Cash Notes legally or beneficially owned by you or any group of which you are a part is convertible, plus the total number of shares of our common stock beneficially owned by you or any such group, would exceed 19.9% of our then outstanding shares of common stock.

How and when will the number of base shares be determined?

The number of base shares will be fixed as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of:

(A) 452.38, and

(B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $952.38, by (ii) the threshold price.

For example, if the expiration date of the exchange offer were April 27, 2004, the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding April 27, 2004, would have been:

Date	Closing Bid Price
April 23, 2004	$2.43
April 22, 2004	2.43
April 21, 2004	2.46
April 20, 2004	2.42
April 19, 2004	2.46

The simple average of these closing bid prices equals $2.44 and therefore, the number of base shares would have been 185.40 if the expiration date of the exchange offer were April 27, 2004. If the threshold price were $1.00 or lower, the number of base shares would have been 452.38.

How is daily VWAP determined?

The daily volume weighted average price, which we call the “daily VWAP,” of our common stock will be calculated with reference to the normal trading hours of the applicable trading day on The Nasdaq National Market or principal national or regional securities exchange or over-the-counter market on which our common stock is then traded, as reported by Bloomberg L.P. or such other similarly nationally recognized information source satisfactory to the trustee under the indenture governing the Plus Cash Notes. There is no minimum or maximum volume requirement with respect to the calculation of the daily VWAP. The calculation of the daily VWAP is subject to appropriate adjustment as described under “Description of Plus Cash Notes—Conversion Consideration Adjustment” below.

How is the simple average of the daily VWAPs determined?

The simple average of the daily VWAPs is the quotient which equals the sum of the daily VWAPs for each of the relevant 10 trading day period, determined as described above, divided by 10. For example, using the following daily VWAPs for the 10 trading days ending on and including April 26, 2004, the simple average of such daily VWAPs is $2.49.

Date	Daily VWAP
April 26, 2004	$2.52
April 23, 2004	2.46
April 22, 2004	2.51
April 21, 2004	2.45
April 20, 2004	2.47
April 19, 2004	2.55
April 16, 2004	2.47
April 15, 2004	2.43
April 14, 2004	2.43
April 13, 2004	2.60

What will the conversion consideration be at the time the company determines the number of base shares?

At the time that we determine the number of base shares prior to the expiration of the exchange offer, the value of the consideration payable upon the conversion of $1,000 in principal amount of the Plus Cash Notes will be less than $1,000. In the event that the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day preceding the expiration of the exchange offer is $1.00 or higher, the conversion value of each $1,000 in principal amount of the Plus Cash Notes when the number of base shares is determined will be equal to $952.38 (representing the $500 plus cash amount plus a number of base shares having a market value equal to $452.38, determined in the manner described above). In the event that the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day preceding the expiration of the exchange offer is less than $1.00, the conversion value of each $1,000 in principal amount of the Plus Cash Notes when the number of base shares is determined would be less than $952.38 (representing the $500 plus cash amount plus the market value of 452.38 base shares).

When will the conversion consideration equal or exceed the $1,000 principal amount?

Assuming that the number of base shares is less than 452.38, the conversion consideration of each $1,000 in principal amount of the Plus Cash Notes would only equal or exceed $1,000 if the market value of our common stock appreciates by approximately 10.5% from the market value of our common stock used to establish the number of base shares, determined in the manner described above. Based upon a number of base shares equal to 185.40, using the simple average of the closing bid prices provided above of $2.44, the per share market value of our common stock would have to appreciate $0.26 to $2.70 in order for the conversion consideration to equal the $1,000 principal amount of the Plus Cash Notes. Assuming that the number of base shares is equal to 452.38, the conversion consideration of each $1,000 in principal amount of the Plus Cash Notes would only equal or exceed $1,000 if the market value of our common stock appreciated to approximately $1.11 at the time of conversion.

Is the exchange offer conditioned upon a minimum number of existing notes being tendered in the exchange or Plus Cash Notes being purchased for cash?

No, the exchange offer is not conditioned upon any minimum number of existing notes being tendered or Plus Cash Notes being purchased for cash. The exchange offer is subject to customary conditions, which we may waive.

How soon must I act if I decide to participate in the exchange offer?

Unless we extend the expiration date, the exchange offer will expire on May 25, 2004 at 12:00 midnight, New York City time. The exchange agent must receive all required documents and instructions on or before May 25, 2004 or you will not be able to participate in the exchange offer.

What happens if I do not participate in the exchange offer?

The decision of a holder of existing notes not to participate in the exchange offer will not affect his or her eligibility to indicate interest for additional Plus Cash Notes in the new money offering. If a significant number of the existing notes are tendered and accepted in the exchange offer, the liquidity and the trading market for existing notes will likely be impaired. We and the placement agent will not consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the Plus Cash Notes in the new money offering. Also, for a period of 18 months following the first issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open-market repurchases, debt-for-equity swaps or similar transactions with respect to the existing notes.

How do I indicate my interest for additional Plus Cash Notes for cash in the new money offering?

If you are interested in purchasing additional Plus Cash Notes for cash, please contact Jeffrey Winaker or Brian Sullivan at Piper Jaffray at (415) 984-5142. If ViroPharma and the placement agent decide to go forward with the new money offering, allocations of additional Plus Cash Notes will be made by the placement agent, after consultation with us, in its sole discretion. The closing of the new money offering is anticipated to occur on the same day as the closing of the exchange offer.

How will fractional Plus Cash Notes be settled in the exchange offer?

We will exchange $775 principal amount of Plus Cash Notes for each $1,000 principal amount of the existing notes that are tendered in the exchange. We will issue Plus Cash Notes only in denominations of $1,000 and integral multiples of $1,000. We will settle any fractional Plus Cash Notes in cash. For example, if you tender three existing notes ($3,000 aggregate principal amount), you will receive two Plus Cash Notes ($2,000 aggregate principal amount) and $325 in cash in lieu of fractional Plus Cash Notes ($3,000 aggregate principal amount of existing notes x 0.775 = $2,325, which you would receive in the form of two Plus Cash Notes and $325 in cash).

What should I do if I have additional questions about the exchange offer or the new money offering?

If you have any questions, need additional copies of the offering material, or otherwise need assistance, please contact the information agent for the offering:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

(800) 259-3515

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

Questions and Answers About Voluntary Conversion of the Plus Cash Notes

When can I voluntarily convert my Plus Cash Notes?

Unless we call some or all of the Plus Cash Notes for redemption, you can voluntarily convert all or a portion of your Plus Cash Notes at any time on or prior to maturity of the Plus Cash Notes other than after an auto-conversion. If we call some or all of the Plus Cash Notes for redemption and you want to voluntarily convert your Plus Cash Notes, you must convert your Plus Cash Notes before the close of business on the last business day prior to the redemption date or auto-conversion date, as applicable.

What will I receive when I voluntarily convert my Plus Cash Notes?

For each $1,000 in principal amount of Plus Cash Notes you convert, you will receive the base shares and $500 in cash, which we call the “plus cash amount.” If you voluntarily convert all or a portion of your Plus Cash Notes, we may pay the plus cash amount in cash unless we decide, solely at our option, to pay the plus cash amount in additional shares of our common stock, provided that the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. In addition, if you elect to convert voluntarily all or any portion of your Plus Cash Notes prior to June 1, 2006 and if the conditions described below are satisfied, we will pay the make-whole payment described below in cash or, solely at our option, in shares of our common stock. If we elect to pay the plus cash amount with shares of our common stock, we will be entitled to reduce the number of shares to be issued to pay the plus cash amount under certain circumstances described under “Description of Plus Cash Notes—Voluntary Conversion of Plus Cash Notes” below. If we do so, we will be obligated to pay in cash the portion of the plus cash amount not satisfied with shares of our common stock.

What will I receive if I elect to voluntarily convert my Plus Cash Notes prior to June 1, 2006?

If you elect to voluntarily convert all or a portion of your Plus Cash Notes prior to June 1, 2006 and if the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date is greater than the threshold price, we also will pay or provide for a make-whole payment equal to two years’ worth of interest, less any interest paid or provided for, on the principal amount so converted prior to the date on which you auto-convert the Plus Cash Notes. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock, provided that, we shall not pay the make-whole payment in shares of our common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. If we elect to pay the make-whole payment with shares of our common stock, we will be entitled to reduce the number of shares to be issued to pay the make-whole payment under certain circumstances described under “Description of Plus Cash Notes—Voluntary Conversion of Plus Cash Notes” below. If we do so, we will be obligated to pay in cash the portion of the make-whole payment not paid with shares of our common stock.

Questions and Answers About Auto-Conversion of the Plus Cash Notes

(You may want to refer to the graphical illustration of the auto-conversion provision on page 33 of this prospectus while reviewing the following questions and answers.)

When can the company auto-convert my Plus Cash Notes?

We may elect, at our sole option, to auto-convert all or a portion of your Plus Cash Notes at any time prior to maturity of the Plus Cash Notes, if the daily VWAP of our common stock has exceeded the auto-conversion price for each of any 20 trading days during any consecutive 30 trading day period ending within one trading day prior to the notice of auto-conversion. The auto-conversion price will be fixed on the expiration date of the exchange offer.

What will I receive if the company auto-converts my Plus Cash Notes?

If we auto-convert all or a portion of your Plus Cash Notes, you will receive, for each $1,000 in principal amount of Plus Cash Notes so converted, the base shares and the $500 plus cash amount. We may pay the plus cash amount in cash or, if we comply with the procedures for stock substitution, in shares of our common stock. If we elect to auto-convert less than all of the outstanding Plus Cash Notes, we will effect the auto-conversion on a pro rata basis with reference to the aggregate principal amount of Plus Cash Notes held by you relative to the aggregate principal amount of Plus Cash Notes held by all holders of Plus Cash Notes, rounded up to the nearest $1,000 in principal amount on a holder-by-holder basis. If we elect to auto-convert all or a portion of your Plus Cash Notes prior to June 1, 2006, you will also receive the make-whole payment described below in cash or solely at our option, in shares of our common stock.

When will I receive cash for the plus cash amount upon an auto-conversion of my Plus Cash Notes?

If we auto-convert all or a portion of your Plus Cash Notes, you will receive the base shares and the $500 plus cash amount in cash if:

•	there is no stock substitution notice in effect; or

•	we have issued a stock substitution notice and the stock substitution period, as described below, has not yet begun.

When does the stock substitution period begin?

The stock substitution period begins on the first day after we have issued a stock substitution notice during which the daily VWAP of our common stock has exceeded the stock substitution reference price. We refer to this day as the stock substitution period commencement date. Beginning on that date we cannot withdraw or modify the stock substitution notice until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period is less than the stock substitution reference price.

During the stock substitution period, we may not auto-convert any of the Plus Cash Notes until satisfaction of the stock substitution conditions described above.

When does the stock substitution period end?

Prior to the close of trading on The Nasdaq National Stock Market on the stock substitution period commencement date, we may withdraw or modify the stock substitution notice at any time. After the stock substitution period commencement date, the stock substitution period ends only upon:

•	satisfaction of the stock substitution notice by auto-converting the percentage of the principal amount of the outstanding Plus Cash Notes we specified in the stock substitution notice and paying the plus cash amount with shares of our common stock upon such auto-conversion of the Plus Cash Notes; or

•	notification of our withdrawal or modification of the stock substitution notice, which would be effective only once the daily VWAP of our common stock is less than the stock substitution reference price for each of any 20 trading days during any consecutive 30 trading days.

When will I receive shares of the company’s common stock for the plus cash amount upon an auto-conversion of my Plus Cash Notes?

We must provide a stock substitution notice giving advance notice of our election to pay the plus cash amount in shares of our common stock if we desire to auto-convert all or a portion of your Plus Cash Notes and to pay the plus cash amount in shares of our common stock. This stock substitution notice will be provided to all holders of Plus Cash Notes and will be filed with the SEC as an exhibit to a current report on Form 8-K. The stock substitution notice must specify:

•	a stock substitution reference price as selected by us, which price must be equal to or greater than the auto-conversion price; and

•	the percentage of the aggregate principal amount of the outstanding Plus Cash Notes that we will convert.

We may only issue one stock substitution notice at a time. Upon satisfaction of a stock substitution notice for less than 100% of the Plus Cash Notes, we may issue a new stock substitution notice for some or all of the remaining Plus Cash Notes.

If the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period exceeds the stock substitution reference price, which 20 trading days are referred to as valuation days, we must:

•	auto-convert the percentage of the principal amount of the outstanding Plus Cash Notes we specified in the stock substitution notice;

•	pay the plus cash amount with shares of our common stock upon such auto-conversion of the Plus Cash Notes; and

•	satisfy the make-whole payment, if any, in cash or, solely at our option, in shares of our common stock;

in all events, subject to the limitations described under “Description of Plus Cash Notes Auto-Conversion—Stock Substitution—Beneficial Ownership Limitation” below.

Within one trading day after the 20th valuation day, we will issue a notice of auto-conversion identifying the auto-conversion date, which date shall be seven calendar days from the date of our notice, provided that if the seventh calendar day is not a trading day, the auto-conversion date shall be the next trading day.

The shares of our common stock used to pay the plus cash amount shall be valued at 95% of the simple average of the daily VWAP of our common stock for each of the 20 valuation days, which we refer to as the stock substitution price.

Can I voluntarily convert my Plus Cash Notes after the company has issued a stock substitution notice?

Yes, you can elect, at your option, to voluntarily convert all or a portion of your Plus Cash Notes at any time on or prior to maturity of the Plus Cash Notes other than after the 20th valuation day or on a redemption date. The principal amount of any Plus Cash Notes with respect to which a stock substitution notice has been given cannot be voluntarily converted at any time from and after the 20th valuation day relating to such stock substitution notice. If we elect to pay the plus cash amount with shares of our common stock, we will be entitled to reduce the number of shares to be issued to satisfy the plus cash amount under certain circumstances described under “Description of Plus Cash Notes—Voluntary Conversion of Plus Cash Notes” below. If we do so, we will be obligated to pay in cash the portion of the plus cash amount not satisfied with shares of our common stock.

Why do the stock substitution procedures require that the company deliver a stock substitution notice prior to its effecting an auto-conversion in connection with which the company elects to pay the plus cash amount with shares of its common stock?

We believe that the stock substitution procedures, in particular the requirement that we deliver a notice of stock substitution prior to auto-conversion, will help to provide transparency to our investors, including the holders of our common stock and the holders of our Plus Cash Notes. Once the daily VWAP of our common stock exceeds the stock substitution reference price, investors will be on notice that an auto-conversion in which we will pay the plus cash amount with shares of our common stock may occur. The stock substitution procedures also require us to auto-convert the Plus Cash Notes to the extent and in the manner provided in the stock substitution notice, providing additional transparency to our investors.

What factors will the company consider when determining the stock substitution reference price?

We will determine, in our sole discretion, the stock substitution reference price after due consideration of various factors including among others the then market price of our common stock, the potential effect of a stock issuance upon the market price of our stock, our financial condition and prospects and general economic and market conditions. The stock substitution reference price must be equal to or greater than the auto-conversion price.

What will I receive if the company auto-converts my Plus Cash Notes prior to June 1, 2006?

If we elect to auto-convert all or a portion of your Plus Cash Notes prior to June 1, 2006, we also will pay or provide for a make-whole payment in cash equal to two years’ worth of interest, less any interest paid or provided for, on the principal amount so converted prior to the date on which we auto-convert the Plus Cash Notes. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock. If we pay the make-whole payment in shares of our common stock upon our auto-conversion of all or a portion of Plus Cash Notes, such stock will be valued at the stock substitution price.

Can the company reduce the number of shares of common stock required to be issued to me in the event of an auto-conversion where a stock substitution notice is given and the stock substitution conditions are satisfied?

Our obligation to pay the plus cash amount, interest required to be paid, if any, and the make-whole payment, if any, in shares of our common stock in the event of an auto-conversion where a stock substitution is given and the stock substitution conditions are satisfied is subject to certain limitations described under “Description of Plus Cash Notes – Auto-Conversion- Stock Substitution – Beneficial Ownership Limitation” below.

RISK FACTORS

You should carefully consider the risks described below before you decide to exchange your existing notes for Plus Cash Notes or buy for cash additional Plus Cash Notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock and the existing notes could decline.

Risks Related to ViroPharma

Our success depends on our ability to enhance our existing pipeline of product candidates through the in-license or other acquisition of late stage clinical development candidates or marketed products, and if our business development efforts are not successful, our ability to achieve profitability will depend on the successful development of our earlier stage product candidates and our ability to finance the development of such product candidates.

Our current product portfolio consists of early stage compounds. For example, our most advanced product candidate is maribavir, which we expect will enter phase 2 clinical trials in the second quarter of 2004. We intend to pursue aggressively the in-license or the acquisition of products in late stage clinical development and marketed products that are under-promoted or not currently promoted, to expand our current portfolio. Such products may be intended to treat, or are currently used to treat, the patient populations in which we hope our cytomegalovirus, or CMV, and hepatitis C product candidates will be used, or may be products to treat other diseases for which patients are treated by physician specialists and in hospital settings. If we are not successful in acquiring products in late stage clinical development, or marketed products that are under-promoted or not currently promoted, then we will be dependent upon our ability to raise financing for, and the successful development and commercialization of, our product candidates in our CMV and hepatitis C programs.

Many other large and small companies within the pharmaceutical and biotechnology industry seek to establish collaborative arrangements for product research and development, or otherwise acquire products, in competition with us. We face additional competition from public and private research organizations, academic institutions and governmental agencies in establishing collaborative arrangements for product development. Many of the companies and institutions that compete against us have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting business development activities. These entities represent significant competition to us as we seek to expand our pipeline through the in-license or acquisition of products in a late stage of clinical development, or that are currently on the market but are under-promoted or not currently promoted. Moreover, while it is not feasible to predict the actual cost of acquiring additional product candidates, that cost could be substantial. We may need additional financing in order to acquire new products. Our existing notes and Plus Cash Notes may make it more difficult for us to raise additional financing.

We have a history of losses and our future profitability is uncertain.

We are a development stage company with no current source of product revenue. We have incurred losses in each year since our inception in 1994. As of December 31, 2003, we had an accumulated deficit of approximately $257.6 million. Our ability to achieve profitability is dependent on a number of factors, including our ability to acquire additional product candidates to expand our product portfolio, develop and obtain regulatory approvals for our product candidates, successfully commercialize those product candidates, generate revenues from the sale of products from existing and potential future collaborative agreements, and secure contract manufacturing, distribution and logistics services. We do not know when or if we will acquire additional products to expand our product portfolio, complete our product development efforts, receive regulatory approval of any of our product candidates or successfully commercialize any approved products. As a result, we are unable to accurately predict the extent of any future losses or the time required to achieve profitability, if at all. Moreover, we expect to incur additional operating losses over the next several years, primarily due to development activities with our CMV and hepatitis C programs, and business development activities seeking new opportunities to expand our product pipeline.

Our restructuring plan may not achieve the intended benefits.

We restructured our company in January 2004, and we had previously restructured our company in August 2002 following the termination of our pleconaril copromotion agreement with Aventis Pharmaceuticals Inc. Our restructuring efforts have placed and may continue to place a significant strain on our managerial, operational, financial and other resources. Additionally, the restructuring may negatively affect our employee turnover, recruitment and retention of employees. We cannot assure you that our restructuring efforts will make us more efficient or will provide sufficient resources to enable us to in-license or otherwise acquire additional product opportunities to expand our product portfolio as a result of our business development efforts.

None of our product candidates is approved for commercial use and if our product candidates do not receive regulatory approval, or if we are unable to comply with applicable regulations and maintain our products’ regulatory approval, we will be limited in our ability to commercialize these products and may never achieve profitability.

We have not received regulatory approval to commercialize any of our product candidates. In May 2002, we received a “not approvable” letter from the Food and Drug Administration, or the FDA, in connection with an oral formulation of pleconaril to treat the common cold. Our other product candidates are at early stages of development and may not be shown to be safe or effective. We may never receive regulatory approvals for these product candidates. We will need to complete preclinical and clinical testing of each of our product candidates before submitting marketing applications. Negative, inconclusive or inconsistent clinical trial results could prevent regulatory approval, increase the cost and timing of regulatory approval or cause us to perform additional studies or to file for a narrower indication than planned. In 2001, the FDA enacted new regulations requiring the development and submission of pediatric use data for new drug products. Our failure to obtain these data, or to obtain a deferral of, or exemption from, this requirement could adversely affect our chances of receiving regulatory approval, or could result in regulatory or legal enforcement actions.

The development of any of our product candidates is subject to many risks, including that:

•	the product candidate is found to be ineffective or unsafe;

•	the clinical test results for a product candidate delay or prevent regulatory approval;

•	the FDA forbids us to initiate or continue testing of our product candidates in human clinical trials;

•	the product candidate cannot be developed into a commercially viable product;

•	the product candidate is difficult or costly to manufacture;

•	the product candidate later is discovered to cause adverse effects that prevent widespread use, require withdrawal from the market, or serve as the basis for product liability claims;

•	third party competitors hold proprietary rights that preclude us from marketing the product; and

•	third party competitors market a more clinically effective or more cost-effective product.

Even if we believe that the clinical data demonstrates the safety and efficacy of our product candidate, regulators may disagree with us, which could delay, limit or prevent the approval of our product candidates. As a result, we may not obtain regulatory approval, or even if a product is approved, we may not obtain the labeling claims we believe are necessary or desirable for the promotion of the product. In addition, regulatory approval may take longer than we expect as a result of a number of factors, including failure to qualify for priority review of our application. All statutes and regulations governing the approval of our product candidates are subject to change in the future. These changes may increase the time or cost of regulatory approval, limit approval, or prevent it completely.

Even if we receive regulatory approval for our product candidates, or acquire an already approved product, the later discovery of previously unknown problems with a product, manufacturer or facility may result in adverse consequences, including withdrawal of the product from the market. Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug’s use, or upon the conduct of further studies, and may be subject to continuous review.

If we are unable to commercialize our product candidates as anticipated, we will not have a source of continuing revenue and we will be unable to achieve profitability and be able to service our debt requirements.

Our long-term success depends upon our ability to develop and commercialize drug product candidates and if our drug development programs are not successful, we may not be able to achieve profitability.

We have not completed the development of any of our product candidates. Our failure to develop and commercialize product candidates successfully may cause us to cease operations. We are performing clinical research on a product candidate for the prevention and treatment of CMV, preclinical and clinical research on product candidates for the treatment of hepatitis C and clinical research on an intranasal product for the treatment of the common cold. Our potential therapies under development for the treatment of CMV and hepatitis C will require significant additional development efforts by us and regulatory approvals prior to any commercializations. We cannot be certain that our efforts in this regard will lead to commercially viable products. We may abandon further development efforts of the follow-on compound in our hepatitis C program even before such compound enters clinical trials. We do not know what the final cost to manufacture our CMV and hepatitis C product candidates in commercial quantities will be, or the dose required to treat patients and consequently, what the total cost of goods for a treatment regimen will be.

We are performing proof-of-concept studies with an intranasal formulation of pleconaril to treat the common cold. In November 2003, we entered into an option agreement with Schering Corporation regarding this formulation. Based on its assessment of the product’s performance in these proof-of-concept studies, Schering has the option to enter into a full license agreement with us under which Schering would assume responsibility for all future development and commercialization of intranasal pleconaril in the United States and Canada. Schering’s failure to exercise this option may cause us to abandon development work on this indication.

We do not know whether any of our development products ultimately will be shown to be safe and effective. Moreover, governmental authorities may enact new legislation or regulations that could limit or restrict our development efforts. We may receive unfavorable results from ongoing clinical trials of these product candidates in clinical development, which may cause us to abandon further development efforts. If we are unable to successfully develop our product candidates, and if we are unable to acquire marketed products through our business development efforts, we will not have a source of revenue and will not achieve profitability and be able to service our debt requirements.

We may need substantial additional funding and may not have access to capital. If we are unable to raise capital when needed, we may need to delay, reduce or eliminate our clinical development and business development activities, which would delay the achievement of profitability.

We will need to raise substantial additional funds to continue our business activities and fund our debt service obligations. We have incurred losses from operations since inception and we expect to incur additional operating losses over at least the next several years. We expect to continue to incur losses due primarily from limited revenues and costs associated with our CMV and hepatitis C programs, and business development activities seeking new opportunities to expand our product pipeline. We believe that we may require additional capital by 2007. However, if a substantial portion of the existing notes are not exchanged in the exchange offer and we are otherwise not able to restructure these notes, we will require additional capital by 2007. In addition, the amount and timing of our actual capital requirements as well as our ability to finance such requirements will depend upon numerous factors, including:

•	the cost of acquiring products in late stage clinical development;

•	the cost of acquiring commercialized products;

•	the cost of commercializing our products;

•	our ability to generate revenue and positive cash flow through our collaboration agreement with Wyeth;

•	the cost and progress of our development programs;

•	the cost of milestone payments that may be due to GlaxoSmithKline under our license agreement with them for maribavir, if defined clinical and regulatory events are achieved;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the cost of reducing the principal amount of our debt;

•	the effect of competing technological and market developments;

•	whether Schering exercises its options to continue the development and commercialization of intranasal-pleconaril for the treatment of the common cold;

•	if Schering does exercise its option, whether we receive the milestone payments and royalties associated with certain events along the development and commercialization lifecycle of that program;

•	our ability to license our early stage and other non-core assets to a third party;

•	the effect of changes and developments in our existing collaborative, licensing and other relationships; and

•	the outcome of our ongoing securities class action litigation.

We may be unable to raise sufficient funds to complete our development, marketing and sales activities for any of our product candidates. Potential funding sources include:

•	public and private securities offerings;

•	debt financing, such as bank loans; and

•	collaborative, licensing and other arrangements with third parties.

We may not be able to find sufficient debt or equity funding on acceptable terms. If we cannot, we may need to delay, reduce or eliminate development programs, as well as other aspects of our business. The sale by us of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize ourselves.

We have significant indebtedness and debt service payments which could negatively impact our liquidity.

We are highly leveraged and have significant debt service requirements. We currently have $127.9 million in principal amount of indebtedness outstanding in the form of our 6% Convertible Subordinated Notes due 2007.

If we are successful in completing this exchange offer and the new money offering, we will still have as much as $124.1 million in principal amount of indebtedness outstanding. The level of our indebtedness, among other things, could:

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

Currently, we are not generating sufficient cash flow from operations to satisfy the annual debt service payments for the existing notes. This will require us to use a portion of our working capital to pay interest or borrow additional funds or sell additional equity to meet our debt service obligations. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations.

We may not be able to pay our debt and other obligations.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations to pay principal and interest under the existing notes or the Plus Cash Notes. If our cash, cash equivalents, short and long term investments and operating cash flows are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the existing notes, the Plus Cash Notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the existing notes and the Plus Cash Notes to accelerate their maturities and which could also cause defaults under any future indebtedness we may incur. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. We cannot be sure that we would be able to repay amounts due in respect of the existing notes and the Plus Cash Notes if payment of those notes were to be accelerated following the occurrence of an event of default as defined in the respective indentures of the existing and the Plus Cash Notes. In addition, if a significant percentage of our Plus Cash Notes are voluntarily converted when the simple average of the daily VWAPs of our common stock ending on and including the second trading day immediately preceding the conversion date is less than the threshold price, we will be restricted from using our common stock to settle the Plus Cash amount. As a result, we may be required to use all or a significant portion of our available cash, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We depend on collaborations with third parties, which may reduce our product revenues or restrict our ability to commercialize products, and also ties our success to the success of certain of our collaborators.

We have entered into, and may in the future enter into additional, sales and marketing, distribution, manufacturing, development, licensing and other strategic arrangements with third parties. For example, in November 2003, we entered into an option agreement with Schering Corporation regarding our intranasal formulation of pleconaril for the treatment of the common cold in the United States and Canada. ViroPharma is conducting a series of clinical studies designed to evaluate the antiviral activity, safety and other performance characteristics of the new intranasal pleconaril formulation. Based on Schering’s assessment of the product’s performance in these characterization studies, Schering has the option to enter into a full license agreement with us. If Schering chooses to exercise its option, we expect to receive an initial license fee of $10 million, payments for our existing inventory of bulk drug substance, milestone payments upon achievement of certain targeted events and royalties on products sales, if any. However, Schering would thereafter have responsibility for all future development and commercialization of intranasal pleconaril in the United States and Canada. Sanofi- Synthelabo also has exclusive rights to market and sell pleconaril in countries other than the United States and Canada for which we will receive a royalty.

In August 2003, we entered into a license agreement with GlaxoSmithKline under which we acquired worldwide rights, excluding Japan, from GlaxoSmithKline to an antiviral compound, maribavir, for the prevention and treatment of CMV infections related to transplant (including solid organ and hematopoietic stem cell transplantation), congenital transmission, and in patients with HIV infection. GlaxoSmithKline has the exclusive right to market and sell products covered by these patents and patent applications in Japan.

In December 1999, we entered into an agreement with Wyeth to develop jointly products for use in treating the effects of hepatitis C virus in humans. Under the agreement, we licensed to Wyeth worldwide rights under patents and know-how owned by us or created under the agreement. While we have the right to co-promote these products in the United States and Canada, Wyeth will promote the products elsewhere in the world. Wyeth also has the right to manufacture any commercial products developed under the agreement.

If our partners do not successfully market and sell products in their territories, we will not receive revenue from royalties on their sales of products.

We are currently engaged in additional discussions relating to other arrangements. We cannot be sure that we will be able to enter into any such arrangements with third parties on terms acceptable to us or at all. Third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the acquisition of our equity securities.

Our ultimate success may depend upon the success of our collaborators. We have obtained, and will attempt to obtain in the future, licensed rights to certain proprietary technologies and compounds from other entities, individuals and research institutions, for which we may be obligated to pay license fees, make milestone payments and pay royalties. In addition, we may in the future enter into collaborative arrangements for the marketing, sales and distribution of our product candidates, which may require us to share profits or revenues. We may be unable to enter into additional collaborative licensing or other arrangements that we need to develop and commercialize our drug candidates. Moreover, we may not realize the contemplated benefits from such collaborative licensing or other arrangements. These arrangements may place responsibility on our collaborative partners for preclinical testing, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. We cannot be certain that any of these parties will fulfill their obligations in a manner consistent with our best interests. These arrangements may also require us to transfer certain material rights or issue our equity securities to corporate partners, licensees and others. Any license or sublicense of our commercial rights may reduce our product revenue. Moreover, we may not derive any revenues or profits from these arrangements. In addition, our current strategic arrangements may not continue and we may be unable to enter into future collaborations. Collaborators may also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, that are in direct competition with us.

If our licensors do not protect our rights under our license agreements with them or do not reasonably consent to our sublicense of rights or if these license agreements are terminated, we may lose revenue and expend significant resources defending our rights.

We have licensed from GlaxoSmithKline worldwide rights, excluding Japan, to an antiviral compound, maribavir, for the prevention and treatment of CMV infections related to transplant (including solid organ and hematopoietic stem cell transplantation), congenital transmission, and in patients with HIV infection. This compound, and a related compound, are subject to patents and patent applications in a variety of countries throughout the world. We have licensed from Sanofi-Synthelabo the exclusive United States and Canadian rights to certain antiviral agents for use in picornavirus indications, which are the subject of U.S. and Canadian patents and patent applications owned by Sanofi-Synthelabo, certain of which describe pleconaril and others of which describe compounds that are either related to pleconaril or have antiviral activity. We depend on GlaxoSmithKline and Sanofi-Synthelabo to prosecute and maintain many of these patents and patent applications and protect such patent rights. Failure by GlaxoSmithKline or Sanofi-Synthelabo to prosecute or maintain such patents or patent applications and protect such patent rights could lead to our loss of revenue. Under certain circumstances, our ability to sublicense our rights under these license agreements is subject to the licensor’s consent. If our license agreements with GlaxoSmithKline and Sanofi-Synthelabo are terminated, our ability to manufacture, develop, market and sell products under those agreements would terminate.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours non-competitive or obsolete.

There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by us. For example, there are products already marketed by F. Hoffman La-Roche for CMV and Schering Corporation for hepatitis C. In addition, Eli Lilly, Merck & Co. and Boehringer Ingelheim, among several other companies, are developing compounds to treat hepatitis C. Pfizer, Inc. may be developing a compound to treat infections caused by rhinoviruses, which are viruses included in the picornavirus family. Developments by these or other entities may render our products under development non-competitive or obsolete. Furthermore, many of our competitors are more experienced than we are in drug development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly and more effectively than we do. Competitors may succeed in developing products that are more effective and less costly than any that we develop and also may prove to be more successful in the manufacturing and marketing of products.

Any product that we successfully develop and for which we gain regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capacity, reimbursement coverage, pricing and patent protection.

Any of our future products may not be accepted by the market, which would harm our business and results of operations.

Even if approved by the FDA and other regulatory authorities, our product candidates may not achieve market acceptance by patients, prescribers or third-party payors. As a result, we may not receive revenues from these products as anticipated. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt and timing of regulatory approvals, and the scope of marketing and promotion activities permitted by such approvals (e.g., the “label” for the product approved by the FDA);

•	the availability of third-party reimbursement including government health administration authorities and private health insurers;

•	the establishment and demonstration in the medical community, such as doctors and hospital administrators, of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing treatment alternatives, if any;

•	the effectiveness of the sales and marketing force that may be promoting our products; and

•	the effectiveness of our contract manufacturers.

Legal proceedings could require us to spend substantial amounts of money and impair our operations.

In March and May 2002, complaints were filed in the United States District Court for the Eastern District of Pennsylvania against us seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of our common stock at various times between July 13, 1999 and March 19, 2002. In July 2002, the complaints were consolidated into a single action. The consolidated complaint names us, as well as certain of our directors and officers, as defendants. The consolidated complaint alleges that we and/or such directors and officers violated federal securities laws by misrepresenting and failing to disclose certain information regarding Picovir® (pleconaril). In August 2002, we filed a motion to dismiss the consolidated complaint. In April 2003, the court granted in part and denied in part our motion to dismiss the consolidated complaint. In December 2003, we filed a motion for partial summary judgment of this action and a memorandum opposing the certification of the plaintiffs’ class action status. In March 2004, we entered into an agreement in principle with plaintiffs’ counsel to settle this litigation. The proposed settlement will be paid from our insurance coverage and will not result in the payment of any funds by us. However, the proposed settlement is subject to the approval of the court. If the proposed settlement is not approved by the court, then the range of possible resolutions of these proceedings could include judgments against us or our directors or officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings might require substantial attention of our management team and therefore divert time and attention from our business and operations.

The regulatory process is expensive, time consuming and uncertain and may prevent us from obtaining required approvals for the commercialization of our product candidates.

We have product candidates for the treatment of CMV in clinical development and hepatitis C in preclinical and clinical development. We must complete significant development, laboratory testing, and clinical testing on these product candidates before we submit marketing applications in the United States and abroad.

The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. Our ability to enroll patients in certain clinical trials for maribavir depends on our ability to identify a sufficient number of patients who have undergone allogenic hematopoietic stem cell (e.g., bone marrow) transplantation. If we are unable to accrue sufficient clinical patients during the appropriate period, we may need to delay our clinical trials and incur significant additional costs. In addition, the FDA or Institutional Review Boards may require us to delay, restrict, or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, we may be unable to submit a New Drug Application, or NDA, to the FDA for our product candidates within the timeframe we currently expect. Once an NDA is submitted, an NDA must be approved by the FDA before we can commercialize the product described in the application. The cost of human clinical trials varies dramatically based on a number of factors, including:

•	the order and timing of clinical indications pursued;

•	the extent of development and financial support from corporate collaborators;

•	the number of patients required for enrollment;

•	the difficulty of obtaining clinical supplies of the product candidate; and

•	the difficulty in obtaining sufficient patient populations and clinicians.

All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of our clinical trials. Any unanticipated costs or delays in our clinical studies could delay the commercialization of the product and harm our ability to achieve profitability.

Even if we obtain positive preclinical or clinical trial results in initial studies, future clinical trial results may not be similarly positive. As a result, ongoing and contemplated clinical testing, if permitted by governmental authorities, may not demonstrate that a product candidate is safe and effective in the patient population and for the disease indications for which we believe it will be commercially advantageous to market the product. The failure of our clinical trials to demonstrate the safety and efficacy of our desired indications could delay the commercialization of the product and harm our ability to raise capital and achieve profitability and be able to service our debt requirements.

If we fail to comply with regulatory requirements, or if we experience unanticipated problems with our approved products, our products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval from the FDA, along with the manufacturing processes, post-approval clinical data collection and promotional activities for such product, will be subject to continual review and periodic inspection by the FDA and other regulatory bodies. After approval of a product, we will have significant ongoing regulatory compliance obligations. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in penalties or other actions, including:

•	warning letters;

•	fines;

•	product recalls;

•	withdrawal of regulatory approval;

•	operating restrictions, including restrictions on such products or manufacturing processes;

•	disgorgement of profits;

•	injunctions; and

•	criminal prosecution.

We depend on patents and proprietary rights, which may offer only limited protection against potential infringement and if we are unable to protect our patents and proprietary rights, we may lose the right to develop, manufacture, market or sell products and lose sources of revenue.

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce our patents, or to protect our trade secrets, and could result in substantial cost to us and diversion of our efforts. We intend to file applications as appropriate for patents describing the composition of matter of our drug candidates, the proprietary processes for producing such compositions, and the uses of our drug candidates. We own 12 issued United States patents, 9 non-United States patents and have 25 pending United States patent applications. We also have filed international, regional and non-United States national patent applications in order to pursue patent protection in major foreign countries.

We also rely on trade secrets, know-how and continuing technological advancements to protect our proprietary technology. We have entered into confidentiality agreements with our employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Many of our scientific and management personnel were previously employed by competing companies. As a result, such companies may allege trade secret violations and similar claims against us.

To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, our product development efforts may be delayed. We may collaborate with universities and governmental research organizations which, as a result, may acquire certain rights to any inventions or technical information derived from such collaboration.

We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights, even if we are ultimately successful. If we are unsuccessful in defending a claim that we have infringed or misappropriated the intellectual property of a third party, we could be required to pay substantial damages, stop using the disputed technology, develop new non-infringing technologies, or obtain one or more licenses from third parties. If we or our licensors seek to enforce our patents, a court may determine that our patents or our licensors’ patents are invalid or unenforceable, or that the defendant’s activity is not covered by the scope of our patents or our licensors’ patents. The United States Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or patent applications. An opposition or revocation proceeding could be instituted in the patent offices of foreign jurisdictions. An adverse decision in any such proceeding could result in the loss of our rights to a patent or invention.

We may not receive third party reimbursement for any of our future products, which would cause us to lose anticipated revenues and delay achievement of profitability.

Even if we receive regulatory approval to sell any of our product candidates, our future revenues, profitability and access to capital will be determined in part by the price at which we and our distribution partners can sell such approved products. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs through governmental regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. Therefore, we cannot predict the effect of any implemented reform on our business.

Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and we could lose anticipated revenues and experience delayed achievement of profitability and be unable to service our debt requirements.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our ability to compete.

We are highly dependent upon qualified scientific, technical and managerial personnel, including our president and CEO, Michel de Rosen, and our vice president and chief financial officer, Vincent J. Milano. We are currently seeking to fill certain key positions, including a person to lead our development and regulatory efforts. Our anticipated growth and expansion into new areas and activities will require additional expertise and the addition of new qualified personnel. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. Furthermore, we have not entered into non-competition agreements with our key employees. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our development programs, and our ability to manage day-to-day operations, attract collaboration partners, attract and retain other employees and generate revenues. We do not maintain key man life insurance on any of our employees.

We may be subject to product liability claims, which can be expensive, difficult to defend and may result in large judgments or settlements against us.

The administration of drugs to humans, whether in clinical trials or after marketing clearance is obtained, can result in product liability claims. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against us. In addition, third party collaborators and licensees may not protect us from product liability claims. We currently only maintain product liability insurance for human clinical trials per claim and in the aggregate amount of $6 million. We may not be able to obtain or maintain adequate protection against potential liabilities arising from product sales. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to product liability claims. A successful product liability claim in excess of our insurance coverage could harm our financial condition, results of operations and prevent or interfere with our product commercialization efforts. In addition, any successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming and expensive.

We have limited sales and marketing experience and if we are unable to develop our own sales and marketing capability we may be unsuccessful in commercializing our products.

Under our agreement with GlaxoSmithKline, we have the exclusive right to market and sell maribavir throughout the world, other than Japan. Under our agreement with Wyeth, we have the right to co-promote hepatitis C products arising from our collaboration in the United States and Canada. If Schering Corporation exercises its option to further develop and commercialize intranasal pleconaril, Schering will be solely responsible for the marketing, promotion and sale of intranasal pleconaril following its approval. We intend to pursue aggressively in-licensing or other means of acquiring products in a late stage of clinical development, or that are currently on the market but are under promoted or not currently promoted.

We currently do not have a marketing or sales staff. If we are successful in acquiring the FDA’s approval of any product candidate, including any product that we may acquire as a result of our business development efforts, we will need to build a commercial capability. The development of a marketing and sales capability will require significant expenditures, management resources and time. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our marketing and sales efforts may be unsuccessful. We may not be able to find a suitable sales and marketing partner for our products. If we are unable to successfully establish a sales and marketing capability in a timely manner or find suitable sales and marketing partners, our business and results of operations will be harmed. Even if we are able to develop a sales force or find a suitable marketing partner, we may not successfully penetrate the markets for any of our proposed products.

We currently depend, and will in the future depend, on third parties to manufacture our products and product candidates. If these manufacturers fail to meet our requirements and the requirements of regulatory authorities, our business, financial condition and results of operations will be harmed.

We do not have the internal capability to manufacture commercial quantities of pharmaceutical products following the FDA’s current Good Manufacturing Practices, or cGMP. In order to continue to develop products, apply for regulatory approvals and commercialize our products, we will need to contract for or otherwise arrange for the necessary manufacturing capabilities.

There are a limited number of manufacturers that operate under the FDA’s cGMP capable of manufacturing our products. If we are unable to enter into supply and processing contracts with any of these manufacturers or processors, there may be additional costs and delay in the development and commercialization of our products. Even if we are able to enter into supply and processing contracts with any of these manufacturers or processors, but such manufacturers or processors are unable to satisfy our requirements, there may be additional cost and delay in the development or commercialization of our products. If we are required to find an additional or alternative source of supply, there may be additional cost and delay in the development or commercialization of our products. Additionally, the FDA inspects all commercial manufacturing facilities before approving an NDA for a drug manufactured at those sites. If any of our manufacturers or processors fails to pass this the FDA inspection, the approval and eventual commercialization of our products may be delayed.

If our product manufacturers fail to comply with regulatory requirements, our product commercialization could be delayed or subject to restrictions.

Any contract manufacturers that we use must adhere to the FDA’s regulations on cGMP, which are enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will issue an approval of the product. The manufacture of product at these facilities will be subject to strict quality control, testing and recordkeeping requirements. Moreover, while we may choose to manufacture products in the future, we have no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. If we decide to manufacture products, we would be subject to the regulatory requirements described above. In addition, we would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing pharmaceutical products. No matter who manufactures the product, we will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

If we encounter delays or difficulties with contract manufacturers, packagers or distributors, market introduction and subsequent sales of our products could be delayed. If we change the source or location of supply or modify the manufacturing process, regulatory authorities will require us to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that were conducted. If we are unable to demonstrate this equivalence, we will be unable to manufacture products from the new source or location of supply, or use the modified process, we may incur substantial expenses in order to ensure equivalence, and it may harm our ability to generate revenues.

If we, or our manufacturers, are unable to obtain raw and intermediate materials needed to manufacture our products in sufficient amounts or on acceptable terms, we will incur significant costs and sales of our products would be delayed or reduced.

We, or our manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products or product candidates. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us, or our manufacturers, in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative manufacturers when needed, sales of our products would be delayed or reduced and will result in significant additional costs.

We use hazardous materials in our business and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Prior to our restructuring in January 2004, we used, and during the transition period following that restructuring we may continue to use, radioactive and other materials that could be hazardous to human health, safety or the environment. In connection with our restructuring in January 2004, we are decommissioning our discovery laboratories, which requires the disposal of many of these materials. We are subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. Although we believe that our safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. We may be required to incur significant costs to comply with environmental laws, rules, regulations and policies. Additionally, if an accident occurs, we could be held liable for any resulting damages, and any such liability could exceed our resources. We do not maintain a separate insurance policy for these types of risks and we do not have reserves set aside for environmental claims. Any future environmental claims could harm our financial conditions, results of operations and prevent or interfere with our product commercialization efforts. In addition, compliance with future environmental laws, rules, regulations and policies could lead to additional costs and expenses.

The rights that have been and may in the future be granted to holders of our common or preferred stock may adversely affect the rights of other stockholders and may discourage a takeover.

Our board of directors has the authority to issue up to 4,800,000 additional shares of preferred stock and to determine the price, privileges and other terms of such shares. Our board of directors may exercise this authority without the approval of, or notice to, our stockholders. Accordingly, the rights of the holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The application of Section 203 could also delay or prevent a third party or a significant stockholder of ours from acquiring control of us or replacing our current management. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Under Delaware law, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock.

In September 1998, our board of directors adopted a plan that grants each holder of our common stock the right to purchase shares of our series A junior participating preferred stock. This plan is designed to help insure that all our stockholders receive fair value for their shares of common stock in the event of a proposed takeover of us, and to guard against the use of partial tender offers or other coercive tactics to gain control of us without offering fair value to the holders of our common stock. In addition, our charter and bylaws contain certain provisions that could discourage a hostile takeover, such as a staggered board of directors and significant notice provisions for nominations of directors and proposals. The plan and our charter and bylaws may make it more difficult for a third party to acquire a majority of our outstanding voting stock in order to effect a change in control or replace our current management.

Our stock price could continue to be volatile.

Our stock price, like the market price of the stock of other development-stage pharmaceutical companies, has been volatile. For example, during 2003 the market price for our common stock traded between $1.42 and $4.75 per share. The following factors, among others, could have a significant impact on the market for our common stock:

•	results of preclinical studies and clinical trials with respect to our product candidates in development or those of our competitors;

•	developments with our collaborators;

•	announcements of technological innovations or new products by our competitors;

•	litigation or public concern as to the safety or efficacy of our products or our competitors’ products;

•	the outcome of our currently ongoing class action securities litigation;

•	developments in patent or other proprietary rights of ours or our competitors (including related litigation);

•	any other future announcements concerning us or our competitors;

•	any announcement regarding our acquisition of product candidates or entities;

•	future announcements concerning our industry;

•	governmental regulation;

•	actions or decisions by the SEC, the FDA or other regulatory agencies;

•	changes or announcements of changes in reimbursement policies;

•	period to period fluctuations in our operating results;

•	our cash balances;

•	changes in our capital structure;

•	changes in estimates or our performance by securities analysts; and

•	general market conditions.

Future sales of our common stock in the public market or our election to pay either the interest or the $500 plus cash amount under the Plus Cash Notes in shares of our common stock could adversely affect our stock price.

We cannot predict the effect, if any, that future sales of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. For example, in connection with the purchase of shares of our common stock by Aventis Pharmaceuticals Inc., we filed a registration statement on Form S-3 with the SEC to register 3.0 million shares of our common stock which may be resold by Aventis from time to time. Additionally, the registration statement on Form S-3 filed on July 3, 2001, allows us to sell up to an additional $212.0 million of securities in a “universal shelf” offering. The registration statement provides us with the flexibility to determine the type of security we choose to sell, including common stock, preferred stock, warrants and debt securities, as well as the ability to time such sales when market conditions are favorable. The registration statement became effective on October 19, 2001.

As of April 1, 2004, we had outstanding options to purchase 3,418,252 shares of our common stock at a weighted average exercise price of $10.66 per share (1,445,992 of which have not yet vested) issued to employees, directors and consultants pursuant to our 1995 Stock Option and Restricted Share Plan, and outstanding options to purchase 284,726 shares of our common stock at a weighted average exercise price of $1.34 per share (168,385 of which have not yet vested) to non-executive employees pursuant to our 2001 Stock Option Plan. In order to attract and retain key personnel, we may issue additional securities, including stock options, in connection with our employee benefit plans, or may lower the price of existing stock options. Sale, or the availability for sale, of substantial amounts of common stock by our existing stockholders pursuant to an effective registration statement or under Rule 144, through the exercise of registration rights or the issuance of shares of common stock upon the exercise of stock options or warrants, or the conversion of our preferred stock, or the perception that such sales or issuances could occur, could adversely affect the prevailing market prices for our common stock.

As of April 1, 2004, we also had outstanding warrants exercisable for 595,000 shares of our common stock with an exercise price of $9.53 per share.

The terms of our Plus Cash Notes will permit the holders thereof to voluntarily convert their notes at any time into the base shares and plus cash amount and we will have the option of paying the plus cash amount in additional shares of our common stock. We will also have the option of auto-converting some or all of the Plus Cash Notes subject to certain conditions. As a result of these shares of our common stock being issued upon voluntary or auto-conversion of the Plus Cash Notes our stockholders may experience substantial dilution of their ownership interest, which could adversely affect our stock price.

If we are unable to comply with Nasdaq’s continued listing requirements, our common stock could be delisted from The Nasdaq National Market.

Our common stock trades on The Nasdaq National Market, which has certain compliance requirements for continued listing of common stock, including a series of financial tests relating to shareholder equity, public float, number of market makers and shareholders, and maintaining a minimum bid price per share for our common stock. The result of delisting from The Nasdaq National Market could be a reduction in the liquidity of any investment in our common stock and a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future.

As of December 31, 2003, our stockholders’ equity was below $10 million. If our stockholders’ equity remains below $10 million, then to maintain our Nasdaq listing we will be required to maintain a minimum bid price of $1.00 per share and a $50 million market value of our listed securities. If we fail to meet this standard for thirty consecutive days, Nasdaq would send us a “deficiency notice” informing us that we would be delisted after ninety days unless we meet this standard for at least ten consecutive trading days during such ninety day period. If we were unable to regain compliance for The Nasdaq National Market, we would have the option, subject to Nasdaq approval, of transferring to The Nasdaq SmallCap Market, where we would be permitted additional time to remedy a bid price deficiency, while remaining eligible for The Nasdaq National Market reinstatement.

If our stock is delisted from The Nasdaq National Market and our stock price declines significantly, then our stock could become subject to penny stock rules, which may make it more difficult for you to sell your shares.

The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions described below. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to our shares of common stock if: (1) they continue to be listed on The Nasdaq National Market; (2) certain price and simple average of the daily volume information is publicly available about our shares on a current and continuing basis; and (3) we meet certain minimum net tangible assets or average revenue criteria. Our common stock may not continue to qualify for an exemption from the penny stock restrictions. If our shares of common stock were subject to the rules on penny stocks, the liquidity of our common stock would be severely harmed.

Risks Related to this Offering

We may incur additional indebtedness, including secured indebtedness.

The existing notes and the Plus Cash Notes are unsecured obligations. The terms of the existing notes and the Plus Cash Notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of, and interest on, our secured indebtedness will be distributed from those of our assets that represent the security for secured indebtedness before any payment is made from such assets on account of our unsecured indebtedness. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the existing notes or the Plus Cash Notes then outstanding once payment of the principal and interest on our secured indebtedness has been made.

The Plus Cash Notes are senior to the existing notes. However, the existing notes and the Plus Cash Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its insolvency, dissolution or reorganization, and the consequent right of the holders of the Plus Cash Notes to participate in the assets, will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary.

There is a limited market for the Plus Cash Notes and you may not be able to sell the Plus Cash Notes at a price acceptable to you.

There is no public market for the Plus Cash Notes. We cannot assure you of the liquidity of any markets that may develop for the Plus Cash Notes, your ability to sell the Plus Cash Notes or the price at which you may be able to sell the Plus Cash Notes. If a market for the Plus Cash Notes were to develop, the Plus Cash Notes could trade at prices that may be higher or lower than the principal amount or public offering price. Additionally, there is a risk that the liquidity of and the trading market for the Plus Cash Notes will be limited if few Plus Cash Notes are issued in the exchange offer or the new money offering. If only a limited number of Plus Cash Notes are outstanding after the completion of the exchange offer and the new money offering, it may be more difficult for a market to develop in the Plus Cash Notes. As well, in those circumstances any market that does exist may be less liquid than would be the case if more Plus Cash Notes were outstanding. Future trading prices of the Plus Cash Notes will depend on many factors, including:

•	our operating results;

•	the price of our common stock;

•	prevailing interest rates;

•	credit spreads for comparable debt instruments; and

•	the market for similar securities.

We do not intend to apply for listing of the Plus Cash Notes on any national exchange or quotation system.

We expect the trading price of the Plus Cash Notes and the underlying common stock to be highly volatile, which could adversely affect the market price of our Plus Cash Notes and underlying common stock.

The trading price of the Plus Cash Notes and the underlying common stock will fluctuate in response to variations in such factors as:

•	our operating results;

•	announcements by us or our competitors of technological innovations or new products; and

•	general economic and market conditions.

In addition, stock markets have experienced extreme price volatility in recent years, particularly for development-stage pharmaceutical companies. Broad market fluctuations may also adversely affect the market price of our Plus Cash Notes and the underlying common stock.

The trading price of the Plus Cash Notes and the underlying common stock may also fluctuate in response to the exercise by us of our various rights under the terms of the Plus Cash Notes, including our ability to automatically convert the Plus Cash Notes. For example, the trading price of the Plus Cash Notes and the underlying common stock may fluctuate after we have issued a stock substitution notice designating a stock substitution reference price in accordance with the stock substitution procedures, or after we have withdrawn or modified a stock substitution notice in accordance with these procedures. These fluctuations may adversely affect the value of your Plus Cash Notes or the underlying shares of common stock into which the Plus Cash Notes may be converted.

If we auto-convert the Plus Cash Notes, there is a substantial risk of fluctuation in the price of our common stock from the date we elect to auto-convert the Plus Cash Notes to the auto-conversion date.

We may elect to auto-convert the Plus Cash Notes on or prior to maturity if the daily VWAP of our common stock is greater than the auto-conversion price for each of any 20 trading days during any 30 consecutive trading day period. The auto-conversion price is the price at which the conversion value of each $1,000 principal amount of Plus Cash Notes equals $1,500. However, there is a risk of fluctuation in the price of our common stock between the time when we may first elect to auto-convert the Plus Cash Notes and the auto- conversion date. This time period may extend up to seven calendar days (or longer if the seventh day is not a trading day) from the time we elect to auto-convert the Plus Cash Notes. As a result of any such fluctuation in the price of our common stock, the conversion value you actually receive upon any auto-conversion of the Plus Cash Notes may be less than $1,500.

If, upon a voluntary conversion or an auto-conversion of the Plus Cash Notes, we pay the $500 plus cash amount in shares of our common stock, the per share value upon which the number of shares you receive is based could be different than the market price of our common stock on the date the conversion takes place.

If you elect to voluntarily convert your Plus Cash Notes, we have the right to pay the $500 plus cash amount in shares of our common stock, if the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. If we exercise that right, we will determine the number of shares you will receive by valuing our common stock at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date. That per share value could be different than the market price of our common stock on the conversion date.

If we elect to auto-convert the Plus Cash Notes, we have the right, if we follow the procedures for stock substitution and the daily VWAP of our common stock for each of any 20 trading days, which we call valuation days, during any consecutive 30 trading day period exceeds a stock substitution reference price that we set, to pay the $500 plus cash amount in shares of our common stock. If we exercise that right, we will determine the number of shares you will receive by valuing our common stock at 95% of the simple average of the daily VWAPs of our common stock for the 20 valuation days. That per share value could be different than the market price of our common stock on the auto-conversion date.

If we issue a stock substitution notice and the daily VWAP of our common stock on any single trading day thereafter is greater than the stock substitution reference price contained in such stock substitution notice, we cannot amend or withdraw the stock substitution notice unless the daily VWAP of our common stock is less than that stock substitution reference price for each of any 20 trading days during any 30 consecutive trading days, and an auto-conversion will not occur until the daily VWAP of our common stock is greater than that stock substitution reference price for each of any 20 trading days during any 30 consecutive trading days. Until one of those events occurs, we will not be able to auto-convert the Plus Cash Notes.

If we elect to implement the stock substitution procedure, we must issue a stock substitution notice. That notice will contain a stock substitution reference price. While a stock substitution period is in effect, we cannot auto-convert the Plus Cash Notes until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period exceeds that stock substitution reference price. In addition, once the stock substitution period begins, we cannot withdraw or modify the stock substitution notice until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period is less than that stock substitution reference price contained in such stock substitution notice. As a result, if we issue a stock substitution notice, and the daily VWAP of our common stock on any single trading day thereafter is greater than the stock substitution reference price in that notice, we will be unable to auto-convert the Plus Cash Notes until either the condition for auto-conversion or the condition for withdrawal and modification is met. In those circumstances, until we are able to auto-convert the Plus Cash Notes, the amount of flexibility we have to determine how our obligations will be satisfied will be materially adversely affected.

Our ability to withdraw or modify a stock substitution notice means that you cannot be certain that if an auto-conversion occurs and the plus cash amount is settled in shares of our common stock, that those shares will be valued at or above the stock substitution reference price specified in any given notice.

After we issue a stock substitution notice, we may withdraw or modify the stock substitution notice at any time before the daily VWAP of our common stock has exceeded the stock substitution reference price contained in the stock substitution notice. As well, if the daily VWAP of our common stock has exceeded the stock substitution reference price for a single trading day after we have issued a stock substitution notice and the daily VWAP of our common stock has been less than the stock substitution reference price for each of any of the 20 trading days during any 30 consecutive trading days, we may withdraw the stock substitution notice and issue a new notice containing a higher or lower stock substitution reference price. As such, you cannot be certain that if an auto-

conversion occurs and the plus cash amount is settled in shares of our common stock that those shares will have a per share value at or above the stock substitution reference price specified in any given notice as only the most recent notice will be in effect.

You cannot control whether you will receive cash and shares or just shares of our common stock upon a voluntary conversion or an auto-conversion of the Plus Cash Notes.

Upon a voluntary conversion, we may, at our option, pay the $500 plus cash amount in shares of our common stock if the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price.

Upon an auto-conversion we may, at our option, pay the $500 plus cash amount in shares of our common stock if we provide a stock substitution notice in advance and the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period exceeds the stock substitution reference price specified in the stock substitution notice.

If we pay the $500 plus cash amount in shares of our common stock, you will only receive shares upon a conversion of your Plus Cash Notes, and otherwise you will receive a combination of cash and shares of our common stock. You cannot control which form of conversion consideration you may receive upon a conversion.

If you beneficially own more than 19.9% of our common stock at the time of an auto-conversion pursuant to which we are required to pay the plus cash amount, interest, if any, and the make-whole payment, if any, in shares of our common stock, you will be limited in the number of shares that you may receive as a result of the auto-conversion.

The indenture provides that you may not beneficially own more than 19.9% of our common stock as a result of the conversion of the Plus Cash Notes into shares of common stock when added to any shares of our common stock that you otherwise beneficially own. This means that if upon an auto-conversion pursuant to which we are obligated to pay the plus cash amount, interest, if any, and the make-whole payment, if any, in shares of our common stock, you own a principal amount of Plus Cash Notes that would result in you beneficially owning more than 19.9% of our then outstanding shares common stock, taking into account all shares of common stock you otherwise beneficially own, the number of base shares to be received, and assuming payment of the plus cash amount, all accrued interest and the make-whole payment, if any, in shares of our common stock then you will be limited to receiving such number of shares as would result in your owning 19.9% of our common stock and all of your Plus Cash Notes subject to the auto-conversion shall be deemed to be paid in full and not be cancelled, extinguished or forfeited. Your beneficial ownership is generally not affected by short sales until such time as the short position has been closed.

We may not have the financial resources to repurchase the Plus Cash Notes in the event of a fundamental change.

We may be unable to repurchase the Plus Cash Notes in the event of a fundamental change. Upon a fundamental change, you may require us to repurchase all or a portion of your Plus Cash Notes. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered Plus Cash Notes. Any future credit agreements or other debt agreements may prohibit repurchase of the Plus Cash Notes for cash, or expressly prohibit the repurchase of the Plus Cash Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing the Plus Cash Notes, we could seek the consent of our lenders to repurchase the Plus Cash Notes or could attempt to finance the debt agreements. If we do not obtain consent, we could not repurchase the Plus Cash Notes. Our failure to repurchase the Plus Cash Notes would constitute an event of default under the Plus Cash Notes indenture, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the Plus Cash Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The exchange offer will have an impact on our income or loss for tax purposes.

Cancellation of indebtedness income. We anticipate that we will recognize taxable income from the discharge of indebtedness of approximately $28.8 million in connection with the issuance of the Plus Cash Notes in exchange for the existing notes, assuming all of the existing notes are exchanged in the exchange offer. While we have net operating loss carryovers and expect to have current operating losses that may offset this income for United States federal income tax purposes, the use of these losses and carryovers may be subject to limitation. Further, we may be limited in our ability to offset these losses against income for state or local tax purposes. If our available net operating loss carryovers and current operating losses are insufficient to offset the cancellation of indebtedness income, this income could result in additional tax of as much as approximately $9.0 million. In addition, to the extent that available net operating loss carryovers and current operating losses are used to offset the cancellation of indebtedness income, they will be unavailable as a potential offset to future income.

Deductibility of interest. We may be unable to deduct the interest and original issue discount, if any, paid or accrued with respect to the Plus Cash Notes. However, in light of our current operating losses and our net operating loss carryovers, we are unlikely to be able to make use of current interest and original issue discount deductions in the near future. Investors considering exchanging their existing notes for Plus Cash Notes or purchasing Plus Cash Notes should not assume that such interest and original issue discount deductions are available to us.

You may experience significant adverse tax consequences by participating in the exchange offer or purchasing Plus Cash Notes.

Contingent payment debt instrument rules. The Plus Cash Notes will be characterized by the Company as indebtedness for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the Plus Cash Notes.

The Plus Cash Notes will also be characterized by the Company as contingent payment debt instruments for United States federal income tax purposes, and will be subject to United States federal income tax regulations applicable to contingent debt instruments. Consequently, the Plus Cash Notes will be treated as issued with original issue discount for United States federal income tax purposes, and you will be required to include such tax original issue discount in your income as it accrues. If the IRS were to assert successfully that the Company’s determination of the OID is not correct, a U.S. Holder may be required to include interest on the Plus Cash Notes at a rate substantially in excess of the stated rate.

You will recognize a gain or loss on the sale, exchange, conversion or redemption of a Plus Cash Note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the Plus Cash Note. Any gain recognized by you on the sale, exchange, conversion or redemption of a Plus Cash Note will be treated as ordinary interest income. For a discussion of the United States federal income tax consequences of ownership of the Plus Cash Notes, see “United States Federal Income Tax Considerations.”

The exchange of existing notes for Plus Cash Notes may be a fully taxable event at the time of such exchange. Investors should be aware that the exchange of existing notes for Plus Cash Notes may be fully taxable at the time of such exchange.

In considering whether to participate in the exchange offer or to indicate your interest for additional Plus Cash Notes in the offering, investors should discuss with their own tax advisors these and other potential adverse tax consequences of this transaction. These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments.

For a summary of these potential adverse tax consequences, see “United States Federal Income Tax Considerations.” Investors considering the exchange of existing notes for Plus Cash Notes or indicating interest for additional Plus Cash Notes in the offering should consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by approximately the following amounts for the periods ended as set forth below:

	Year Ended December 31, (in thousands)
	2003	2002	2001	2000	1999
Deficiency of earnings to cover fixed charges	$36,942	$26,623	$78,481	$41,817	$29,500

“Fixed charges” consists of:

•	interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor; and

•	amortization of debt issuance costs.

We would have had to generate additional earnings of approximately $36.9 million for the year ended December 31, 2003 to achieve an earnings to fixed charges ratio of 1:1.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the existing notes for the Plus Cash NotesSM pursuant to the exchange offer. We also are offering up to $25,000,000 aggregate principal amount of additional Plus Cash Notes for cash. We intend to use the net proceeds, if any, from the sale of the additional Plus Cash Notes for potential strategic acquisitions of product candidates or entities and for general corporate purposes, including clinical development, payments of milestone and licensing fees, and working capital. Pending such use, we intend to invest the net proceeds in cash equivalents, U.S. government obligations, high-grade corporate notes and commercial paper.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the National Market segment of The Nasdaq Stock Market under the symbol “VPHM.” We commenced trading on The Nasdaq National Market on November 19, 1996. The following table sets forth the high and low sale prices as quoted on The Nasdaq National Market by quarter for each of 2002 and 2003 and through April 26, 2004.

	High	Low
Year ended December 31, 2002
First Quarter	$23.03	$4.88
Second Quarter	$5.17	$1.25
Third Quarter	$1.75	$0.88
Fourth Quarter	$1.90	$0.86

Year ended December 31, 2003
First Quarter	$2.70	$1.42
Second Quarter	$4.75	$1.59
Third Quarter	$3.35	$1.95
Fourth Quarter	$3.40	$2.47

First Quarter 2004	$3.74	$2.24
April (through April 26, 2004)	$2.75	$2.24

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We have declared and paid dividends in the past on our previously outstanding series A convertible participating preferred stock. We currently have no shares of preferred stock outstanding. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth the consolidated capitalization of ViroPharma at December 31, 2003:

•	as adjusted to give effect to the issuance of Plus Cash Notes in the exchange offer on the assumption that all of the outstanding existing notes were validly tendered and accepted for exchange;

•	as adjusted to give effect to the issuance for cash of an additional $25.0 million of Plus Cash Notes;

•	as adjusted to reflect a net gain of $26.9 million on the assumed early extinguishment of outstanding existing notes. The net gain on the assumed early extinguishment of the outstanding existing notes was calculated as follows: the outstanding existing notes balance of $127.9 million less the deferred financing fees of $1.9 million, less $99.1 million, which represents the estimated fair value of the Plus Cash Notes issued pursuant to the exchange offer reflecting the exchange ratio of 77.5%. The estimated fair value of the Plus Cash Notes of $99.1 million was calculated by multiplying the $127.9 million outstanding existing notes balance by the exchange ratio of 77.5%. This extinguishment of debt will result in recognition of gain in our statement of operations in the period in which the exchange offer is consummated. We have assumed that our current year operating loss will exceed this gain and we will have no resulting tax liability; and

•	does not include the effect of approximately $9 million of severance, asset impairment, lease and other costs related to our January 2004 restructuring which will be included in our 2004 financial results.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, or “Statement 133”, the make-whole provision contained in the Plus Cash Notes is not clearly and closely related to the characteristics of the Plus Cash Notes. Accordingly, the make-whole provision is an embedded derivative instrument and is required by Statement 133 to be accounted for separately from the debt instrument.

Based upon relevant information available as of April 26, 2004, we have estimated the fair value of the make-whole provision using a Monte Carlo simulation model to be approximately $2.8 million. The make-whole provision will be adjusted quarterly for changes in fair value during the first two years that any such Plus Cash Notes are outstanding, with the corresponding charge or credit to other expense or income. The estimated fair value of the make-whole provision of approximately $2.8 million will be recorded as a discount on the Plus Cash Notes. The discount on the Plus Cash Notes will be accreted to par value through quarterly interest charges over the five-year term of the Plus Cash Notes, or approximately $0.6 million of additional interest expense per year through June 2009, notwithstanding this separate adjustment of this derivative liability in other expense or income.

In addition, we will apply the guidance set forth in Emerging Issues Task Force (“EITF”) Issue No. 00-27 which specifies the appropriate basis to account for contingent beneficial conversion premiums. The Plus Cash Notes have several features that could lead to a beneficial conversion premium in the future. A beneficial conversion premium may arise if and when upon conversion of the Plus Cash Notes by the holder or issuer, we elect to settle the make-whole provision or plus cash amount of $500 with our common stock instead of with cash. In addition, if we decide to settle the interest accruing to the holders of the Plus Cash Notes with our common stock, a beneficial conversion premium may need to be recorded. These beneficial conversion premiums, if any, will be recorded as incremental interest expense at the time of such transactions. Finally, we may need to record a beneficial conversion premium at the end of the exchange period and new money offering period if our closing price of our common stock on such day is below the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration of the exchange offer. This beneficial conversion premium would be recorded as a discount on the Plus Cash Notes and will be accreted to par value though quarterly interest charges over the five-year term of the Plus Cash Notes.

To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the Plus Cash Notes would decrease, the amount attributed to the existing notes would increase and the accumulated deficit would increase. The financial data at December 31, 2003 in the following table are derived from our consolidated financial statements as of and for the year ended December 31, 2003.

	December 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Long term debt:
6% Convertible Senior Plus Cash NotesSM due June 1, 2009 (Plus Cash Notes)	$—	$124,123
less: discount on Convertible Plus Cash Notes	—	(2,800)
6% Convertible Subordinate Notes due 2007 (existing notes)	127,900	—

Total long-term debt(1)	$127,900	$121,323

Commitments and contingencies
Stockholders’ equity:
Common stock $.002 par value; authorized 100,000,000 shares; issued and outstanding, 26,462,738 shares at December 31, 2003	53	53
Additional paid-in capital	250,320	250,320
Deferred compensation	(210)	(210)
Accumulated other comprehensive income	(101)	(101)
Deficit accumulated during the development stage(2)	(257,571)	(230,671)

Total stockholders’ equity (deficit)	(7,509)	19,391

Total capitalization	$120,391	$140,714

(1)	The December 31, 2003, As Adjusted 6% Convertible Senior Plus Cash NotesSM balance of $121.3 million represents the fair value of the Plus Cash Notes of $99.1 million issued pursuant to the exchange offer, reflecting the exchange ratio of 77.5%, less the discount of $2.8 million relating to the fair value the make-whole provisions on the Plus Cash Notes, and plus the $25 million raised from the new money offering.
(2)	The December 31, 2003, As Adjusted accumulated deficit balance of $230.7 million reflects the net gain of $26.9 million on the assumed early extinguishment of the outstanding existing notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data of ViroPharma. The consolidated statements of operations data for the years ended December 31, 2003, 2002 and 2001, and the consolidated balance sheet data as of December 31, 2003 and 2002, have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus, and which have been audited by KPMG LLP, independent accountants. The consolidated statements of operations data for the years ended December 31, 2000 and 1999, and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999, are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference in this prospectus. We are considered a “development stage company” as described in Note 1 to our consolidated financial statements.

	Year Ended December 31,
	1999	2000	2001	2002	2003
Consolidated Statement of Operations Data:
License fee and milestone revenue	$—	2,000,000	3,384,615	5,333,440	1,084,186
Other revenue	—	—	—	203,400	527,988

Total revenues	—	2,000,000	3,384,615	5,536,840	1,612,174

Operating expenses:
Research and development	26,463,229	38,037,733	43,012,588	39,823,069	23,042,772
Acquisition of technology rights			16,500,000	—	3,500,000
Marketing	1,283,317	2,326,896	11,806,768	6,791,106	—
General and administrative	3,295,790	5,662,119	11,248,855	7,834,441	9,035,696

Total operating expenses	31,042,336	46,026,748	82,568,211	54,448,616	35,578,468
Gain on repurchase of debt	—	—	—	27,894,260	3,632,882
Interest income	1,708,212	11,990,551	12,321,542	5,428,831	1,829,021
Interest expense	165,914	9,781,177	11,619,150	11,034,198	8,437,548

Loss from continuing operations	(29,500,038)	(41,817,374)	(78,481,204)	(26,622,883)	(36,941,939)
(Loss) income from discontinued operations	—	—	(4,476,244)	10,816,807	—
Loss allocable to common stockholders	(34,574,571)	(42,544,726)	(83,302,690)	(15,806,076)	(36,941,939)

Loss per share from continuing operations:
Basic	$(2.42)	(2.75)	(4.32)	(1.11)	(1.43)
Diluted	(2.42)	(2.75)	(4.32)	(1.11)	(1.43)

(Loss) income per share from discontinued operations:
Basic	$—	—	(0.25)	0.45	—
Diluted	—	—	(0.25)	0.45	—

Net loss per share allocable to common stockholders:
Basic	$(2.84)	(2.80)	(4.59)	(0.66)	(1.43)
Diluted	(2.84)	(2.80)	(4.59)	(0.66)	(1.43)

Shares used in computing net (loss) income per share:
Basic	12,181,853	15,210,964	18,167,303	23,952,940	25,916,466
Diluted	12,181,853	15,210,964	18,167,303	23,952,940	25,916,466

	As of December 31,
	1999	2000	2001	2002	2003
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$66,852,920	203,335,180	240,040,193	158,281,544	121,148,591
Working capital	58,691,259	196,279,631	220,620,940	152,771,841	113,096,747
Total assets	72,085,866	222,438,830	266,180,803	173,530,757	132,845,182
Long term debt less current portion	525,000	180,325,000	180,125,000	134,908,334	127,900,000
Total stockholders’ equity (deficit)	58,291,236	23,986,548	39,429,714	27,810,771	(7,509,295)

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing Notes

We are offering to exchange your existing notes for Plus Cash Notes as follows: $775 principal amount of Plus Cash Notes for each $1,000 principal amount of existing notes for up to 100% of the aggregate outstanding principal amount of existing notes. The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. We will pay cash for any fractional portion of Plus Cash Notes.

Based on the principal amount of existing notes outstanding as of the date of this prospectus, we are offering to acquire up to $127,900,000 aggregate principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

You may tender all, some or none of your existing notes, subject to the terms and conditions of the exchange offer. Holders of existing notes must tender their existing notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to exchange all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes for exchange and, if so, the amount of existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 12:00 midnight, New York City time, on May 25, 2004, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on May 25, 2004 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of existing notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of existing notes, provided that in any event we will promptly issue Plus Cash Notes or return tendered existing notes after expiration or withdrawal of the exchange offer;

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below; during any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act, as amended; and

•	terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to twenty business days.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the existing notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. For the procedures regarding the new money offering, see “New Money Offering of Additional Plus Cash Notes.”

Tender of Existing Notes Held Through a Custodian. If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC. Any beneficial owner of existing notes held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s existing notes are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender existing notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, the exchange agent must receive:

•	a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent,” prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering existing notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution which is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us or to Piper Jaffray, the dealer manager.

It is your responsibility to ensure that all necessary materials get to U.S. Bank National Association, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

Any existing notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

We will have accepted the validity of tendered existing notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the Plus Cash Notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of existing notes. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Notes for Exchange; Delivery of Plus Cash Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the Plus Cash Notes promptly after acceptance of the existing notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

The Plus Cash Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. We will pay cash for any fractional amount of Plus Cash Notes. The Plus Cash Notes will bear interest from the date of issuance of the Plus Cash Notes. Existing notes accepted for exchange will accrue interest up to but excluding the closing date of the exchange offer. We will pay such accrued and unpaid interest at closing to holders whose existing notes are tendered in the exchange offer and accepted by us.

In all cases, issuance of Plus Cash Notes for existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such existing notes into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

Return of Existing Notes Accepted for Exchange

If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)	sets forth the name and address of the holder of the existing notes tendered;

(2)	states that the tender is being made thereby;

(3)	guarantees that within three trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of existing notes at any time prior to 12:00 midnight, New York City time, on the expiration date. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after June 25, 2004.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “—Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your existing notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

•	if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Notes” above, at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for Plus Cash Notes and may terminate or not complete the exchange offer if the registration statement or, if applicable, a post-effective amendment, covering the exchange offer is not effective under the Securities Act.

We may elect not to accept existing notes for exchange and may terminate or not complete the exchange offer if:

•	any person, entity or group (as the term “group” is used in Section 13(d)(3) of the Exchange Act) would, as a result of the exchange offer, acquire beneficial ownership of more than 19.9% of our common stock;

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would restrain, prohibit or delay completion of the exchange offer or prohibit any of the material terms of the Plus Cash Notes;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks or Standard & Poor’s 500 Index from the date of this prospectus;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any material disruption has occurred in commercial banking or securities settlement or clearance services in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in material adverse change in the business condition, income, operations, stock ownership or prospects of us or of us and our subsidiaries, taken as a whole;

•	the occurrence of any of the following:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock after the commencement of the exchange offer;

•	any person, entity or group which owned more than 5% of our outstanding common stock before the commencement of the exchange offer shall acquire additional common stock constituting more than 2% of our outstanding shares after the commencement of the exchange offer; or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares; or

•	the registration statement of which this prospectus is a part shall have not become effective under the Securities Act or shall be the subject of any stop order.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered existing notes to tendering existing note holders;

•	extend the exchange offer and, subject to the withdrawal rights described in “Withdrawal Rights,” above, retain all tendered existing notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition, other than those subject to applicable law, in whole or in part in our discretion. We may not assert or waive any condition in a manner that would violate Rule 13e-4(f)(8)(i). Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties. There are no federal or state regulatory requirements that must be met, except for requirements under applicable securities laws. Satisfaction or waiver of these conditions, other than those that relate to applicable securities laws, will be determined as of May 25, 2004, the expiration date of the exchange offer.

We confirm to you that if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement and will extend the exchange offer to the extent required under the Exchange Act.

Fees and Expenses

Piper Jaffray is acting as the dealer manager in connection with the exchange offer. Piper Jaffray will receive a fee in the manner described below for its services as dealer manager.

Piper Jaffray’s fee will be calculated based on a sliding scale based on the principal amount of existing notes tendered. Based on the foregoing fee structure, if all of the existing notes are exchanged in the exchange offer, Piper Jaffray will receive an aggregate fee of approximately $1.94 million. Piper Jaffray’s fees will be payable if and when the exchange offer is completed.

Piper Jaffray will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

We have agreed to indemnify Piper Jaffray against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Piper Jaffray may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Piper Jaffray may from time to time hold existing notes, Plus Cash Notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, Piper Jaffray may tender these existing notes.

We have retained Georgeson Shareholder Communications Inc. to act as information agent and U.S. Bank National Association to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing note holders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent will receive an aggregate of approximately $31,000 in compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Piper Jaffray for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

We estimate that the aggregate fees and expenses to be incurred in connection with the exchange offer and the new money offering, assuming maximum existing note holder participation, will be approximately $850,000 million and will be paid by us.

Legal Limitation

The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time, and from time to time.

In addition, we will not accept for exchange any existing notes tendered, and no Plus Cash Notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses as set forth below. Questions about the tender of existing notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail or Overnight Courier:

U.S. Bank National Association Corporate Trust Services

60 Livingston Ave.

St. Paul, MN 55107

By Facsimile Transmission:

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

NEW MONEY OFFERING OF ADDITIONAL PLUS CASH NOTES

We are offering up to $25.0 million aggregate principal amount of additional Plus Cash Notes for cash in the “new money offering.” Neither we nor our placement agent will consider whether or not you are a holder of the existing notes or participate in the exchange offer as a relevant factor when determining the allocation of the Plus Cash Notes in the new money offering. The Plus Cash Notes in the new money offering are identical in all respects to the Plus Cash Notes provided in the exchange offer as described in this document under the heading “Description of Plus Cash Notes.”

Indications of interest in purchasing additional Plus Cash Notes must be in denominations of principal amount of $1,000 and any integral multiple of $1,000. The public offering price of the Plus Cash Notes offered in the new money offering is expected to be 100% of the principal amount of such Plus Cash Notes plus interest, if any, accrued from the closing date of the exchange offer.

You may indicate your interest for additional Plus Cash Notes in the new money offering by giving your indication of interest to Piper Jaffray at (415) 984-5142, attention Jeffrey Winaker or Brian Sullivan.

DESCRIPTION OF PLUS CASH NOTES

We will issue the Plus Cash Notes under an indenture dated as of the date of issuance, between us and U.S. Bank National Association, as Plus Cash Notes trustee. The following summarizes the material provisions of the Plus Cash Notes and the Plus Cash Notes indenture. This summary is not complete. We urge you to read the Plus Cash Notes indenture because it will define your rights as a holder of the Plus Cash Notes. We will provide you a copy, at no charge, if you contact us. The Plus Cash Notes indenture is an exhibit to the registration statement of which this prospectus is a part. Please read “Where You Can Find More Information” on page i. Terms not defined in this description have the meanings given them in the Plus Cash Notes indenture. This summary is subject to and is qualified by reference to all the provisions of the Plus Cash Notes indenture. As used in this description, the words “ViroPharma,” “we,” “us” or “our” do not include any current or future subsidiary of ViroPharma Incorporated.

General

We are offering to issue up to $124,122,500 aggregate principal amount of Plus Cash Notes, which amount includes:

•	approximately $99,122,500 aggregate principal amount to be issued in the exchange offer assuming 100% of the outstanding existing notes are tendered and accepted in the exchange offer; and

•	up to an additional $25,000,000 aggregate principal amount of Plus Cash Notes to be issued for cash.

The Plus Cash Notes will be unsecured and unsubordinated obligations of ViroPharma. The Plus Cash Notes will be convertible into a number of shares of common stock, which we will call the base shares, plus $500 in cash, which we call the “plus cash amount.” A fixed number of shares of our common stock, which we call the “base shares,” will be determined as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of: (A) 452.38; and (B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount, as defined below, from $952.38 by (ii) the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, which we refer to as the “threshold price.” At our option, we may elect to pay the plus cash amount with shares of our common stock as described further under “—Voluntary Conversion of Plus Cash Notes” and “—Auto-Conversion” below.

The Plus Cash Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Plus Cash Notes will mature on June 1, 2009 unless earlier converted, redeemed or repurchased.

You may present the Plus Cash Notes for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. Each of these agents will initially be the trustee.

The Plus Cash Notes indenture will not contain any financial covenants or restrictions on the payment of dividends, or the issuance or repurchase of securities by us, except that for a period of 18 months following the first issuance of the Plus Cash Notes, but only for so long as any of the Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps, or similar transactions with respect to the existing notes. The Plus Cash Notes indenture will not restrict our ability to incur additional indebtedness. The Plus Cash Notes indenture will contain no covenants or other provisions to protect holders of the Plus Cash Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described below under “— Repurchase at Option of Holder Upon a Fundamental Change.”

We are required to deliver to the trustee annually a statement regarding compliance with the Plus Cash Notes indenture. We are also required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

We shall not issue fractional shares of common stock or any scrip representing fractional shares of common stock upon payment of interest, voluntary conversion or auto-conversion, in each case as described below. If any fractional share of common stock otherwise would be issuable, we, at our option, may either make an adjustment therefor in cash at the current market value to the holder of the Plus Cash Notes or round the fractional shares up to the nearest whole share.

You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon the transfer of our common stock in payment of interest, voluntary conversion or auto-conversion but will be required to pay any stamp or transfer tax or duty if the common stock is issued in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Interest

The Plus Cash Notes will bear interest at the rate of 6% per annum. Interest will be payable semiannually on an “interest payment date,” which is June 1 and December 1 of each year, commencing on December 1, 2004 and ending on the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) of the Plus Cash Notes to holders of record at the close of business on the “regular record date,” which is each May 15 and November 15 (whether or not a business day), respectively, immediately preceding each interest payment date. Each payment of interest on the Plus Cash Notes will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and any payment of interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will be payable in cash or, solely at our option, in shares of our common stock, provided that we will not pay interest in shares of our common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the threshold price.

If we elect to make any payment of interest in additional shares of our common stock, the additional shares to be delivered will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date. We shall provide the holders with notice of our intention to pay interest in common stock not later than the regular record date preceding the applicable interest payment date in accordance with the terms of the indenture.

The simple average of the daily VWAPs of our common stock shall be calculated with reference to the normal trading hours of the applicable trading day on The Nasdaq National Market or principal national or regional securities exchange or over-the-counter market on which our common stock is then traded, as reported by Bloomberg L.P. or such other similarly nationally recognized information source satisfactory to the trustee under the indenture governing the Plus Cash Notes. There is no minimum or maximum volume requirement with respect to the calculation of the daily VWAP. The calculation of the daily VWAP is subject to appropriate adjustment as described under “—Conversion Consideration Adjustment” below.

In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a Plus Cash Note, interest will cease to accrue on that Plus Cash Note under the terms and subject to the conditions of the Plus Cash Notes indenture. We may not reissue a Plus Cash Note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that Plus Cash Note.

Ranking

The Plus Cash Notes will be unsecured and unsubordinated obligations. The Plus Cash Notes will rank senior to the existing notes. The Plus Cash Notes will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the Plus Cash Notes will be subordinated to our future secured indebtedness to the extent of the assets securing such indebtedness. The terms of the Plus Cash Notes will not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of, and interest on, our secured indebtedness will be distributed from those of our assets that represent the security for secured indebtedness before any payment is made from such assets on account of our unsecured indebtedness. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the Plus Cash Notes then outstanding once payment of the principal and interest on our secured indebtedness has been made.

The Plus Cash Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the Plus Cash Notes to participate in the assets, will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary.

Voluntary Conversion of Plus Cash Notes

You may convert Plus Cash Notes in denominations of $1,000 and integral multiples of $1,000. A Plus Cash Note may be converted into:

•	a number of base shares of our common stock, determined as described below; and

•	the plus cash amount, which will be $500 in cash or, solely at our option, shares of our common stock, provided that we will not pay interest in shares of our common stock unless the simple average of the the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the interest payment date equals or exceeds the threshold price.

The number of base shares will be equal to a fixed number of shares of our common stock, which we call the “base shares,” determined as of the second trading day immediately preceding the expiration date of the exchange offer and will be equal to the lesser of: (A) 452.38, and (B) the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount, as defined below, from $952.38 by (ii) the threshold price.

The number of base shares will be 452.38 only if the threshold price is $1.00 or lower. In all other cases, the number of base shares will be fixed such that they have a market value, determined in the manner described above, equal to $452.38. Based on the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding April 27, 2004, which equaled $2.44, the number of base shares would have been 185.40.

This means that, at the time that we determine the number of base shares prior to the expiration of the exchange offer, the conversion consideration of the Plus Cash Notes will be less than $1,000. In the event that the threshold price is $1.00 or higher, the conversion value of each $1,000 in principal amount of the Plus Cash Notes when the number of base shares is determined will be equal to $952.38 (representing the $500 plus cash amount plus a number of base shares having a market value equal to $452.38, determined in the manner described above). In the event that the threshold price is less than $1.00, the conversion value of each $1,000 in principal amount of the Plus Cash Notes when the number of base shares is determined would be less than $952.38 (representing the $500 plus cash amount plus 452.38 base shares).

Assuming that the number of base shares is less than 452.38, the conversion consideration of each $1,000 in principal amount of the Plus Cash Notes would only equal or exceed $1,000 if the market price of our common stock appreciates by approximately 10.5% from the market price of our common stock used to establish the number of base shares, determined in the manner described above. Based upon a number of base shares equal to 185.40, using the simple average of the closing bid prices provided above of $2.44, the per share market price of our common stock would have to appreciate $0.26 to $2.70 in order for the conversion consideration to equal the $1,000 principal amount of the Plus Cash Notes. Assuming that the number of base shares is equal to 452.38, the conversion consideration of each $1,000 in principal amount of the Plus Cash Notes would only equal or exceed $1,000 if the market price of our common stock appreciated to approximately $1.11 at the time of conversion.

Upon voluntary conversion by a holder, we may, at our option, substitute $500 worth of our common stock in lieu of the plus cash amount provided, however, we shall not make any payment of the plus cash amount in additional shares of common stock unless the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. If we elect to pay the plus cash amount in shares of our common stock, the shares to be delivered will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date.

If a holder elects to convert voluntarily all or any portion of the Plus Cash Notes prior to June 1, 2006 and if the conditions described under “—Voluntary Conversion – Make-Whole Payment” below are satisfied, we will pay in cash or, solely at our option, in shares of our common stock, the additional interest described under “—Voluntary Conversion –Make-Whole Payment” below.

In the event we have delivered a notice of auto-conversion after having satisfied the stock substitution procedure described below, and you elect to voluntarily convert your Plus Cash Notes before the auto-conversion date, we may elect to pay the plus cash amount in shares of our common stock. If we so elect, those shares shall be valued at a per share price equal to the stock substitution price defined below.

In the event that we elect to pay the plus cash amount, the make-whole amount, if any, or both, in shares of our common stock and the total number of shares of our common stock to be issued to you or any group of which you are a part as a result of such election, plus the total number of base shares to be issued to you as a result of the voluntary conversion, plus the total number of shares of our common stock or any such group beneficially owned by you or any such group, would, in the absence of our ability to reduce the number of shares described below, exceed 19.9% of our then outstanding shares of common stock, then we shall be entitled to reduce the number of shares of common stock to be issued to you or any such group so that the total number of shares of common stock to be issued to you or any such group as a result of the voluntary conversion is equal to the lesser of:

•	the result derived from subtracting (i) the sum of the number of base shares to be issued to you or any such group as a result of the voluntary conversion, plus the total number of shares of our common stock beneficially owned by you or any such group from (ii) 19.9% of our then outstanding shares of common stock; and

•	the number of shares to be issued to you or any such group to pay the plus cash amount, the make-whole amount, if any, or both based upon the value of our shares of common stock as determined in accordance with the description under “Description of Notes—Voluntary Conversion of Plus Cash Notes” below.

If we so reduce the number of shares to be issued to you or any group of which you are a part, then we shall be obligated to pay the portion of the plus cash amount not paid for with shares of our common stock in cash, unless our board of directors authorizes us to issue to you or any such group a number of shares of our common stock that would result in the total number of shares of our common stock beneficially owned by you or any such group to exceed 19.9% of our then outstanding shares of common stock.

Based on the simple average of the closing bid prices of our common stock for the five trading days ending on and including the second trading day immediately preceding April 27, 2004, which equaled $2.44, the number of base shares would have been 185.40 shares. The following table sets forth the number of base shares that would have resulted from using the simple average of the closing bid prices of our common stock for the five trading days ending on the last trading day of each of the preceding three months (February 1, 2004 through April 26, 2004).

	Five Day Simple Average of the Closing Bid Price	Number of Base Shares
February 2004	$3.02	149.79
March 2004	2.34	193.32
April (through April 26, 2004)	2.45	184.64

A holder of a Plus Cash Note will be entitled to convert it into base shares and the plus cash amount at any time on or prior to maturity, provided that:

•	if the Plus Cash Note is called for redemption, the holder is only entitled to convert it at any time before the close of business on the last business day prior to the redemption date, and

•	if a notice of auto-conversion is delivered by us with respect to any portion of the Plus Cash Notes in connection with which we have elected to implement and have satisfied the stock substitution procedures described below, and if the holder has elected to voluntarily convert on or after the satisfaction of the stock substitution conditions but before the auto-conversion date, we may elect to pay the plus cash amount in shares of our common stock. If we so elect, these shares shall be paid at a per share price equal to the stock substitution price, as defined below.

You may not voluntarily convert any principal amount of your Plus Cash Notes with respect to which a stock substitution notice has been given and the stock substitution conditions described below under “—Voluntary Conversion—Make-Whole Payment” have been satisfied.

The number of base shares and all calculations of the simple average of the daily VWAPs are subject to appropriate adjustment by reference to a conversion rate, as described under “—Conversion Consideration Adjustment” below.

A Plus Cash Note in respect of which a holder has delivered a notice exercising that holder’s option to require us to purchase that holder’s Plus Cash Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the repurchase date, as defined below, in accordance with the terms of the Plus Cash Notes indenture.

Procedures Required for Voluntary Conversion

To convert a Plus Cash Note, a holder must:

•	complete and manually sign the conversion notice on the back of the Plus Cash Note, or complete and manually sign a facsimile of the Plus Cash Note, and deliver the conversion notice to the conversion agent, initially the trustee, at the office maintained by the conversion agent for that purpose;

•	certify to us the total number of shares which represents such holder’s total beneficial ownership interest in our common stock;

•	surrender the Plus Cash Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date on which all of these requirements have been satisfied will be the conversion date.

In the case of a global security, DTC will effect the conversion upon notice from the holders of a beneficial interest in the global security in accordance with DTC’s rules and procedures.

As promptly as practicable after the conversion date, but in no event later than three trading days after the conversion date, we will issue and deliver to the holder a certificate or certificates for the number of full shares of common stock issuable upon voluntary conversion, together with a check or cash in respect of the plus cash amount, if applicable, and any payment to be made in lieu of fractional shares. In addition, if a holder elects to convert voluntarily all or any portion of the Plus Cash Notes prior to June 1, 2006 and if the conditions described under “—Voluntary Conversion – Make-Whole Payment” below are satisfied, we will pay in cash or, solely at our option, in shares of our common stock, the additional interest described under “—Voluntary Conversion –Make-Whole Payment” below.

Except as provided below, our delivery to the holder of the base shares, the plus cash amount and any payment to be made in lieu of any fractional shares, will satisfy our obligation to pay the principal amount of the Plus Cash Note and any accrued and unpaid interest thereon to the conversion date, and any accrued but unpaid interest to the conversion date will be deemed to be paid in full and will not be cancelled, extinguished or forfeited. Upon voluntary conversion of a Plus Cash Note, except as provided below, a holder will not receive any additional payment representing accrued and unpaid interest on the Plus Cash Note. Notwithstanding the foregoing, any accrued and unpaid interest will be payable upon any conversion of Plus Cash Notes at the option of the holder made concurrently with or after acceleration of the Plus Cash Notes following an event of default described under “—Events of Default” below.

Plus Cash Notes surrendered for voluntary conversion during the period from the close of business on any regular record date to the date immediately preceding any interest payment date must be accompanied by payment of an amount equal to the interest on the surrendered Plus Cash Notes that the registered holder is to receive. Except where Plus Cash Notes surrendered for conversion must be accompanied by payment as described above, no interest on voluntarily converted Plus Cash Notes will be payable by us on any interest payment date subsequent to the date of voluntary conversion.

A certificate for the number of full shares of common stock into which any Plus Cash Note is voluntarily converted, the plus cash amount and any payment to be made in lieu of any fractional shares will be delivered as soon as practicable. For a summary of the U.S. federal income tax treatment of a holder upon conversion, see “United States Federal Income Tax Considerations – U.S. Holders – Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock – Conversion of Plus Cash Notes.”

Voluntary Conversion – Make-Whole Payment

If voluntary conversion occurs prior to June 1, 2006 and if the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date is greater than the threshold price, we will pay additional interest, which we refer to as the “make-whole payment,” equal to two years’ worth of interest on the principal amount so converted, computed on the basis of a 360-day year composed of twelve 30-day months, less any interest actually paid or provided for on the principal amount so converted, prior to the date of voluntary conversion. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock, provided that, we shall not pay the make-whole payment in shares of our common stock unless the simple average of the the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date equals or exceeds the threshold price. If we elect to pay the make-whole payment in shares of our common stock, the shares of common stock will be valued at 95% of the simple average of the daily VWAPs of our common stock for the 10 trading days ending on and including the second trading day immediately preceding the date of voluntary conversion.

Auto-Conversion

We have the right to automatically convert some or all of the Plus Cash Notes at any time on or prior to maturity if the daily VWAP of our common stock has exceeded the auto-conversion price, as defined below, for each of any 20 trading days during any consecutive 30 trading day period ending within one trading day prior to the notice of auto-conversion. We refer to this as an auto-conversion and the date upon which the Plus Cash Notes are auto-converted as the “auto-conversion date.” If we elect to auto-convert some or all of the Plus Cash Notes we will issue a notice of auto-conversion identifying the auto-conversion date, which date shall be seven calendar days from the date of our notice, provided that if the seventh calendar day is not a trading day, the auto-conversion date shall be the next trading day.

If we auto-convert some or all of the Plus Cash Notes, holders will receive for each $1,000 in principal amount of Plus Cash Notes so converted the base shares and the $500 plus cash amount, subject to our right to pay the plus cash amount in shares of our common stock described under “—Auto-Conversion—Stock Substitution” below. In addition, if we effect an auto-conversion prior to June 1, 2006, we will pay in cash or, solely at our option, in shares of our common stock the additional interest described under the heading “—Auto-Conversion—Make Whole Payment” below.

Any auto-conversion of less than all of the Plus Cash Notes will be made on a pro rata basis with reference to the aggregate principal amount held by each holder of Plus Cash Notes relative to the aggregate principal amount held by all holders of Plus Cash Notes on the auto-conversion date, rounded up to the nearest $1,000 in principal amount on a holder-by-holder basis.

The auto-conversion price and any calculations of daily VWAPs are subject to appropriate adjustment upon certain events as described under “Conversion Consideration Adjustment” below.

The auto-conversion price will be equal to the quotient derived from dividing (i) the result of subtracting the $500 plus cash amount from $1,500, by (ii) the number of base shares.

The following table sets forth the auto-conversion price that would have resulted from the above formula on the last trading day for the preceding three months (February 1, 2004 through April 26, 2004) using the number of base shares as calculated in the table under “Conversion of Plus Cash Notes” above.

Auto-Conversion Price
February 2004	$6.68
March 2004	5.17
April (through April 26, 2004)	5.42

Auto-Conversion – Make-Whole Payment

If an auto-conversion occurs prior to June 1, 2006, we will pay additional interest, which we refer to as the “make-whole payment,” equal to two years’ worth of interest on the principal amount so converted, computed on the basis of a 360-day year composed of twelve 30-day months, less any interest actually paid or provided for on the principal amount so converted prior to the date of auto-conversion. The make-whole payment, if any, shall be paid in cash or, solely at our option, in shares of our common stock. If we elect to pay the make-whole payment in common stock, the shares of common stock will be valued at the stock substitution price, as described below.

Auto-Conversion – Stock Substitution – General

We may elect to auto-convert some or all of our Plus Cash Notes and pay the plus cash amount in shares of our common stock. If we elect this option, we must provide advance notice and satisfy all of the conditions discussed under “—Stock Substitution – Procedure” below. When these conditions are satisfied, we will be obligated to auto-convert the specified percentage of our Plus Cash Notes and pay the plus cash amount in shares of our common stock, subject to the limitations described under “—Stock Substitution – Beneficial Ownership Limitation” below.

Auto-Conversion – Stock Substitution – Procedure

We must provide advance notice of our election to implement the stock substitution procedure described below. This stock substitution notice will be provided to all holders of Plus Cash Notes and will be filed with the SEC as an exhibit to a current report on Form 8-K. The stock substitution notice must specify the percentage of the outstanding Plus Cash Notes that we must auto-convert for common stock if the conditions described below are met. The stock substitution notice must also specify a stock price which we refer to as the “stock substitution reference price.” The stock substitution reference price will be selected by us in our sole discretion but must be equal to or greater than the auto-conversion price.

After we have provided a stock substitution notice (which notice we have not withdrawn or modified as described below), and once the daily VWAP of our common stock for any single trading day thereafter is greater than the stock substitution reference price, then the stock substitution notice cannot be withdrawn or modified until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading day period is less than the stock substitution reference price. We refer to any period during which a stock substitution notice cannot be withdrawn or modified as a “stock substitution period.” We refer to the first trading day after the provision of a stock substitution notice on which the daily VWAP of our common stock is greater than the stock substitution reference price as a “stock substitution period commencement date.”

During any stock substitution period, if the daily VWAP of our common stock for each of any 20 trading days, which 20 trading days we refer to as the “valuation days,” during any consecutive 30 trading day period exceeds the stock substitution reference price, we will be obligated to:

•	auto-convert the Plus Cash Notes (in the percentage which we have specified in the stock substitution notice);

•	substitute shares of our common stock, in the manner described below, upon such auto-conversion for the plus cash amount; and

•	satisfy the make-whole payment, if any, in cash or, solely at our option, in shares of our common stock;

in all events subject to the limitations described under “— Stock Substitution-Beneficial Ownership Limitation” below.

Within one trading day after the 20th valuation day, we will issue a notice of auto-conversion identifying the auto-conversion date, which date shall be seven calendar days from the date of our notice, provided that if the seventh calendar day is not a trading day, the auto-conversion date shall be the next trading day.

Any auto-conversion of less than all of the Plus Cash Notes pursuant to the stock substitution provision will be made on a pro rata basis with reference to the aggregate principal amount held by each holder of Plus Cash Notes relative to the aggregate principal amount outstanding as of the auto-conversion date, rounded up to the nearest $1,000 in principal amount on a holder-by-holder basis.

The substituted shares shall be valued at 95% of the simple average of the daily VWAPs of our common stock for the 20 valuation days. We refer to this average as the “stock substitution price.”

Except as provided below, our delivery to the holder of the base shares, the plus cash amount, any payment to be made in lieu of any fractional shares and the make-whole payment, if any, will satisfy our obligation to pay the principal amount of the Plus Cash Notes that are auto-converted and any accrued and unpaid interest thereon to the auto-conversion date will be deemed to be paid in full and will not be cancelled, extinguished or forfeited. In this event, a holder will not receive any additional payment representing accrued and unpaid interest on the Plus Cash Note. Notwithstanding the foregoing, the regular interest payment payable to holders on a regular record date will be payable upon any auto-conversion of Plus Cash Notes effected on or after any such regular record date and prior to the interest payment date. No interest payment on auto-converted Plus Cash Notes will be payable by us on any interest payment date subsequent to the date of auto-conversion.

Promptly after the auto-conversion date, we will provide notice to all holders of outstanding Plus Cash Notes stating the aggregate principal amount of Plus Cash Notes that were auto-converted and describing the conversion consideration paid therefor. A copy of that notice will be promptly filed with the SEC as an exhibit to a current report on Form 8-K.

We reserve the right to auto-convert the Plus Cash Notes and pay the plus cash amount in cash at any time after the issuance of a stock substitution notice but prior to the stock substitution period commencement date, provided that the daily VWAP of our common stock has exceeded the auto-conversion price for each of at least 20 trading days during any consecutive 30 trading day period ending within one trading day prior to the notice of auto-conversion.

Auto-Conversion—Stock Substitution – Beneficial Ownership Limitation

If, upon our auto-conversion of some or all of our Plus Cash Notes, we are obligated to pay the plus cash amount, any interest required to be paid, if any, and the make-whole payment, if any, in shares of our common stock, and the total number of shares of our common stock to be issued to you or any group of which you are a part upon that auto-conversion, plus the total number of shares of our common stock beneficially owned by you or any such group, would, in the absence of the deemed auto-conversion described below, exceed 19.9% of our then outstanding shares of common stock, then the principal amount of the Plus Cash Notes legally or beneficially owned by you or any such group being auto-converted shall, effective as of the close of trading on the 20th valuation day, be deemed to have been fully auto-converted into such number of shares of our common stock which, when added to the total number of shares of our common stock beneficially owned by you or any such group would result in you or any such group beneficially owning 19.9% of our then outstanding shares of common stock. Our delivery of the these shares will satisfy our obligation to pay the principal amount of the Plus Cash Notes so auto-converted, any accrued and unpaid interest on such principal amount to the conversion date, and the make-whole payment, if any, and such accrued and unpaid interest and make-whole payment will be deemed to be paid in full and not be cancelled, extinguished or forfeited.

Auto-Conversion – Stock Substitution – Withdrawal or Modification

From and after the stock substitution period commencement date, we cannot withdraw or modify the stock substitution notice until the daily VWAP of our common stock for each of any 20 trading days during any consecutive 30 trading days is less than the stock substitution reference price then in effect.

Prior to the close of trading on The Nasdaq National Market on the stock substitution period commencement date, we may withdraw or modify the auto-conversion and stock substitution notice at any time.

Any notice of withdrawal or modification will be provided to all holders of Plus Cash Notes and will be filed with the SEC as an exhibit to a current report on Form 8-K.

Conversion Consideration Adjustment

Upon the happening of certain events, proportionate adjustment will be made, as applicable, to:

•	the number of base shares into which the Plus Cash Notes are convertible;

•	the auto-conversion price;

•	the threshold price; or

•	any calculation of the simple average of the daily VWAPs of our common stock.

These adjustment events include:

1. the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

2. certain subdivisions and combinations of our common stock, as described in the Plus Cash Notes indenture;

3. the issuance to all holders of common stock of rights, warrants or options entitling them, for a period not exceeding 45 days, to subscribe for or purchase shares of our common stock at less than the current market price as defined in the Plus Cash Notes indenture;

4. the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, excluding common stock distributions covered above, those rights, warrants, options, dividends and distributions referred to above, dividends and distributions paid exclusively in cash;

5. our distribution of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

•	3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of ViroPharma. If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

6. our making a payment to holders of our common stock in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

7. someone other than us makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding, and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of ViroPharma or a sale of all or substantially all of our assets.

Under our rights plan, upon conversion of the existing notes into common stock, to the extent that the rights plan is still in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan, subject to certain limited exceptions.

We may, from time to time, increase the number of base shares and the plus cash amount into which the Plus Cash Notes are convertible by any amount for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. If our Board of Directors makes such a determination, it will be conclusive. Holders will receive notice of such increase at least 15 days prior to the date the increased conversion amount becomes effective.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving ViroPharma; or

•	a sale or conveyance to another person of all or substantially all of the property and assets of ViroPharma,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of existing notes will generally be entitled thereafter to convert their existing notes into the same type of consideration they would have been entitled to receive had the existing notes been converted into common stock immediately prior to one of these types of events.

This change could substantially lessen or eliminate the value of the conversion privilege associated with the Plus Cash Notes in the future. For example, if we were acquired in a cash merger each Plus Cash Note would become convertible solely into cash and would no longer be convertible into cash and/or securities whose value would vary depending on our future prospects and other factors.

In the event of a taxable distribution to holders of common stock that results in an adjustment of the conversion amount, or in which holders otherwise participate, or in the event the conversion amount is increased at our discretion, the holders of the Plus Cash Notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the conversion amount may result in a taxable dividend to holders of common stock. See “United States Federal Income Tax Considerations – U.S. Holders – Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock – Constructive dividend.”

No adjustment to the conversion amount of the Plus Cash Notes will be required unless it would result in a change to the conversion amount of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Repurchase at Option of Holder upon Fundamental Change

In the event of any fundamental change, as defined below, of ViroPharma, each holder of Plus Cash Notes will have the right, at the holder’s option, subject to the terms and conditions of the Plus Cash Notes indenture, to require us to repurchase all or any part of the holder’s Plus Cash Notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000. Each holder of Plus Cash Notes will have the right to require us to make that purchase on the date, otherwise referred to as the “repurchase date,” that is 45 business days after the occurrence of the fundamental change at a cash price equal to 100% of the principal amount, the “repurchase price,” of that holder’s Plus Cash Notes plus accrued interest to the repurchase date.

Within 30 business days after the fundamental change, we will mail to the trustee, each holder and beneficial owners as required by applicable law, a notice regarding the fundamental change, which will state, among other things:

•	the date of the fundamental change and, briefly, the events causing the fundamental change;

•	the date by which the holder’s written notice to ViroPharma regarding the exercise of the repurchase right must be given;

•	the repurchase date;

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent;

•	the conversion amount and any adjustments to the conversion amount;

•	the procedures that holders must follow to exercise these rights;

•	the procedures that holders must follow to withdraw a notice regarding the exercise of the repurchase right;

•	that holders who want to convert Plus Cash Notes must satisfy the requirements provided in the Plus Cash Notes; and

•	briefly, the conversion rights of holders of Plus Cash Notes.

If we do not mail the notice within 30 business days after the fundamental change, an event of default will occur under the Plus Cash Notes indenture without the lapse of additional time. We will cause a copy of the notice regarding the fundamental change to be published in The Wall Street Journal or another daily newspaper of national circulation and will post the notice on our website.

To exercise the repurchase right, the holder must deliver written notice of the exercise of the repurchase right to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, the City of New York, prior to the close of business, on the repurchase date. Any such notice from the holder must state:

•	the name of the holder;

•	the certificate numbers of the Plus Cash Notes to be delivered by the holder of those Plus Cash Notes for purchase by us;

•	the portion of the principal amount of Plus Cash Notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the Plus Cash Notes are to be purchased by us pursuant to the applicable provisions of the Plus Cash Notes.

A holder may withdraw any notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state the principal amount and the certificate numbers of the Plus Cash Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to the holder’s repurchase notice.

Payment of the repurchase price for a Plus Cash Note for which a notice from the holder has been delivered and not withdrawn is conditioned upon delivery of the Plus Cash Note, together with necessary endorsements, to the paying agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, the City of New York, at any time, whether prior to, on or after the repurchase date, after the delivery of the notice by the holder. Payment of the repurchase price for the Plus Cash Note will be made promptly following the later of the business day following the repurchase date and the time of delivery of the Plus Cash Note and necessary endorsements. If the paying agent holds, in accordance with the terms of the Plus Cash Notes indenture, money sufficient to pay the repurchase price of that Plus Cash Note on the repurchase date then, immediately after the repurchase date, that Plus Cash Note will cease to be outstanding and interest on that Plus Cash Note will cease to accrue and will be deemed paid, whether or not that Plus Cash Note is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of that Plus Cash Note.

A “fundamental change” is any transaction or event in connection with which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which consideration is not all or substantially all common stock:

•	listed on, or that will be listed on or immediately after the transaction or event on a United States national securities exchange; or

•	approved for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

These fundamental change redemption rights could discourage a potential acquiror of ViroPharma. However, this fundamental change redemption feature is not the result of management’s knowledge of any specific effort to obtain control of ViroPharma by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the Plus Cash Notes upon the occurrence of a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving ViroPharma.

We may be unable to redeem the Plus Cash Notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered Plus Cash Notes. In addition, in certain situations, a fundamental change could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the Plus Cash Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming Plus Cash Notes, we could seek the consent of our lenders to redeem the Plus Cash Notes or could attempt to refinance this debt. If we were not able to obtain such a consent, we could not purchase or redeem the Plus Cash Notes. Our failure to redeem tendered Plus Cash Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Optional Redemption

There is no sinking fund for the Plus Cash Notes. At any time after June 1, 2006, we will be entitled to redeem the Plus Cash Notes for cash as a whole at any time, or from time to time in part, upon not less than 30-days’ nor more than 60-days’ notice of redemption given by mail to holders of Plus Cash Notes at a redemption price equal to 100% of the principal amount so redeemed plus accrued cash interest up to but excluding the redemption date. Any redemption of the Plus Cash Notes must be in integral multiples of $1,000 principal amount.

If fewer than all of the Plus Cash Notes are to be redeemed, the trustee will select the Plus Cash Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method that complies with the requirements of any exchange on which the Plus Cash Notes are listed or quoted and that the trustee shall deem fair and appropriate. If a portion of a holder’s Plus Cash Notes is selected for partial redemption and that holder converts a portion of those Plus Cash Notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the Plus Cash Notes to be redeemed by us, to be of the portion selected for redemption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay principal upon redemption or otherwise on the Plus Cash Notes, whether or not the payment is prohibited by subordination provisions;

•	we fail for 30 days to pay any interest on the Plus Cash Notes;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

•	certain events involving bankruptcy, insolvency or reorganization of ViroPharma.

The trustee may withhold notice to the holders of the Plus Cash Notes of any default, except defaults in payment of principal or interest on the Plus Cash Notes. However, the trustee must consider it to be in the interest of the holders of the Plus Cash Notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Plus Cash Notes may declare the principal and accrued interest on the outstanding Plus Cash Notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving ViroPharma, the principal and accrued interest on the Plus Cash Notes will automatically become due and payable. Subject to certain limitations, the holders of a majority of the principal amount of outstanding Plus Cash Notes may waive any default other than non-payment defaults. Payments of principal or interest on the Plus Cash Notes that are not made when due will accrue interest at the annual rate of 6% from the required payment date.

The holders of a majority in principal amount of outstanding Plus Cash Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture. No holder of the Plus Cash Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the Plus Cash Notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding Plus Cash Notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Plus Cash Notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification of the Indenture

The consent of the holders of a majority in principal amount of the outstanding Plus Cash Notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Plus Cash Note if it would:

•	extend the fixed maturity of any Plus Cash Note;

•	reduce the rate or extend the time for payment of interest of any Plus Cash Note;

•	reduce the principal amount of any Plus Cash Note;

•	reduce any amount payable upon redemption of any Plus Cash Note;

•	adversely change our obligation to redeem any Plus Cash Note upon a fundamental change;

•	impair the right of a holder to institute suit for payment on any Plus Cash Note;

•	change the currency in which any Plus Cash Note is payable;

•	impair the right of a holder to convert any Plus Cash Note;

•	cause the Plus Cash Notes to be subordinated to any of our unsecured indebtedness; or

•	reduce the percentage of Plus Cash Notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the Plus Cash Notes.

Form, Denomination, Exchange, Transfer and Payment

We will issue the Plus Cash Notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. The Plus Cash Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

The principal and any interest on the Plus Cash Notes will be payable, without coupons, and the exchange of and the transfer of the Plus Cash Notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

Holders may present the Plus Cash Notes for exchange, and for registration of transfer, with the form of transfer endorsed on those Plus Cash Notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Plus Cash Notes indenture. We appointed the trustee of the Plus Cash Notes as securities registrar under the Plus Cash Notes indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the Plus Cash Notes. We may at any time designate additional transfer agents for the Plus Cash Notes.

All monies paid by us to a paying agent for the payment of principal or any interest, on any Plus Cash Note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that Plus Cash Note may look only to us for payment.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange Plus Cash Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Plus Cash Notes to be redeemed and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any new note called for redemption, except, in the case of any Plus Cash Notes being redeemed in part, any portion not being redeemed.

Notices

Except as otherwise provided in the Plus Cash Notes indenture, notices to holders of Plus Cash Notes will be given by mail to the addresses of holders of the Plus Cash Notes as they appear in the security register.

Replacement of Plus Cash Notes

Any mutilated Plus Cash Note will be replaced by us at the expense of the holder upon surrender of that Plus Cash Note to the trustee. Plus Cash Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of Plus Cash Notes or evidence of the destruction, loss or theft of the Plus Cash Notes satisfactory to us and the trustee. In the case of a destroyed, lost or stolen Plus Cash Note, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of that Plus Cash Note before a replacement Plus Cash Note will be issued.

Prohibition on Private Transactions by Us Involving Existing Notes

For a period of 18 months following the issuance of the Plus Cash Notes, and as long as the Plus Cash Notes remain outstanding during such 18-month period, for so long as any Plus Cash Notes remain outstanding, we will be prohibited from engaging in any private or open market repurchases, debt-for-equity swaps, or similar transactions with respect to the existing notes.

Governing Law

The Plus Cash Notes indenture and the Plus Cash Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Trustee

U.S. Bank National Association is the trustee, securities registrar, paying agent and conversion agent under the Plus Cash Notes indenture.

DESCRIPTION OF EXISTING NOTES

We issued the existing notes under an indenture dated as of March 1, 2000, between us and Summit Bank, as notes trustee. The following summarizes the material provisions of the existing notes and the existing notes indenture. This summary is not complete. We urge you to read the existing notes indenture because it defines your rights as a holder of the existing notes. We will provide you a copy, at no charge, if you contact us. The existing notes indenture is an exhibit to this registration statement of which this prospectus is a part. Please read “Where You Can Find More Information” on page i. Terms not defined in this description have the meanings given them in the existing notes indenture. This summary is subject to and is qualified by reference to all the provisions of the existing notes indenture. As used in this description, the words “ViroPharma,” “we,” “us” or “our” do not include any current or future subsidiary of ViroPharma Incorporated and the word “you” refers to holders of the existing notes.

General

The existing notes are general unsecured obligations of ViroPharma, subordinate in right of payment to certain current and future indebtedness. The existing notes are convertible into common stock. The existing notes are issued only in denominations of $1,000 and multiples of $1,000. The existing notes will mature on March 1, 2007 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

We are not subject to any financial covenants under the existing indenture. In addition, we are not restricted under the existing indenture from paying dividends, incurring debt (including senior indebtedness), or issuing or repurchasing our securities.

You are not afforded protection in the event of a highly leveraged transaction or a fundamental change of ViroPharma under the existing indenture except for your ability to cause the existing notes to be redeemed.

Interest

The existing notes bear interest at the annual rate of 6% from March 1, 2000. We will pay interest in arrears on March 1 and September 1 of each year to record holders at the close of business on the preceding February 15 and August 15, as the case may be, except:

•	that interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

•	as set forth in the next sentence.

In the case of any note, or portion of any note, which is converted into our common stock during the period after any record date for any interest payment but prior to the next interest payment date:

•	if the existing note has been called for redemption on a redemption date that occurs during this period, we are not required to pay interest on the interest payment date;

•	if the existing note is to be redeemed in connection with a fundamental change on a redemption date that occurs during this period, we are not required to pay interest on the interest payment date; or

•	if otherwise, any existing note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the succeeding interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the existing notes. See “—Conversion of Existing Notes.”

We may pay interest either:

•	by check mailed to your address as it appears in the existing note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments to DTC, New York, New York, are made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Existing Notes

You may convert your existing note, in whole or in part, into common stock through the final maturity date of the existing notes, subject to prior redemption of the existing notes. If we call existing notes for redemption, you may convert the existing notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your existing notes for redemption upon a fundamental change, you may convert your existing notes only if you withdraw your redemption election. You may convert your existing notes in part so long as this part is $1,000 in principal amount or an integral multiple of $1,000. If any existing notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the existing notes so converted must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

The initial conversion price for the existing notes is $109.15 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of existing notes. Instead, we will pay cash for such fractional shares based upon the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

Ranking; Subordination of Existing Notes

Payment on the existing notes will, to the extent provided in the existing indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on, the existing notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the existing notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the existing notes are entitled to receive any payment or distribution. We are required under the existing indenture to promptly notify holders of senior indebtedness, if payment of the existing notes is accelerated because of an event of default.

We cannot make any payment on the existing notes if:

•	a default in the payment of senior indebtedness occurs and is continuing beyond any applicable period of grace, which we refer to as a “payment default”; or

•

a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the existing indenture (called a “non-payment default”).

We may resume payments and distributions on the existing notes:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the existing notes receives any payment or distribution of our assets in contravention of the subordination provisions on the existing notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of, and paid over or delivered to, holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the existing notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the existing indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the existing indenture. We may from time to time incur additional debt, including senior indebtedness. The existing indenture does not limit:

•	the amount of additional senior indebtedness, which we can create, incur, assume or guarantee; or

•	the amount of indebtedness or other liabilities any future subsidiary can create, incur, assume or guarantee.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the existing notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“designated senior indebtedness” shall mean all indebtedness existing as of February 24, 2000 plus any senior indebtedness incurred after such date that expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the existing indenture.

“indebtedness” means:

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) obligations with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) obligations in respect of real or personal property leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and other liabilities under any lease or related document, including purchase agreements, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

(6) all direct or indirect guaranties, our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to (1) through (7) above.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to the existing notes or expressly provides that it is on the same basis or junior to the existing notes; and

•	the existing notes, and

•	indebtedness to any subsidiary of ours which we, directly or indirectly, own the majority of the subsidiary’s voting stock.

Procedures Required for Conversion

To convert your existing note into common stock you must:

•	complete and manually sign the conversion notice on the back of the existing note or a facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the existing note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the existing indenture.

Conversion Consideration Adjustment

We will adjust the conversion price if the following events occur:

(1) we issue common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

(3) we subdivide or combine our common stock;

(4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants listed in (2) above,

•	dividends or distributions listed in (1) above, and

•	cash distributions listed in (5) below;

(5) we distribute cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

•	3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of ViroPharma.

If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

(6) we make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7) someone other than us makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding, and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of ViroPharma or a sale of all or substantially all of our assets.

Under our rights plan, upon conversion of the existing notes into common stock, to the extent that the rights plan is still in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan, subject to certain limited exceptions.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving ViroPharma; or

•	a sale or conveyance to another person of all or substantially all of the property and assets of ViroPharma,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of existing notes will generally be entitled thereafter to convert their existing notes into the same type of consideration they would have been entitled to receive had the existing notes been converted into common stock immediately prior to one of these types of events.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See “Certain Federal Income Tax Considerations.”

We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by ViroPharma

The existing notes are not entitled to any sinking fund. We may redeem the existing notes, in whole or in part, at the following prices expressed as a percentage of the principal amount:

Period	Redemption Price
Beginning on March 1, 2004 and ending on February 28, 2005	102.571%
Beginning on March 1, 2005 and ending on February 28, 2006	101.714%
Beginning on March 1, 2006 and ending on February 28, 2007	100.857%

and 100% at March 1, 2007. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding existing notes are to be redeemed, the trustee shall select the existing notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your existing notes is selected for partial redemption and you convert a portion of your existing notes, the converted portion shall be deemed to be of the portion selected for redemption.

We may not redeem the existing notes if we have failed to pay any interest or premium on the existing notes and such failure to pay is continuing. We will issue a press release if we redeem the existing notes.

Redemption at Option of the Holder

If a fundamental change occurs prior to March 1, 2007, you may require us to redeem your existing notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The existing notes will be redeemable in multiples of $1,000 principal amount. We shall redeem the existing notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice and issue a press release announcing the fundamental change. If you elect to redeem your existing notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any existing notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for existing notes surrendered for redemption following the repurchase date.

A “fundamental change” is any transaction or event in connection with which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which consideration is not all or substantially all common stock:

•	listed on, or that will be listed on or immediately after the transaction or event on a United States national securities exchange; or

•	approved for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

These fundamental change redemption rights could discourage a potential acquiror of ViroPharma. However, this fundamental change redemption feature is not the result of management’s knowledge of any specific effort to obtain control of ViroPharma by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the existing notes upon the occurrence of a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving ViroPharma.

We may be unable to redeem the existing notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered existing notes. In addition, in certain situations, a fundamental change could result in an event of default under our current forms of indebtedness. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the existing notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming existing notes, we could seek the consent of our lenders to redeem the existing notes or could attempt to refinance this debt. If we were not able to obtain such a consent, we could not purchase or redeem the existing notes. Our failure to redeem tendered existing notes would constitute an event of default under the existing indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the existing indenture would restrict payments to the holders of existing notes.

Events of Default; Notice and Waiver

The following constitute events of default under the existing indenture:

•	we fail to pay principal or premium, if any, upon redemption or otherwise on the existing notes, whether or not the payment is prohibited by subordination provisions;

•	we fail for 30 days to pay any interest and liquidated damages, if any, on the existing notes, whether or not the payment is prohibited by subordination provisions of the existing indenture;

•	we fail to perform or observe any of the covenants in the existing indenture for 60 days after notice; or

•	certain events involving bankruptcy, insolvency or reorganization of ViroPharma.

The trustee may withhold notice to the holders of the existing notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the existing notes. However, the trustee must consider it to be in the interest of the holders of the existing notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding existing notes may declare the principal, premium, and accrued interest and liquidated damages, if any, on the outstanding existing notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving ViroPharma, the principal, premium and accrued interest and liquidated damages, if any, on the existing notes will automatically become due and payable. Subject to certain limitations, the holders of a majority of the principal amount of outstanding existing notes may waive any default other than non-payment defaults. Payments of principal, premium, or interest on the existing notes that are not made when due will accrue interest at the annual rate of 6% from the required payment date.

The holders of a majority of outstanding existing notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the existing indenture. No holder of the existing notes may pursue any remedy under the existing indenture, except in the case of a default in the payment of principal, premium or interest on the existing notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding existing notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the existing notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification of the Existing Indenture

The consent of the holders of a majority in principal amount of the outstanding existing notes is required to modify or amend the existing indenture. However, a modification or amendment requires the consent of the holder of each outstanding existing note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest of any note;

•	reduce the principal amount or premium of any note;

•	reduce any amount payable upon redemption of any note;

•	adversely change our obligation to redeem any existing note upon a fundamental change;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any existing note is payable;

•	impair the right of a holder to convert any note;

•	adversely modify the subordination provisions of the existing indenture; or

•	reduce the percentage of existing notes required for consent to any modification of the existing indenture.

We are permitted to modify certain provisions of the existing indenture without the consent of the holders of the existing notes.

Form, Denomination and Registration

The existing notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Governing Law

The existing notes indenture, the existing notes and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

Global Note, Book-Entry Form

Existing notes sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, are evidenced by one or more global existing notes. We deposited the global existing note or existing notes with DTC and registered the global existing notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global existing note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

We will pay interest on and the redemption price of a global existing note to Cede & Co., as the registered owner of the global existing note (even if an existing note in certified form is issued in exchange for any portion of the global existing note on or after any record date and before the next interest payment date), by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Certificated Existing Notes

Existing notes sold to investors that are institutional accredited investors were issued in certificated form. In addition, QIBs may request that certificated existing notes be issued in exchange for existing notes represented by a global note.

Information Regarding the Trustee

Bank of New York (successor-in-interest to Summit Bank) is the existing notes trustee, securities registrar, paying agent, conversion agent, note registrar and custodian for the existing notes under the existing notes indenture.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain matters with respect to our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read the more detailed provisions of our certificate of incorporation and by-laws carefully, which are incorporated as exhibits to this registration statement of which this prospectus is a part.

General

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.002 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 200,000 shares are designated as Series A Junior Participating Preferred Stock in connection with our stockholder rights agreement. No other classes of capital stock are authorized under our certificate of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

As of April 1, 2004, there were 26,509,714 shares of common stock outstanding held of record by 729 stockholders.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Elections of directors are determined by a plurality of the votes cast and the board of directors is divided into three classes, each as nearly equal in number as possible. Our certificate of incorporation may be amended as permitted by law. Except as otherwise required by law, all other matters are determined by a majority of the votes cast. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, subject to any preferential liquidation rights of outstanding preferred stock, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that we have designated and issued and any series of preferred stock which we may designate and issue in the future.

Preferred Stock

As of April 1, 2004, there were no shares of preferred stock outstanding other than rights to purchase 200,000 shares of series A junior participating preferred stock in connection with our stockholder rights plan.

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the holders of our common stock, to issue 5,000,000 shares of preferred stock from time to time in such series and with such preferences and rights as it may designate. To date, we have reserved for issuance 200,000 shares of series A junior participating preferred stock. Thus, we may issue an additional 4,800,000 shares of preferred stock. The preferences and rights of any such additional preferred stock may be superior to those of the holders of our common stock. For example, the holders of preferred stock may be given a preference in payment upon our liquidation, or for the payment or accumulation of dividends before any distributions are made to the holders of common stock. We have no plans, agreements or understandings for the issuance of any shares of any additional series of preferred stock.

Warrants

Pursuant to an investment agreement dated May 5, 1999 with PSV, L.P., we issued warrants exercisable for 595,000 shares of our common stock. The warrants were issued in connection with the sale to PSV of series A preferred stock. All of the shares of series A preferred stock sold to PSV have been converted. The warrant is exercisable at a price of $9.53 per share and expires on May 5, 2004. The number of shares of common stock purchasable under the warrant and the exercise price of the warrant are subject to adjustment in the event of certain recapitalizations, reorganizations, stock splits and combinations.

Indemnification and Limitation of Liability

Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	for any breach of such person’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and

•	for any transaction resulting in receipt by such person of an improper personal benefit.

In addition, our by-laws provide for the indemnification, to the full extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was one of our directors, officers or employees, or serves or served any other enterprise as a director, officer or employee at our request.

We have obtained a directors’ and officers’ liability insurance policy which provides our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. In March 2004, we entered into an agreement in principle with plaintiffs’ counsel to settle the stockholder litigation described under “Risk Factors – Legal proceedings could require us to spend substantial amounts of money and impair our operations” above. The proposed settlement will be paid from our directors’ and officers’ liability insurance policy and will not result in the payment of any funds by us. However, the proposed settlement is subject to the approval of the court. If the proposed settlement is not approved by the court, then the range of possible resolutions of these proceedings could include judgments against us or our directors or officers or settlements that could require substantial payments by us which may not be covered by our directors’ and officers’ liability insurance policy.

Anti-Takeover Effects of Provisions of Charter Documents and Delaware Law

Our certificate of incorporation and by-laws include several provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of ViroPharma or our management. First, our board of directors is divided into three classes, each nearly equal in number. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Each class of directors will serve for a term of three years and until their successors have been elected and qualified. Accordingly, our officers and directors and related stockholders who hold a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election and may exert considerable influence over our management and policies and all matters requiring stockholder approval, including fundamental transactions.

In addition, our board of directors has the ability to establish the rights of, and to issue, substantial amounts of preferred stock without the need for stockholder approval, which preferred stock may be used to create voting impediments. These and other provisions of our certificate of incorporation and by-laws and the Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of ViroPharma or our management.

Stockholder Rights Plan

On September 10, 1998, our board of directors adopted a stockholder rights plan and, in connection with that plan, designated 200,000 shares of series A junior participating preferred stock. Under this plan, a preferred share purchase right was issued as a dividend on each outstanding share of our common stock as of September 17, 1998. This preferred share purchase right entitles its holder to purchase from us a unit consisting of 1/100th of a share of our series A junior participating preferred stock at an exercise price of $125 per unit, subject to adjustment. Each unit carries voting and dividend rights that are intended to produce the equivalent of one share of common stock. These rights expire on September 10, 2008.

The preferred share purchase rights granted under the stockholder rights plan will be exercisable and will trade separately from our common stock only if a person or group acquires beneficial ownership of 20% or more of our common stock or commences a tender or exchange offer that would result in such a person or group owning 20% or more of our common stock. Only when one or more of these events occur will stockholders receive certificates for the rights granted under the stockholder rights plan.

If any person actually acquires 20% or more of our common stock, either through a tender or exchange offer for our common stock at a price and on terms that provide fair value to all stockholders or if a holder of 20% or more of our common stock engages in certain “self-dealing” transactions or engages in a merger or other business combination in which we survive and our common stock remains outstanding, the other holders of our common stock will be able to exercise their preferred share purchase rights and receive shares of our common stock having a value equal to double the exercise price of the right. Additionally, if we are involved in certain other mergers where our shares are exchanged or certain major sales of our assets occur, the holders of our common stock will be able to exercise their preferred share purchase rights and receive shares of the acquiring company having a value equal to double the exercise price of the right. In either case, the holders of the rights may, in lieu of exercise, surrender the rights in exchange for one-half of the amount of securities otherwise purchasable. Upon the occurrence of any of these events, the preferred share purchase rights will no longer be exercisable into series A junior participating preferred stock.

We will be entitled to redeem the preferred share purchase rights at $.01 per right at any time until the 10th day following a public announcement that a person has acquired a 20% ownership position in our common stock. In our discretion, we may extend the period during which we can redeem these rights.

Stock Purchase Agreement

In December 1999, we entered into a stock purchase agreement with American Home Products Corporation in connection with our collaboration and license agreement with them. Under the stock purchase agreement, American Home Products Corporation is obligated to purchase from us shares of our common stock at a market value premium at the time of completion of certain product development stages.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of common stock being offered is StockTrans, Inc.

BOOK-ENTRY SYSTEM – THE DEPOSITORY TRUST COMPANY

The Depository Trust Company, or DTC, will act as depository for the Plus Cash Notes. The certificates representing the Plus Cash Notes will be in fully registered, global form without interest coupons registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Plus Cash Notes represented by such global notes for all purposes under the Plus Cash Notes indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Plus Cash Notes indenture.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the Plus Cash Notes that its participants deposit with DTC. DTC also facilitates the settlement among participants of Plus Cash Notes transactions, such as transfers and pledges, in deposited Plus Cash Notes through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of Plus Cash Notes certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Plus Cash Notes under the DTC system must be made by or through participants, which will receive a credit for the Plus Cash Notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each new note is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Plus Cash Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Plus Cash Notes, except in the event that use of the book-entry system for the Plus Cash Notes is discontinued.

To facilitate subsequent transfers, all Plus Cash Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Plus Cash Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Plus Cash Notes; DTC’s records reflect only the identity of the participants to whose accounts such Plus Cash Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Plus Cash Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Plus Cash Notes, such as redemptions, tenders, defaults, and proposed amendments to the Plus Cash Notes documents. Beneficial owners of Plus Cash Notes may wish to ascertain that the nominee holding the Plus Cash Notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Payments of the principal of and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We understand that DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Plus Cash Notes trustee on a payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Plus Cash Notes trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the responsibility of the Plus Cash Notes trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the Plus Cash Notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the Plus Cash Notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the Plus Cash Notes are credited on the record date identified in a listing attached to the omnibus proxy.

A beneficial owner shall give notice to elect to have its Plus Cash Notes purchased or tendered, through its participant, to the Plus Cash Notes trustee, and shall effect delivery of such Plus Cash Notes by causing the participant to transfer the participant’s interest in the Plus Cash Notes, on DTC’s records, to the Plus Cash Notes trustee. The requirement for physical delivery of Plus Cash Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Plus Cash Notes are transferred by participants on DTC’s records and followed by a book-entry credit of tendered Plus Cash Notes to the Plus Cash Notes trustee DTC account.

DTC may discontinue providing its services as Plus Cash Notes depositary with respect to the Plus Cash Notes at any time by giving reasonable notice to us or the Plus Cash Notes trustee. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original Plus Cash Notes in exchange for the global notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences or potential consequences relating to the exchange offer, the new money offering, and the ownership and disposition of the Plus Cash Notes and common stock received in connection with the Plus Cash Notes. This summary is for general purposes only; it does not address all potential tax considerations, and it does not provide a complete or detailed discussion of the matters that are discussed below. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or to different interpretation. There can be no assurance that the Internal Revenue Service, or the “IRS,” will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary applies only to holders that acquire Plus Cash Notes pursuant to the exchange offer or that purchase Plus Cash Notes in the new money offering at their issue price. As used herein, a “U.S. holder” means a beneficial owner who is: (a) a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (b) a corporation (including a non-corporate entity taxable as a corporation), formed under the laws of the United States or any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (d) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to substantial trust decisions. A “non-U.S. holder” means a beneficial owner other than a U.S. holder. Special rules apply to non-U.S. holders. This summary describes some, but not all, of these special rules. If a partnership is a beneficial holder of Plus Cash Notes (or common stock received in connection with the Plus Cash Notes), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

This summary assumes that U.S. holders hold the Plus Cash Notes or common stock as capital assets within the meaning of Section 1221 of the Code. This summary also assumes that the Plus Cash Notes will be treated as indebtedness for U.S. federal income tax purposes, and that the existing notes are so treated as well. This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, this summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. holders or the effects of any applicable foreign, state or local laws.

We intend to treat the Plus Cash Notes as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us, but not on the IRS or a court. Under the U.S. federal income tax rules, each holder of a Plus Cash Note must also treat the Plus Cash Notes as indebtedness, unless such holder makes adequate disclosure on such holder’s U.S. federal income tax return. However, by participating in the exchange offer or the new money offering, each holder agrees to treat the Plus Cash Notes as indebtedness.

INVESTORS CONSIDERING EITHER THE EXCHANGE OF EXISTING NOTES IN THE EXCHANGE OFFER OR THE PURCHASE OF PLUS CASH NOTES IN THE NEW MONEY OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER, THE OWNERSHIP AND DISPOSITION OF THE PLUS CASH NOTES AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK UNDER U.S. FEDERAL TAX LAWS AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

Treatment of Exchange Offer

In general. The tax treatment of a U.S. holder’s exchange of existing notes for Plus Cash Notes pursuant to the exchange offer will depend on whether that exchange is treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code.

If the exchange of existing notes for Plus Cash Notes constitutes a recapitalization, a U.S. holder generally: (a) will not recognize gain or loss on the exchange; (b) will have a tax basis in the Plus Cash Notes equal to the U.S. holder’s adjusted tax basis in the existing notes exchanged therefor; and (c) will have a holding period for the Plus Cash Notes that includes the period during which the U.S. holder held the existing notes. If the exchange is a recapitalization, it is anticipated that a U.S. holder who receives cash in lieu of a fractional Plus Cash Note generally will recognize gain or loss on the payment for such fractional Plus Cash Note equal to the difference between (i) the cash received for such fractional Plus Cash Note and (ii) the U.S. holder’s adjusted tax basis attributable thereto.

If the exchange of existing notes for Plus Cash Notes does not constitute a recapitalization, a U.S. holder generally: (a) will recognize gain or loss on the exchange of existing notes for Plus Cash Notes equal to the difference between (i) the issue price of the Plus Cash Notes determined as described below, and (ii) the U.S. holder’s adjusted tax basis in the existing notes exchanged for Plus Cash Notes; (b) will have a tax basis in the Plus Cash Notes equal to the issue price of the Plus Cash Notes; and (c) will have a holding period for the Plus Cash Notes commencing on the day after the date on which this exchange offer expires. Any gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the existing notes as capital assets for more than one year. See “—U.S. Holders—Sale, exchange, conversion or redemption of the Plus Cash Notes” below, with respect to certain consequences of capital gain or loss treatment. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of any accrued market discount which has not previously been included in income.

The cash payments received by exchanging U.S. holders of existing notes that are attributable to accrued interest on those existing notes are taxable to such U.S. holders as ordinary income, to the extent not previously included in income.

The exchange will be treated as a recapitalization only if both the existing notes and the Plus Cash Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the interpretation of applicable Code and administrative provisions and numerous judicial decisions, none of which specifically control the facts of this exchange. Holders should consult their tax advisors on the issue.

Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock

Treatment of Plus Cash Notes as contingent payment debt instruments

We intend to treat the Plus Cash Notes as contingent payment debt instruments, subject to the Treasury Regulations governing contingent payment debt instruments, which we refer to as the “contingent debt regulations.” We have not sought or received an IRS ruling or an opinion of counsel concerning our intended tax treatment of the Plus Cash Notes. Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Plus Cash Notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the Plus Cash Notes, including our determination of the rate at which interest will be deemed to accrue on the Plus Cash Notes and the related “projected payment schedule” determined by us as described below.

The proper application of the contingent debt regulations to the Plus Cash Notes is not entirely certain, and no assurance can be given that the IRS will not assert that the Plus Cash Notes should be treated differently. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect an investment in the Plus Cash Notes. Holders should consult their tax advisors concerning the tax treatment of holding a Plus Cash Note.

The remainder of this discussion assumes that that Plus Cash Notes will be treated as indebtedness subject to the contingent debt regulations.

Accrual of interest on the Plus Cash Notes

Pursuant to the contingent debt regulations, U.S. holders of the Plus Cash Notes will be required to accrue interest income on the Plus Cash Notes on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting.

The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Plus Cash Notes that equals:

1. the product of (i) the adjusted issue price, as defined below, of the Plus Cash Notes as of the beginning of the accrual period and (ii) the comparable yield to maturity, as defined below, of the Plus Cash Notes, adjusted for the length of the accrual period;

2. divided by the number of days in the accrual period; and

3. multiplied by the number of days during the accrual period that the U.S. holder held the Plus Cash Notes.

A Plus Cash Note’s issue price is the first price at which a substantial amount of the Plus Cash Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Plus Cash Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the Plus Cash Notes.

The term “comparable yield” generally means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Plus Cash Notes. However, in the case of a debt instrument which (i) provides for one or more contingent payments not based on market information and (ii) is part of an issue that is marketed or sold in substantial part to persons for whom the inclusion of interest on such debt instrument is not expected to have a substantial effect on their U.S. tax liability, the comparable yield is presumed to be the applicable federal rate, or “AFR” (based on the overall maturity of the debt instrument), unless the taxpayer can establish by clear and convincing evidence that the comparable yield for the debt instrument should be a specific yield that is higher than the AFR. We do not believe that we can overcome the presumption that the comparable yield for the Plus Cash Notes should be the AFR. Nevertheless, because the stated rate on the Plus Cash Notes (6% per annum, paid semiannually) is greater than the AFR (a midterm adjusted rate of 2.33%, compounded semiannually), we believe that it may not be appropriate to use the AFR as the comparable yield for the Plus Cash Notes. As a result, we intend to take the position that the comparable yield for the Plus Cash Notes is equal to the stated rate, which is 6% per annum.

We cannot discount the possibility that the IRS would take a contrary position or that a court would disagree with the conclusions herein, including the application of the AFR presumption. If the IRS were to assert successfully that the AFR presumption did not apply or were overcome, U.S. holders may be required to include in income interest on the Plus Cash Notes at a rate substantially in excess of the stated rate. We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Plus Cash Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the U.S. federal or other tax laws.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as the “projected payment schedule,” on the Plus Cash Notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. U.S. holders also may obtain the projected payment schedule by submitting a written request for such information to us at: ViroPharma Incorporated, 405 Eagleview Boulevard, Exton, Pennsylvania 19341, Attn: Chief Financial Officer.

By purchasing the Plus Cash Notes, U.S. holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, a U.S. holder must use the comparable yield and projected payment schedule in determining its interest accruals, and the adjustments thereto described below, in respect of the Plus Cash Notes.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the Plus Cash Notes for U.S. federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the Plus Cash Notes.

Adjustments to interest accruals on Plus Cash Notes

If, during any taxable year, a U.S. holder of Plus Cash Notes receives actual payments with respect to such Plus Cash Notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including any interest or make-whole payment paid in common stock, and common stock received upon conversion or repurchase of the Plus Cash Notes) received in that year.

If a U.S. holder receives in a taxable year actual payments with respect to the Plus Cash Notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This negative adjustment will (a) reduce the U.S. holder’s interest income on the Plus Cash Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the Plus Cash Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the Plus Cash Notes or to reduce the amount realized on a sale, exchange, conversion or redemption of the Plus Cash Notes.

Treatment of interest payment potentially received by a U.S. holder converting Plus Cash Notes, and of required repayment to us

Under the terms of the Plus Cash Notes, if a U.S. holder converts Plus Cash Notes after the record date but prior to the interest payment date (and thus receives the interest payment payable on the interest payment date, notwithstanding that as a result of the conversion the holder is not entitled to retain such payment), the U.S. holder is obligated to pay us an amount equal to the interest payable on the converted principal amount. The tax consequences to the U.S. holder of the receipt and repayment of this amount are uncertain, and U.S. holders in these circumstances should consult their tax advisors.

Sale, exchange, conversion or redemption of the Plus Cash Notes

Generally, the sale or exchange of Plus Cash Notes or the redemption for cash will result in a taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and projected payment schedule for the Plus Cash Notes includes the receipt of stock upon conversion as a contingent payment with respect to the Plus Cash Notes. Accordingly, we intend to treat the amount of common stock, the plus cash amount and the make-whole amount (regardless of whether the plus cash amount or make-whole amount is paid in cash or stock) received by a U.S. holder upon the conversion of a Plus Cash Note as a payment under the contingent debt regulations. As described above, a U.S. holder is bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of the Plus Cash Notes into common stock will also result in a taxable gain or loss to a U.S. holder.

The amount of gain or loss on a sale, exchange, conversion or redemption of the Plus Cash Notes will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any common stock received, and (b) the U.S. holder’s adjusted tax basis in the Plus Cash Note.

A U.S. holder’s adjusted tax basis in a Plus Cash Note purchased in the new money offering generally will be equal to the U.S. holder’s original purchase price for the Plus Cash Note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the Plus Cash Notes (without regard to the actual amount paid).

A U.S. holder’s adjusted basis in a Plus Cash Note acquired in the exchange offer will be the U.S. holder’s initial basis in the Plus Cash Notes, as described above in “— U.S. Holders – Treatment of Exchange Offer”, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the Plus Cash Notes (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion or redemption of a Plus Cash Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the Plus Cash Note is held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in common stock received upon conversion of a Plus Cash Note (including stock received in payment of the plus cash amount) will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Dividends on common stock

If, after a U.S. holder converts a Plus Cash Note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Under present law, and effective through 2008, dividend income paid by us that is classified as “qualified dividend income,” within the meaning of the Code, would be eligible for the reduced tax rate on qualifying dividends, which is the rate applicable to long term capital gains. Individual U.S. holders would be eligible for this preferential tax treatment subject to certain limitations including satisfaction of certain holding period requirements. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as capital gain. If the holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

Constructive dividend

The terms of the Plus Cash Notes allow for changes in the conversion price of the Plus Cash Notes in certain circumstances. A change in the conversion price that allows holders to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders may be treated as having received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate holders for certain distributions of cash or property to our shareholders. However, not all changes in the conversion price that allow holders to receive more stock on conversion would increase the holders’ interests in us. For instance, a change in the conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure would not increase the holders’ interests. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. These deemed distributions would result in ordinary income to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient’s adjusted tax basis and then as capital gain.

Non-U.S. Holders

The following discussion is a summary of certain material U.S. federal income and estate tax consequences to non-U.S. holders resulting from the exchange of existing notes for Plus Cash Notes pursuant to the exchange offer and the ownership and disposition of the Plus Cash Notes or common stock received in connection with the Plus Cash Notes.

Treatment of Exchange Offer

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of existing notes for Plus Cash Notes, except that such holder may recognize gain or loss in certain circumstances, such as those described in “—Income or gains effectively connected with a U.S. trade or business” below.

Withholding tax on payments of interest and original issue discount on Plus Cash Notes

All payments on the Plus Cash Notes to a non-U.S. holder, including any payment of contingent interest, a payment of interest or make-whole amount in common stock, a payment in common stock pursuant to conversion, a payment of the Plus Cash amount (whether in cash or in stock) and any gain realized on a sale or exchange of the Plus Cash Notes should qualify as “portfolio interest,” and thus be exempt from U.S. federal income and withholding tax, if the holder qualifies for such exemption and certifies its nonresident status as described below. The portfolio interest exception will not apply to payments on the Plus Cash Notes to a non-U.S. holder that:

•	owns, directly or indirectly, at least 10% of the total voting power of all our voting stock; or

•	is a “controlled foreign corporation” that is related to us.

Even if the portfolio interest exception does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable tax treaty assuming the non-U.S. holder properly certifies its entitlement to the benefit under such treaty.

The portfolio interest exception and several of the special rules for non-U.S. holders described below apply only to holders who certify their nonresident status. Non-U.S. holders can generally meet this certification requirement by providing an IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If a

non-U.S. holder holds Plus Cash Notes through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Gain recognized on a sale, exchange or other disposition may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were during the five-year period ending on the date of such sale, exchange or other disposition a “United States real property holding corporation”, or a “USRPHC”. In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50% or more of our total business and real property assets. Although there can be no assurance, we do not believe that we are (or have been) a USRPHC or that we will become one in the future. Even if we are determined to be a USRPHC, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that our common stock continues to be regularly traded on an established securities market and provided that such holder does not actually or constructively own more than 5% of our common stock, including any common stock that may be received as a result of the conversion of Plus Cash Notes and does not own, on any date on which the holder acquires Plus Cash Notes, Plus Cash Notes with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date.

Dividends on common stock

Dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the holder’s country of residence. In order to claim the benefits of a tax treaty, a non-U.S. holder must demonstrate its entitlement by certifying its nonresident status and eligibility for treaty benefits.

The conversion price of the Plus Cash Notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the Plus Cash Notes. See “— U.S. Holders —Tax Treatment of Ownership and Disposition of Plus Cash Notes and Common Stock—Constructive dividend” above. In that case, the deemed distribution may be subject to the rules regarding withholding of U.S. federal tax on dividends in respect of common stock.

Income or gains effectively connected with a U.S. trade or business

The preceding discussion of the U.S. federal income tax consequences of the acquisition, ownership and disposition of Plus Cash Notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a “U.S. trade or business” for U.S. federal income tax purposes. If any interest or original issue discount on the Plus Cash Notes, dividends on our common stock, or gain from the sale, exchange or other disposition (including the conversion of Plus Cash Notes pursuant to their terms) of the Plus Cash Notes or common stock is treated as “effectively connected” with a U.S. trade or business conducted by a non-U.S. holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If a non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and such holder’s country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by such holder in the U.S. Payments of interest, original issue discount or dividends that are effectively connected with a U.S. trade or business, and therefore included in the non-U.S. holder’s gross income, generally will be exempt from the 30% withholding tax. To claim this exemption from withholding, a non-U.S. holder must certify its qualification, which can be done by filing an IRS Form W-8ECI. If the non-U.S. holder is a foreign corporation, such holder’s income treated as effectively connected with a U.S. trade or business (after reduction for corporate income taxes paid) would generally be subject to an additional “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

U.S. federal estate tax

The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The Plus Cash Notes will not be U.S. situs property as long as interest on the Plus Cash Notes would have qualified as portfolio interest were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property if owned by a non-U.S. holder at the time of death, and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. estate tax purposes. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Information Reporting and Backup Withholding

Payments on the Plus Cash Notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possibly to “backup withholding” at a current rate of 28%. Information reporting and backup withholding will not apply, however, to (i) payments made on a Plus Cash Note if the certification described under “—Non-U.S. Holders—Withholding tax on payments of interest and original issue discount on Plus Cash Notes” above is received, provided that in each case that the payor does not have actual knowledge that the holder is a U.S. holder, or (ii) to payments made on our common stock if such payments are subject to U.S. federal withholding tax at the 30% rate (or reduced treaty rate) as described above under “—Non-U.S. Holders—Dividends on common stock.”

Payment of proceeds from the sale of a Plus Cash Note or common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the U.S. of the proceeds of the sale of a Plus Cash Note or common stock to or through a foreign office of a “broker” (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF PURCHASING, HOLDING AND DISPOSING OF THE PLUS CASH NOTES AND OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN THE APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have engaged Piper Jaffray & Co. to use its best efforts to find purchasers for any or all of the $25.0 million of additional Plus Cash Notes on an agency basis. Piper Jaffray is not obligated to take or pay for any of the additional Plus Cash Notes. The public offering price for the additional Plus Cash Notes is expected to be 100% of the principal amount of the Plus Cash Notes, plus accrued interest from the issue date, if any. As compensation for its services, we have agreed to pay Piper Jaffray a selling commission, payable based on a sliding scale based on the principal amount of Plus Cash Notes purchased in the new money offering. Piper Jaffray will receive a selling commission payable in cash of up to approximately 3.6% of the aggregate principal amount of Plus Cash Notes sold in the new money offering assuming $25.0 million are sold. We also will pay Piper Jaffray its costs and expenses relating to the performance of its obligation in connection with the offer of additional Plus Cash Notes, including fees and expenses of Piper Jaffray’s counsel. We are also paying Piper Jaffray a dealer manager fee of up to $1.94 million in connection with the exchange offer which is discussed under the heading “The Exchange Offer—Fees and Expenses.”

The placement agreement provides that the obligations of Piper Jaffray to find purchasers are subject to enumerated conditions.

Piper Jaffray has advised us that it proposes to offer for sale the additional Plus Cash Notes to holders of existing notes. Piper Jaffray will, after consultation with us, in its sole discretion, allocate the additional Plus Cash Notes among potential investors. If you indicate your interest in participating in the new money offering to Piper Jaffray and are selected for an allocation of the additional Plus Cash Notes, you will be contacted, informed of your allocation and asked to confirm your allocation or withdraw your indication of interest after the effective date of the registration statement of which this prospectus is a part. If you confirm your allocation and deliver the purchase price on the closing date, you will be sold your allocation of the additional Plus Cash Notes. You are not guaranteed any allocation if you indicate an interest in purchasing Plus Cash Notes. Neither we nor Piper Jaffray will consider whether or not a holder of the existing notes participates in the exchange offer as a relevant factor when determining the allocation of the Plus Cash Notes in the new money offering.

There is no minimum amount of additional Plus Cash Notes that we have to sell and we may decide not to sell any Plus Cash Notes in the new money offering. There will not be any escrow account. The offering will commence on the date of this prospectus and may continue after the closing date of the exchange offer.

Indemnity. The dealer manager agreement and the placement agreement provide that we will indemnify Piper Jaffray against certain liabilities, including liabilities under the Securities Act.

Other relationships. Piper Jaffray has represented to ViroPharma that, as of the date hereof, Piper Jaffray did not hold any stock or bonds of ViroPharma. Piper Jaffray. may acquire stock or bonds of ViroPharma in the normal course of its business, but it does not currently anticipate doing so. Piper Jaffray may, from time to time, engage in investment banking, commercial banking and other transactions with and perform services for us, including acquisition advisory services, in the normal course of its business.

Lock-up agreements. Except as described below, all of our executive officers and directors as of the expiration date of the exchange offer have agreed, for a period of 90 days after the expiration date, not to offer, sell, contract to sell or otherwise transfer, dispose of, loan, pledge, assign or grant (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any rights to, or interests in, any shares of common stock, any options or warrants to purchase any shares of common stock, any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of Piper Jaffray. Our executive officers and directors also have agreed or will agree not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of Plus Cash Notes, any shares of common stock or any securities of ours which are substantially similar to the Plus

Cash Notes or the shares of common stock or which are convertible into or exchangeable for, or represent the right to receive, shares of common stock or securities that are substantially similar to the shares of common stock, subject to certain exceptions, without the prior consent of Piper Jaffray. Two of our executive officers who are leaving ViroPharma in March 2004 and April 2004 are not subject to the lock-up agreements. These two individuals beneficially own a total of 404,630 shares of common stock at March 1, 2004, which includes a total of 250,430 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of that date.

Future sales. In addition, we have agreed that during the period of 90 days after the date of this prospectus, we will not, without the prior written consent of Piper Jaffray, issue, sell, contract to sell or otherwise dispose of any shares of any common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of Plus Cash Notes in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants, the grant of options to purchase shares of common stock under our existing stock, incentive award plans or the issuance of shares of common stock upon conversion of the existing notes and the Plus Cash Notes other than as described below. We also have agreed not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of an issuance of any of our securities which are substantially similar to the existing notes or the Plus Cash Notes or which are convertible into or exchangeable for, or represent the right to receive, shares or securities that are substantially similar to the existing notes or the Plus Cash Notes, subject to certain exceptions, without the prior consent of Piper Jaffray. We may issue shares of common stock or securities convertible into or exchangeable for shares of common stock pursuant to existing collaborations and in connection with our acquisition of any rights to any product candidate or acquisition of any entity.

No prior market for Plus Cash Notes. Prior to this offering, there has been no market for the Plus Cash Notes. Consequently, the offering price for the additional Plus Cash Notes to be sold in this offering was determined through negotiations between us and Piper Jaffray. Among the factors considered in those negotiations were prevailing market conditions, our financial information, the price of the existing notes, market valuations of other companies that we and Piper Jaffray believe to be comparable to us, estimates of our business potential and the present state of our development.

We do not intend to list the Plus Cash Notes for trading on any securities exchange or quotation system. We have been advised by Piper Jaffray that it presently intends to make a market in the Plus Cash Notes as permitted by applicable laws and regulations. Piper Jaffray has no obligation, however, to make a market in the Plus Cash Notes and may discontinue market making at any time without notice.

Stabilization. We have been advised by Piper Jaffray that after expiration of the exchange offer certain persons participating in the new money offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the Plus Cash Notes. Stabilization bids are bids for, or the purchase of, Plus Cash Notes on behalf of Piper Jaffray. for the purpose of fixing or maintaining the price of the Plus Cash Notes. Such stabilization bids may be discontinued at any time.

State Securities Laws. In order to comply with the securities laws of some states, if applicable, the Plus Cash Notes and our common stock into which the Plus Cash Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Plus Cash Notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Pepper Hamilton LLP, Berwyn, Pennsylvania will pass upon the validity of the Plus Cash Notes. Customary legal matters will be passed upon for the dealer manager and placement agent by Shearman & Sterling LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of ViroPharma Incorporated and subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and for the period from December 5, 1994 (inception) to December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The exchange agent:

U.S. BANK NATIONAL ASSOCIATION

By Mail or Overnight Courier

Specialized Finance

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, MN 55107

By Facsimile Transmission:

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

The Information Agent:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call Collect: (212) 440-9800

Call Toll Free: (800) 259-3515

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The Dealer Manager for the Exchange Offer:

PIPER JAFFRAY

345 California Street, Suite 2300

San Francisco, CA 94104

(415) 984-5142

Attention: Convertible Securities Desk

Jeffrey Winaker or Brian Sullivan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement which shall be borne by us. All of the expenses listed below, except the SEC registration fee and the NASD filing fee, represent estimates only.

Estimated
SEC registration fee	$40,175
NASD filing fee	10,500
Exchange agent fees	21,000
Information agent fees	10,000
Printing expenses	100,000
Accounting fees and expenses	100,000
Legal fees and expenses (including “Blue Sky” fees and expenses)	400,000
Miscellaneous fees and expenses	168,325

Total	850,000

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Section 145”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Certificate of Incorporation of ViroPharma limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.4 of the Registrant’s By-laws provides for the indemnification, to the full extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his testator or intestate, is or was a director, officer or employee of ViroPharma or any predecessor of the Registrant, or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

We have also entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Dealer Manager Agreement.***

1.2	Form of Placement Agreement.***

3.1	Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 14, 1999, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 24, 2000 (previously filed as Exhibit 3.1 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference).

3.2	Certificate of Designation establishing and designating the Series A Junior Participating Preferred Shares (previously filed as Exhibit 3.2 to ViroPharma’s annual report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

3.3	Amended and Restated By-Laws of ViroPharma (previously filed as Exhibit 3.3 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

4.1	Rights Amendment, dated as of September 10, 1998, between ViroPharma and StockTrans, Inc., as Rights Agent (previously filed as Exhibit 4.1 to ViroPharma’s current report on Form 8-K filed with the SEC on September 21, 1998 and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement (previously filed as Exhibit 4.2 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.3	Form of Indenture between ViroPharma and U.S. Bank National Association, as trustee, relating to ViroPharma’s 6% Convertible Senior Plus Cash NotesSM due June 1, 2009.***

4.4	Form of 6% Convertible Senior Plus Cash NoteSM due June 1, 2009 (Included as Exhibit A to Exhibit 4.3).***

4.5	Indenture, dated March 1, 2000, between ViroPharma and Summit Bank, as trustee, relating to ViroPharma’s 6% Convertible Subordinated Notes due March 1, 2007 (previously filed as Exhibit 4.3 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).

4.6	Form of 6% Convertible Subordinated Note due March 1, 2007 (included as Exhibit A to Exhibit 4.5).

5.1	Opinion of Pepper Hamilton LLP.**

12.1	Statement regarding computation of ratio of earnings to fixed charges.***

21.1	Subsidiaries of ViroPharma Incorporated.***

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).**

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney.***

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association.***

Exhibit Number	Description

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Filed herewith
**	To be filed by amendment
***	Previously filed

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-4 and Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on May 26, 2004.

VIROPHARMA INCORPORATED

By:	/S/ MICHEL DE ROSEN
Michel de Rosen Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/S/ MICHEL DE ROSEN Michel de Rosen	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 26, 2004

/S/ VINCENT J. MILANO Vincent J. Milano	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 26, 2004

* Frank Baldino, Jr., Ph.D.	Director	May 26, 2004

* Paul A. Brooke	Director	May 26, 2004

* William Claypool, M.D.	Director	May 26, 2004

* Michael R. Dougherty	Director	May 26, 2004

* Robert J. Glaser	Director	May 26, 2004

*By:	/S/ VINCENT J. MILANO
Vincent J. Milano Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Dealer Manager Agreement.***

1.2	Form of Placement Agreement.***

3.1	Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 14, 1999, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 24, 2000 (previously filed as Exhibit 3.1 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference).

3.2	Certificate of Designation establishing and designating the Series A Junior Participating Preferred Shares (previously filed as Exhibit 3.2 to ViroPharma’s annual report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

3.3	Amended and Restated By-Laws of ViroPharma (previously filed as Exhibit 3.3 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

4.1	Rights Amendment, dated as of September 10, 1998, between ViroPharma and StockTrans, Inc., as Rights Agent (previously filed as Exhibit 4.1 to ViroPharma’s current report on Form 8-K filed with the SEC on September 21, 1998 and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement (previously filed as Exhibit 4.2 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference).

4.3	Form of Indenture between ViroPharma and U.S. Bank National Association, as trustee, relating to ViroPharma’s 6% Convertible Senior Plus Cash NotesSM due June 1, 2009.***

4.4	Form of 6% Convertible Senior Plus Cash NoteSM due June 1, 2009 (Included as Exhibit A to Exhibit 4.3).***

4.5	Indenture, dated March 1, 2000, between ViroPharma and Summit Bank, as trustee, relating to ViroPharma’s 6% Convertible Subordinated Notes due March 1, 2007 (previously filed as Exhibit 4.3 to ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).

4.6	Form of 6% Convertible Subordinated Note due March 1, 2007 (included as Exhibit A to Exhibit 4.5).

5.1	Opinion of Pepper Hamilton LLP.**

12.1	Statement regarding computation of ratio of earnings to fixed charges.***

21.1	Subsidiaries of ViroPharma Incorporated.***

23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).**

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney.***

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association.***

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

Exhibit Number	Description

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Filed herewith
**	To be filed by amendment
***	Previously filed